Exhibit 10.1

CREDIT AGREEMENT

dated as of January 31, 2014,

among

MITEL NETWORKS CORPORATION

and

MITEL US HOLDINGS, INC.,

as the Borrowers,

VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS FROM TIME TO TIME

PARTIES HERETO,

as the Lenders,

JEFFERIES FINANCE LLC,

as the Administrative Agent,

JEFFERIES FINANCE LLC,

as the Collateral Agent,

TD SECURITIES (USA) LLC,

as the Syndication Agent

and

HSBC BANK CANADA and EXPORT DEVELOPMENT CANADA

as Co-Documentation Agents

JEFFERIES FINANCE LLC

and

TD SECURITIES (USA) LLC

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULE I	Disclosure Schedule
SCHEDULE II	Percentages; LIBOR Office; Domestic Office; Administrative Agent’s Office; Obligors’ Notice Addresses
SCHEDULE III	Existing Aastra Indebtedness
EXHIBIT A-1	Form of Canadian Revolving Note
EXHIBIT A-2	Form of U.S. Revolving Note
EXHIBIT A-3	Form of Term Note
EXHIBIT A-4	Form of Swing Line Note
EXHIBIT A-5	Form of Acceptance Note
EXHIBIT B-1	Form of Canadian Revolving Loan Borrowing Request
EXHIBIT B-2	Form of Term Loan/U.S. Revolving Loan Borrowing Request
EXHIBIT C-1	Form of Canadian Revolving Loan Continuation/Conversion Notice
EXHIBIT C-2	Form of Term Loan/U.S. Revolving Loan Continuation/Conversion Notice
EXHIBIT D	Form of Lender Assignment Agreement
EXHIBIT E	Form of Compliance Certificate
EXHIBIT F	Form of Subsidiary Guaranty
EXHIBIT G-1	Form of U.S. Pledge and Security Agreement
EXHIBIT G-2	Form of Canadian Pledge and Security Agreement
EXHIBIT H	Form of Intercompany Subordination Agreement
EXHIBIT I-1	Form of Sponsor Permitted Assignee Assignment Agreement
EXHIBIT I-2	Form of Affiliate Assignment Notice
EXHIBIT J	Form of Master Intercompany Note
EXHIBIT K	Permitted Reorganization Steps

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of January 31, 2014 is among MITEL NETWORKS CORPORATION, a company organized under the laws of Canada (the “Parent” and, in its capacity as the borrower of the Canadian Credit Extensions (such capitalized term and all other capitalized terms used in this preamble and the recitals set forth below shall, unless otherwise defined therein, have the meanings set forth in Section 1.1), the “Canadian Borrower”), MITEL US HOLDINGS, INC., a Delaware corporation (“Holdings” and, in its capacity as the borrower of the Term Loans, the “Term Loan Borrower” and in its capacity as the borrower of the U.S. Credit Extensions (other than the Term Loans), the “U.S. Revolving Loan Borrower” or the “U.S. Borrower”; the U.S. Borrower together with the Canadian Borrower, collectively, the “Borrowers” and each a “Borrower”), the various financial institutions and other Persons from time to time parties hereto which extend Commitments to make Revolving Credit Extensions to the Borrowers (the “Revolving Lenders”), the various financial institutions and other Persons from time to time parties hereto which extend Commitments to make Term Loans to the Term Loan Borrower (the “U.S. Term Loan Facility Lenders” and, together with the Revolving Lenders, collectively, together with any Assignee Lenders, the “Lenders”), JEFFERIES FINANCE LLC (“Jefferies”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), JEFFERIES FINANCE LLC, as Canadian administrative agent for the Lenders (in such capacity, the “Canadian Administrative Agent”), JEFFERIES FINANCE LLC, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), TD SECURITIES (USA) LLC, as syndication agent (in such capacity, the “Syndication Agent”), HSBC BANK CANADA and EXPORT DEVELOPMENT CANADA, as co-documentation agents (each in such capacity, a “Co-Documentation Agent”), Jefferies and TD SECURITIES (USA) LLC or one of its affiliates, as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”).

W I T N E S S E T H:

WHEREAS, the Parent has entered into an Arrangement Agreement, dated as of November 10, 2013 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with Aastra Technologies Limited, a company organized under the laws of Canada (“Aastra”), to acquire all of the issued and outstanding capital stock of all classes of Aastra and its subsidiaries (Aastra, and together with its subsidiaries, collectively, the “Acquired Business”) by way of a statutory plan of arrangement (the “Acquisition”).

WHEREAS, for purposes of financing the Acquisition and the other Transactions and paying any related fees and expenses, refinancing existing obligations under the Existing Credit Agreements and the obligations set forth on Item 7.2.2(b) of the Disclosure Schedule, and after the Closing Date, providing for the ongoing working capital needs and general corporate purposes of the Borrowers and their respective Subsidiaries, the Borrowers have requested that the Lenders provide:

(a) a Term Loan Commitment pursuant to which Term Loans will be made in a single Borrowing on the Closing Date to the Term Loan Borrower;

(b) a Revolving Loan Commitment (to include availability for Revolving Loans, Swing Line Loans and Letters of Credit) pursuant to which Revolving Loans will be made from time to time prior to the Revolving Loan Commitment Termination Date;

(c) a Letter of Credit Commitment pursuant to which Letters of Credit will be issued from time to time prior to the Revolving Loan Commitment Termination Date; and

(d) a Swing Line Loan Commitment pursuant to which Swing Line Loans will be made from time to time prior to the Revolving Loan Commitment Termination Date;

WHEREAS, the Lenders and the Issuers are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Loans to the Borrowers and issue (or participate in) Letters of Credit;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Aastra” shall have the meaning assigned to such term in the preamble hereto.

“Acceptance Note” is defined in clause (b) of Section 2.8.3.

“Acquired Business” shall have the meaning assigned to such term in the preamble hereto.

“Acquisition” shall have the meaning assigned to such term in the preamble hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Acquisition Documents” shall mean the collective reference to the Acquisition Agreement, each exhibit, schedule, annex or other attachment thereto, each agreement, certificate, instrument, letter or other document contemplated thereby, and any other document or item to be entered into, executed or delivered or to become effective in connection with the Acquisition or otherwise entered into, executed or delivered in connection with the Acquisition.

“Additional Commitment Lender” is defined in Section 2.10.

“Additional Revolving Commitments” means the commitments of the Additional Revolving Lenders to make Additional Revolving Loans pursuant to Section 2.9.

“Additional Revolving Lenders” means the lenders providing the Additional Revolving Commitments.

“Additional Revolving Loans” means any Loans made in respect of any Additional Revolving Commitments that shall have been added pursuant to Section 2.9.

“Additional Term Commitments” means the commitments of the Additional Term Lenders to make Additional Term Loans pursuant to Section 2.9.

“Additional Term Lenders” means the lenders providing the Additional Term Loans.

“Additional Term Loans” means any Loans made in respect of any Additional Term Commitments that shall have been added pursuant to Section 2.9.

“Administrative Agent” is defined in the preamble and includes each other Person appointed as a successor Administrative Agent pursuant to Section 11.6.

“Administrative Agent’s Office” means, with respect to any Currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II with respect to such Currency, or such other address or account with respect to such Currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in the form approved by the Administrative Agent.

“Affected Lender” is defined in Section 4.11.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. “Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person (whether through the ability to exercise voting power, by contract or otherwise); provided, however, that for purposes of this Agreement, Jefferies LLC, and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC.

“Affiliated Lender Cap” is defined in Section 12.10.2(f)(A).

“Agent Parties” is defined in Section 12.2(c).

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent, each Co-Documentation Agent and the Arrangers.

“Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Alternate Base Rate” means, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to, in the case of Term Loans, U.S. Revolving Loans, and Canadian Loans denominated in U.S. Dollars, the highest of (i) the Base Rate, (ii) the Federal Funds Rate in effect on such day plus 0.50%, (iii) the LIBO Rate (Reserve Adjusted) for loans having an Interest Period of one month plus 1.00%, and (iv) 2.00%. Changes in the rate of interest on that portion of any Loans maintained as Floating Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrowers and the Lenders of any change in the Alternate Base Rate;

provided that the failure to give such notice shall not affect the Alternate Base Rate in effect after such change. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the LIBO Rate (Reserve Adjusted) for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate or the LIBO Rate (Reserve Adjusted) shall be determined without regard to clause (ii) or (iii), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.

“Alternate Base Rate Loan” means a U.S. Loan or a Canadian Loan denominated in U.S. Dollars and bearing interest at a floating rate determined by reference to the Alternate Base Rate.

“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and any regulations, guidelines or orders thereunder.

“Applicable Canadian BA Stamping Fee” means, with respect to Canadian BAs, (a) at all times prior to the Reset Date, 5.00% per annum and (b) at all times after the Reset Date, the applicable percentage set forth under the column entitled “Applicable Canadian BA Stamping Fee” in the definition of Applicable Margin.

“Applicable Commitment Fee Margin” means (a) at all times prior to the Reset Date, 0.500% and (b) at all times after the Reset Date, the applicable percentage set forth below corresponding to the relevant Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrowers to the Administrative Agent:

Leverage Ratio	Applicable Commitment Fee Margin

Greater than 1.75:1	0.500%

Less than or equal to 1.75:1	0.375%

Changes in the Applicable Commitment Fee Margin resulting from a change in the Leverage Ratio shall become effective upon delivery by the Borrowers to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Borrowers fail to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days, in the case of the last Fiscal Quarter of the Fiscal Year), the Applicable Commitment Fee Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date Borrowers deliver to the Administrative Agent a Compliance Certificate shall equal the highest Applicable Commitment Fee Margin set forth above.

“Applicable Margin” means, at any time (a) with respect to Term Loans, (i) 4.25% for Term Loans maintained as LIBO Rate Loans and (ii) 3.25% for Term Loans maintained as Base Rate Loans, (b) with respect to Revolving Loans (excluding Swing Line Loans) (i) at all times prior to the Reset Date, 4.25% for Revolving Loans maintained as Fixed Rate Loans and 3.25% for Revolving Loans maintained as Floating Rate Loans, and (ii) thereafter, the applicable percentage set forth below corresponding to the relevant Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrowers to the

Administrative Agent, (c) with respect to Swing Line Loans (i) at all times prior to the Reset Date, 3.25% and (ii) thereafter, the applicable percentage set forth below corresponding to the relevant Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrowers to the Administrative Agent:

For Revolving Loans, Swing Line Loans and Canadian BAs
Leverage Ratio	Applicable Margin for Revolving Loans (other than Swing Line Loans)		Applicable Margin for Swing Line Loans	Applicable Canadian BA Stamping Fee
	LIBO Rate	Alternate Base Rate/ Canadian Prime Rate	Alternate Base Rate/ Canadian Prime Rate
Greater than 1.75:1	4.25%	3.25%	3.25%	4.25%
Less than or equal to 1.75:1	4.00%	3.00%	3.00%	4.00%

Changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective upon delivery by the Borrowers to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Borrowers fail to deliver a Compliance Certificate within 45 days after the end of any Fiscal Quarter (or within 90 days the last Fiscal Quarter of the Fiscal Year, the Applicable Margin from and including the 46th (or 91st, as the case may be) day after the end of such Fiscal Quarter to but not including the date the Borrowers deliver to the Administrative Agent a Compliance Certificate shall equal the highest Applicable Margin set forth above.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Arrangers” is defined in the preamble.

“Assignee Lender” means an assignee under a Lender Assignment Agreement.

“Auction” has the meaning set forth in Section 12.10.2(j)(i).

“Authorized Officer” means, relative to any Obligor, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuers pursuant to Section 5.1.1.

“Available Amount” means, as of any date of determination, an amount (which shall not be less than zero), determined on a cumulative basis, equal to, without duplication:

(a) the cumulative amount of Excess Cash Flow for all Fiscal Years then ended after the Closing Date (commencing with the Fiscal Year ending December 31, 2014) for which financial statements have been delivered as required under Section 7.1.1(b), to the extent such Excess Cash Flow was not and shall not be required to prepay Loans in accordance with Section 3.1.1(f); plus

(b) the cumulative amount of Net Disposition Proceeds received after the Closing Date that have been contributed as a capital contribution to a Borrower, or otherwise received by a Borrower in respect of the issuance of Qualified Capital Securities by such Borrower, but excluding any such sale or issuance by such Borrower of its Capital Securities upon exercise of any warrant or option to directors, officers or employees of the Parent or any of its Subsidiaries; provided that such proceeds were not obtained in connection with the Transactions or any Specified Equity Contribution; plus

(c) an amount equal to any cash actually received by any Borrower or any Subsidiary in respect of any Investments made pursuant to clause (iii) of the proviso to Section 7.2.5 to the extent constituting a return of capital or other return with respect to such Investment; provided, that in no case shall such amount exceed the amount of such Investment made pursuant to clause (iii) of the proviso to Section 7.2.5; minus

(d) the cumulative sum of all amounts used on or prior to such date of determination to make (i) Investments pursuant to clause (iii) of the proviso to Section 7.2.5, (ii) make Restricted Payments pursuant to clause (2) of the proviso to Section 7.2.6, and (iii) prepay Indebtedness pursuant to the proviso to Section 7.2.8.

“Base Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

“Board of Directors” means, with respect to (i) a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board of directors, (ii) a partnership, the board of directors or other equivalent governing body of the general partner of the partnership, (iii) a limited liability company, the board of directors or its shareholders or other equivalent governing body, and in the absence of same, the manager or board of managers or the managing member or members (or equivalent) of any controlling committee thereof, and (iv) any other Person, the board or committee of such Person serving a function equivalent to that of a board of directors or general partner.

“Borrower” and “Borrowers” are defined in the preamble.

“Borrower Materials” is defined in Section 7.1.1(n).

“Borrowing” means the Loans of the same type and, in the case of Fixed Rate Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.

“Borrowing Request” means, as the context may require, the Canadian Revolving Loan Borrowing Request or the Term Loan/U.S. Revolving Loan Borrowing Request.

“Business Day” means

(a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Toronto, Ontario; and

(b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day which is a Business Day described in clause (a) above, as the case may be, and which is also a day on which dealings in U.S. Dollars are carried on in the London interbank eurodollar market.

“Calculation Period” is defined in Section 3.2.4(a).

“Canadian Administrative Agent” is defined in the preamble.

“Canadian BA” means a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by the Canadian Borrower and accepted by a Revolving Lender pursuant to this Agreement or, for Revolving Lenders not participating in clearing services contemplated in that Act, a draft or bill of exchange in Canadian Dollars that is drawn by the Canadian Borrower and accepted by a Revolving Lender pursuant to this Agreement. Orders that become depository bills, drafts and bills of exchange are sometimes collectively referred to in this Agreement as “drafts.” Canadian BAs shall have a term of approximately 30, 60, 90 or 180 days (subject to availability), shall be issued and payable only in Canada and shall have a face amount of an integral multiple of C$100,000. In addition, to the extent the context shall require, each Acceptance Note shall be deemed to be a Canadian BA.

“Canadian Base Rate” shall mean, for any day, the prime rate for loans in Canadian dollars made in Canada published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Canadian Base Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates for loans in Canadian dollars made in Canada); each change in the Canadian Base Rate shall be effective on the date such change is effective. The prime rate for loans in Canadian dollars made in Canada is not necessarily the lowest rate charged by any financial institution to its customers.

“Canadian Borrower” is defined in the preamble.

“Canadian Collateral Agent” means Jefferies.

“Canadian Credit Extensions” means, as the context may require, (i) the making of a Canadian Loan by a Revolving Lender (including the acceptance of a Canadian BA) or (ii) the issuance of any Canadian Letter of Credit, or the extension of any Stated Expiry Date of any existing Canadian Letter of Credit, by the applicable Issuer.

“Canadian Defined Benefit Plan” means a “registered pension plan”, as that term is defined in subsection 248(1) of the Income Tax Act (Canada), which is sponsored,

administered or contributed to, or required to be contributed to by, the Parent or any Canadian Subsidiary of the Parent or under which the Parent or any Canadian Subsidiary of the Parent has any actual or contingent liability, and which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Dollar” and “C$” each mean the lawful currency of Canada.

“Canadian Dollar Equivalent” means, at any time, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.

“Canadian Letter of Credit” is defined in Section 2.1.2(a).

“Canadian Letter of Credit Commitment” means the applicable Issuer’s obligation to issue Canadian Letters of Credit pursuant to Section 2.1.2.

“Canadian Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Canadian Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of such Canadian Letters of Credit. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Canadian Letter of Credit Stated Expiry Date” is defined in Section 2.6.1(a).

“Canadian Loan” means, as the context may require, a Canadian Revolving Loan or a Canadian Swing Line Loan.

“Canadian Multiemployer Plan” means a “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario) or any similar plan under pension standards legislation in another Canadian jurisdiction.

“Canadian Obligor” is defined in Section 2.1.2(a).

“Canadian Pension Plan” means a “pension plan” or “plan” which is subject to applicable pension benefits legislation in any jurisdiction of Canada and which is sponsored, maintained, contributed to or required to be contributed to by the Parent or a Canadian Subsidiary of the Parent (except for any Canadian Multiemployer Plan).

“Canadian Pledge and Security Agreement” means the Pledge and Security Agreement executed and delivered by the Parent and each Canadian Subsidiary Guarantor, substantially in the form of Exhibit G-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Canadian Prime Rate” means, for any day, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100th of 1%) equal to the highest of (a) the CDOR Rate for 30-day bankers’ acceptances plus 0.50%, (b) the Canadian Base Rate, and (c) 2.00%. Changes in the rate of interest on that portion of any Loans maintained as Canadian

Prime Rate Loans will take effect simultaneously with each change in the Canadian Prime Rate. The Administrative Agent will give notice promptly to the Borrowers and the Lenders of any change in the Canadian Prime Rate; provided that the failure to give such notice shall not affect the Canadian Prime Rate in effect after such change.

“Canadian Prime Rate Loans” means a Canadian Loan denominated in Canadian Dollars and bearing interest at a fluctuating rate determined by reference to the Canadian Prime Rate.

“Canadian Revolving Loan Borrowing Request” means a Canadian Revolving Loan request and certificate duly executed by an Authorized Officer of the Canadian Borrower substantially in the form of Exhibit B-1 hereto.

“Canadian Revolving Loan Continuation/Conversion Notice” means a notice of continuation or conversion in respect of Canadian Revolving Loans and certificate duly executed by an Authorized Officer of the Canadian Borrower substantially in the form of Exhibit C-1 hereto.

“Canadian Revolving Loans” is defined in Section 2.1.1(a).

“Canadian Revolving Note” means a promissory note payable to any Revolving Loan Lender, in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing Indebtedness hereunder of the Canadian Borrower to such Revolving Loan Lender resulting from outstanding Canadian Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof or in addition thereto.

“Canadian Subsidiary” means any Subsidiary that is incorporated or organized under the laws of Canada or any jurisdiction thereof.

“Canadian Subsidiary Guarantor” means each Canadian Subsidiary which has executed and delivered a Subsidiary Guaranty (or a supplement thereto).

“Canadian Swing Line Loan” is defined in Section 2.1.1(c).

“Canadian Welfare Plan” means any medical, health, hospitalization, insurance or other employee benefit or welfare plan, agreement or arrangement applicable to employees of the Parent or a Canadian Subsidiary of the Parent, in each case who report to work in Canada.

“Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of the Borrowers and their Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and (b) Capitalized Lease Liabilities incurred by the Borrowers and their Subsidiaries during such period.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Effective Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash Collateralize” means, with respect to a Letter of Credit or Canadian BA, the deposit of immediately available funds (in the same Currency) into a cash collateral account maintained with (or on behalf of) and under the sole dominion and control of the Administrative Agent on terms satisfactory to the Administrative Agent and the applicable Issuer in an amount equal to the Stated Amount of such Letter of Credit or the face amount of such Canadian BA (or such greater amount as may be explicitly provided for herein). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral.

“Cash Equivalent Investment” means, at any time, any of the following types of investments, to the extent owned by any Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Loan Documents):

(a) any direct obligation of (or unconditionally guaranteed by) the United States or Canada (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or of Canada) maturing not more than one year after such time;

(b) commercial paper maturing not more than 180 days from the date of issue, which is issued by:

(i) a corporation (other than an Affiliate of any Obligor) organized under the laws of Canada or any province or territory thereof or any state of the United States or of the District of Columbia that has a credit rating of “Prime-1” (or the equivalent grade) or higher from Moody’s or “A-1” (or the equivalent grade) or higher from S&P or R-1 high (or the equivalent grade) or higher by DBRS; or

(ii) any Lender (or its holding company) organized under the laws of Canada or any province or territory thereof or any state of the United States or of the District of Columbia that has a credit rating of “Prime-1” (or the equivalent grade) or higher from Moody’s or “A-1” (or the equivalent grade) or higher from S&P or R-1 high (or the equivalent grade) or higher by DBRS;

(c) any certificate of deposit, time deposit or bankers’ acceptance, maturing not more than 180 days after its date of issuance, which is issued by either

(i) any bank, trust company or savings and loan association organized under the laws of Canada (or any province or territory thereof) or the United States (or any state thereof) and which has (x) a credit rating of “Prime-1” (or the equivalent grade) or higher from Moody’s or “A-1” (or the equivalent grade) or higher from S&P or A (or the equivalent grade) or higher from DBRS and (y) a combined capital and surplus greater than $750,000,000, or

(ii) any Lender that has (x) a credit rating of “Prime-1” (or the equivalent grade) or higher from Moody’s or “A-1” (or the equivalent grade) or higher from S&P or A or higher from DBRS and (y) a combined capital and surplus greater than $750,000,000;

(d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial institution satisfying the criteria set forth in clause (c)(i) which

(i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and

(ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial institution thereunder; or

(e) investments, classified in accordance with GAAP as current assets of the Borrowers or any of their Subsidiaries, in any money market fund that (i) has substantially all of its assets invested continuously in investments of the character, quality and maturity referred to in clauses (a) through (d) above, (ii) has net assets of not less than $1,000,000,000 and (iii) has the highest rating obtainable from any of S&P or Moody’s or DBRS.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” means the damage or destruction, or any taking under power of eminent domain or by condemnation, expropriation or similar proceeding, of any property of any Person or any of its Subsidiaries.

“CDOR Rate” means, for a particular term, the discount rate per annum, calculated on the basis of a year of 365 days, equal to the average rate per annum for Canadian BAs having such term that appears on the Reuters Screen CDOR Page (or any successor page) as of 10:00 a.m., Toronto time, on the first day of such term as determined by the Administrative Agent or, if such rate is not available at such time, the discount rate for Canadian BAs accepted by the Administrative Agent having such term as calculated by the Administrative Agent in accordance with normal market practice on such date.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“CFC Subsidiary” shall mean any direct or indirect Subsidiary of the U.S. Borrower or of any U.S. Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means

(a) the failure of the Parent at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of the other Borrower (except if such Borrower has been disposed of, transferred or merged or consolidated with or to another Person in accordance with the terms of this Agreement), such Capital Securities to be held free and clear of all Liens (other than Liens granted under a Loan Document);

(b) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), excluding the Permitted Holders, shall: (i) become the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Securities on a fully diluted basis representing more than 50% of the Voting Securities of the Parent on a fully diluted basis; and (ii) such person or group shall also become the ultimate “beneficial owner” directly or indirectly of Voting Securities on a fully diluted basis representing more than the aggregate of such Voting Securities of the Parent on a fully diluted basis then held by the Permitted Holders;

(c) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election to such Board or whose nomination for election by the stockholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office; or

(d) the occurrence of any “Change of Control” (or similar term) under (and as defined in) any document governing Indebtedness of the Parent or any of its Subsidiaries that is outstanding in an amount greater than $25,000,000.

“Change in Law” means (a) any change arising from the enactment or enforcement of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, or any rules, regulations, interpretations, guidelines or directives promulgated thereunder, (b) any change arising from the enactment, adoption, issuance or enforcement of any request, rule, guideline or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, or (c) the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date of the initial Credit Extension hereunder.

“Closing Date Certificate” means the closing date certificate executed and delivered by an Authorized Officer of the Borrowers in form and substance satisfactory to the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agent” is defined in the preamble.

“Collateral” means, collectively, all of the Collateral (as defined in any Security Agreement), property subject to a mortgage or deed of trust, and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any Security Agreement or other Loan Document.

“Collateral Agent” is defined in the preamble.

“Commitment” means, as the context may require, the Term Loan Commitment, the Revolving Loan Commitment, the Letter of Credit Commitment or the Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, the Term Loan Commitment Amount, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount.

“Commitment Letter” is defined in Section 5.1.3(b)(iii).

“Commitment Termination Date” means, as the context may require, the Term Loan Commitment Termination Date or the Revolving Loan Commitment Termination Date.

“Commitment Termination Event” means

(a) the occurrence of any Event of Default with respect to any Borrower described in clauses (a) through (d) of Section 8.1.9; or

(b) the occurrence and continuance of any other Event of Default and either

(i) the declaration of all or any portion of the Loans to be due and payable pursuant to Section 8.3, or

(ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrowers that the Commitments have been terminated.

“Commodity Exchange Act” means that Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrowers, substantially in the form of Exhibit E hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring the Borrowers’ compliance with the financial covenants contained herein.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated January 2014.

“Connection Income Taxes” means with respect to any Secured Party, Taxes that are both (a) imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes and (b) imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than present or former connections arising solely from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Consolidated EBITDA” means, for any applicable period, the sum of (a) Net Income plus (b) except pursuant to clause (xiii) below, to the extent deducted in determining Net Income but without duplication, the sum of:

i. income tax expense;

ii. interest expense;

iii. amounts attributable to the depreciation and amortization of assets;

iv. foreign exchange gains and losses;

v. (A) extraordinary cash charges or (B) Non-Recurring cash charges or (C) cash charges related to the headcount reductions (including associated severance), operation improvements or efficiencies, and similar restructuring initiatives, in an aggregate amount not to exceed during any period of four consecutive Fiscal Quarters 15% of Consolidated EBITDA for such period (as calculated before giving effect to any addbacks pursuant to this clause (v) for the applicable period;

vi. (A) extraordinary non-cash charges or (B) Non-Recurring non-cash charges or (C) non-cash charges related to headcount reductions (including associated severance), operational improvements or efficiencies, and similar restructuring initiatives, which do not represent a cash item in the applicable period or any future period (including without limitation non-cash charges from the application of purchase accounting adjustments);

vii. fees, costs and expenses related to headcount reductions (including associated severance), operational improvements or efficiencies, and similar restructuring initiatives, in each case, that are (w) in connection with the Acquisition, (x) described in the Confidential Information Memorandum, (y) reasonably anticipated by the Borrowers in good faith as of any date of determination, and (z) reasonably expected to be realized within twenty four (24) months of the reduction, improvement, efficiency, or initiative giving rise to such fee, cost or expense;

viii. costs and expenses directly incurred, within 120 days following the Closing Date, in connection with the Transactions during such period;

ix. costs and expenses as and when incurred in connection with (x) to the extent not included in clause (viii) above, the credit facilities under this Agreement, (y) any Permitted Acquisition, and (z) any other acquisition (whether or not consummated); provided that, the amount of costs and expenses relating to any Permitted Acquisition that may be added back to Net Income pursuant to this clause (b)(ix)(y) shall not exceed an amount equal to 10% of the purchase price for such Permitted Acquisition; and further provided that, the amount of costs and expenses relating to any other acquisition (whether or not consummated) that may be added back to Net Income pursuant to this clause (b)(ix)(z) shall not exceed $5,000,000 for the applicable period;

x. non-cash charges and losses attributable to stock-based compensation expense;

xi. non-cash charges with respect to the write-down or impairment of goodwill and other intangibles; minus (c) to the extent (and only to the extent) included in determining Net Income, income attributable to the cancellation of Indebtedness issued by an Obligor (including as a result of a debt exchange);

xii. any reduction in net income resulting from a change in the carrying value of any assets or liabilities acquired in connection with the Transaction or with an acquisition, resulting from recording such asset or liability at fair value as required under GAAP for business combinations; and

xiii. cost savings, synergies and operating expense reductions, in each case, that are (w) in connection with the Acquisition, (x) described in the Confidential Information Memorandum, (y) reasonably anticipated by the Borrowers in good faith as of any date of determination, and (z) reasonably expected to be realized within twenty four (24) months of the action giving rise to such cost savings, synergy or operating expense reduction; provided that such cost savings, synergies and operating expense reductions (A) are reasonably identifiable and factually supportable, and (B) do not exceed the lesser of (1) the actual amount thereof, and (2) the amount set forth in the Confidential Information Memorandum;

and provided, further, for all purposes hereunder, “Consolidated EBITDA” for the three-month fiscal periods ending:

(w) June 30, 2013 shall be deemed to be $32,600,000;

(x) September 30, 2013 shall be deemed to be $35,100,000;

(y) December 31, 2013 shall be deemed to be $39,300,000; and

(z) March 31, 2014 shall be deemed to be $25,000,000;

subject, in each case, to any pro forma adjustments pursuant to Section 1.4.

“Consolidated Total Debt” means, on any date, in respect of the Parent and its Subsidiaries on a consolidated basis, (a) the sum (without duplication) of (i) the outstanding principal amount of all Indebtedness of the Parent and its Subsidiaries of the type referred to in clause (a), clause (b) (which, in the case of Letter of Credit Outstandings, shall exclude obligations of the type described in clause (a) of the definition of each of “Canadian Letter of Credit Outstandings” and “U.S. Letter of Credit Outstandings”) and clause (c), in each case of the definition of “Indebtedness” and any Contingent Liability in respect of any of the foregoing, plus (ii) to the extent (but only to the extent) not permitted by clause (m) of Section 7.2.2, Indebtedness of the type described in such clause (m) minus (b) the unrestricted cash of the Parent and its Subsidiaries as of such date up to a maximum of $50,000,000; provided that such cash shall not be subject to any Lien other than a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and other than Liens permitted under Section 7.2.3(f).

“Consolidated Working Capital” means, as at any date of determination, the excess of

(a) the total assets of the Parent and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash, Cash Equivalent Investments and deferred tax assets minus

(b) the total liabilities of the Parent and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt and excluding any outstanding Revolving Loan and excluding any deferred tax liabilities.

“Consolidated Working Capital Adjustment” means, for any Fiscal Year, the amount (which may be a negative number) by which Consolidated Working Capital as of the end of such Fiscal Year exceeds (or is less than) Consolidated Working Capital as of the beginning of such Fiscal Year.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a Canadian Revolving Loan Continuation/Conversion Notice or a Term Loan/U.S. Revolving Loan Continuation/Conversion Notice.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Controlled Investment Affiliate” means, with respect to the Sponsor, any other person that (i) is organized primarily for the purpose of making equity or debt investments in one or more Persons and (ii) is directly or indirectly Controlled by the Sponsor; provided that “Controlled Investment Affiliate” shall exclude any portfolio company of the Sponsor.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by any Obligor in substantially the form attached as an Exhibit to any applicable Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Covered Person” is defined in Section 6.20.1.

“Credit Extension” means, as the context may require,

(a) the making of a Loan by a Lender (including the acceptance of a Canadian BA); or

(b) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any existing Letter of Credit, by the applicable Issuer.

“Currency” means, as the context may require, U.S. Dollars or Canadian Dollars.

“Danish Security Agreement” means each pledge agreement and/or other security document that is expressed to be or is construed to be governed by Danish law, in form and substance satisfactory to the Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Danish Security” means any security interest created to and/or in favor of the Secured Parties under a Danish Security Agreement.

“DBRS” means DBRS Limited.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other domestic or foreign liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement (including under any relevant incorporating statute) rearrangement, receivership, insolvency, reorganization, judicial management, administration or relief of debtors or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 3.2.2.

“Defaulting Lender” means, subject to Section 12.18.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any applicable Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, any applicable Issuer or the

Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, curator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other state or federal regulatory authority acting in the same or any similar capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or, except for Export Development Canada, from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 12.18.2) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers, the Issuers, the Swing Line Lender and each other Lender promptly following such determination.

“Disbursement Date” is defined in Section 2.6.3(a).

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by the Borrowers with the written consent of the Required Lenders.

“Discount Rate” means, on any day, for a particular term (a) in respect of any Canadian BA accepted by a Lender named in Schedule I to the Bank Act (Canada), the CDOR Rate on such day for such term; and (b) in respect of any Canadian BA or Acceptance Note, as the case may be, accepted by a Lender that is not named in Schedule I to the Bank Act (Canada), the lesser of (i) the bid rate (rounded upwards to the nearest 1/100th of 1%) quoted by such Lender as being the discount rate of such Lender calculated on the basis of a year of 365 days and determined in accordance with normal market practice for a bankers’ acceptance having a face amount comparable to the amount of such Canadian BA for the applicable interest period as of 10:00 a.m. Toronto time, on such day for Canadian BAs of such Lender for a comparable term, and (ii) the CDOR Rate plus 0.10% per annum.

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution, disposition or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrowers’ or their Subsidiaries’

assets (including the sale transfer or other conveyance of accounts receivable but excluding the sale or issuance of Capital Securities of the Parent) to any other Person (other than to another Obligor) in a single transaction or series of transactions but excluding sales of inventory in the ordinary course of business.

“Disqualified Capital Stock” shall mean any Capital Security which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Stated Maturity Date with respect to the Term Loans, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Capital Securities referred to in clause (a) above, in each case at any time on or prior to the date that is one year after the Stated Maturity Date with respect to the Term Loans, or (c) contains any repurchase or payment obligation which may come into effect prior to the date that is one year after the Stated Maturity Date with respect to the Term Loans.

“Disqualified Lenders” shall mean collectively, (a) those operating companies that are engaged in the business of the Borrowers and Aastra as described in the most recent 10-K of the Parent and of Aastra as their primary business that are set forth on Item 1.01(a) to the Disclosure Schedule and (b) such other Persons in each case, as were identified in writing to the Arrangers on date of the execution and delivery of the Commitment Letter (and any of such Person’s Affiliates that are identifiable on the basis of such Affiliate’s name, by such Affiliate’s investment manager’s name or such Affiliate’s parent entity’s name).

“ECF Percentage” means, if on the last day of the applicable Fiscal Year, the Leverage Ratio is (a) greater than or equal to 1.75:1.00, 50%, (b) less than 1.75:1.00 but greater than 1.25:1.00, 25%, and (c) less than or equal to 1.25:1.00, 0%.

“Effective Date” means the date this Agreement becomes effective pursuant to Section 12.8.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person (other than a natural Person, any Obligor, any Affiliate of any Obligor or any other Person taking direction from, or working in concert with, any Obligor or any of the Obligor’s Affiliates).

“Environmental Laws” means all applicable federal, state, provincial, territorial, foreign or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety, natural resources or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

“European Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any European country, including without limitation, Belgium, Denmark, France, Germany, the Kingdom of Spain, Sweden, Switzerland or any part of the United Kingdom.

“European Subsidiary Guarantor” means each European Subsidiary which has executed and delivered the Subsidiary Guaranty (or a supplement thereto).

“European Security Agreement” means the each pledge agreement, security agreement or other document intended to have the effect of granting a security interest in any Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, each executed and delivered by a European Subsidiary Guarantor or any of its holding companies and in form and substance satisfactory to the Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Event of Default” is defined in Section 8.1.

“Excess Cash Flow” means, (1) for the period from April 1, 2014 through and including December 31, 2014, and (2) for each Fiscal Year thereafter, the excess (if any), of

(a) Consolidated EBITDA for such period;

minus

(b) the sum (for such period) of (i) Interest Expense actually paid in cash by the Parent and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made, of capitalized leases and of Term Loans pursuant to clause (c) of Section 3.1.1 (exclusive of repayments made from a refinancing of any portion of such Indebtedness, or pursuant to Section 3.1.1, or made, directly or indirectly, in connection with a cancellation of Indebtedness of any Obligor, including as a result of any exchange or cancellation of such Indebtedness by such Obligor or any of its Affiliates), (iii) all income Taxes actually paid in cash by the Parent and its Subsidiaries, (iv) Capital Expenditures made in cash (exclusive of Capital Expenditures financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or other proceeds which are not included in Consolidated EBITDA), (v) without limiting clause (ii) above, other voluntary prepayments of Indebtedness (exclusive of any prepayments of revolving Indebtedness unless a corresponding reduction is made to the commitments with respect thereto), (vi) permitted Investments made during such period, (vii) the cash portion of any consideration and related fees and expenses actually paid in connection with the Acquisition and any other Permitted Acquisition; (viii) the Consolidated Working Capital Adjustment for such period; and (ix) all cash charges to the extent added back to Net Income pursuant to clauses (iv), (v), (vii), (viii), (ix) and (x) of the definition of “Consolidated EBITDA” for purposes of determining Consolidated EBITDA for such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligations” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Connection Income Taxes, or (c) any U.S. federal withholding Taxes imposed under FATCA.

“Exemption Certificate” is defined in Section 4.6(f)(ii).

“Existing Credit Agreements” means, collectively, (i) that certain First Lien Credit Agreement dated as of February 27, 2013 among the Borrowers, Bank of America, N.A., as administrative agent and as collateral agent, RBS Capital Markets, as the syndication agent, and the various financial institutions party thereto from time to time and (ii) that certain Second Lien Credit Agreement dated as of February 27, 2013 among Holdings, as the borrower, the Parent, Wilmington Trust, National Association, as administrative agent and as collateral agent, and the various financial institutions party thereto from time to time, in each case as amended, restated, supplemented or modified from time to time.

“Existing Maturity Date” is defined in Section 2.10.

“Extending Lender” is defined in Section 2.10.2.

“Extension Notice” is defined in Section 2.10.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary to the next 1/100th of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter dated as of November 10, 2013 among the Borrowers and the Arrangers.

“Filing Agent” is defined in Section 5.1.13.

“Filing Statements” is defined in Section 5.1.13.

“First-Tier CFC Subsidiary” shall mean any CFC Subsidiary that is owned either (i) directly by the U.S. Borrower or a U.S. Subsidiary, or (ii) indirectly by the U.S. Borrower or a U.S. Subsidiary through one or more intermediate entities, each of which is a U.S. person within the meaning of Section 7701(a)(30) of the Code or a disregarded entity under the Code.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2014 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year; provided however, that the Parent’s 2013 Fiscal Year shall, due to the change of the Parent’s fiscal year end from April 30 to December 31, consist of the eight consecutive calendar month period from May 1, 2013 to December 31, 2013.

“Fixed Rate Loan” means a LIBO Rate Loan or a Canadian BA.

“Floating Rate Loan” means a Canadian Prime Rate Loan or an Alternate Base Rate Loan.

“Foreign Pledge Agreement” means any supplemental pledge agreement governed by the laws of a jurisdiction other than the United States or any state thereof executed and delivered by any Borrower or any of its Subsidiaries pursuant to the terms of this Agreement, in form and substance satisfactory to the Administrative Agent, as may be necessary or desirable under the laws of organization or incorporation of a Subsidiary to further protect or perfect the Lien on and security interest in any Collateral.

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Subsidiary.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Loan Lender, (a) with respect to any applicable Issuer, such Defaulting Lender’s Percentage of the outstanding Letter of Credit Outstandings other than Letter of Credit Outstandings as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Loan Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Loan Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” is defined in Section 1.4.

“German Security” is defined in Section 11.15.

“Governmental Authority” means the government of the United States, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means, collectively, each Borrower, each Subsidiary Guarantor and each other party that has guaranteed the Obligations.

“Guaranty” means, as the context may require, the Subsidiary Guaranty or any other guarantee delivered by a Guarantor.

“Guaranty Absolute Clauses” is defined in Section 10.3.

“Hazardous Material” means

(a) any “hazardous substance”, as defined by CERCLA;

(b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or

(c) any pollutant or contaminant or hazardous, dangerous, regulated or toxic chemical, material or substance (including any petroleum product or by-product) within the meaning of, or subject to, any applicable federal, state, provincial, territorial, foreign or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability, obligations or standards of conduct relating to public health and safety, natural resources or protection of the environment, all as amended.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“Holdings” is defined in the preamble.

“Immaterial Subsidiary” means any Subsidiary that, when considered in the aggregate with all subsidiaries that are not at such time Guarantors, would not cause (i) the aggregate Consolidated EBITDA of the non-Guarantor Subsidiaries plus, without duplication, such Subsidiary, to exceed 15% of the Consolidated EBITDA of the Parent and its Subsidiaries, (ii) the aggregate assets of the non-Guarantor Subsidiaries (excluding intercompany balances) plus, without duplication, such Subsidiary, to exceed 15% of the assets of the Parent and its Subsidiaries on a consolidated basis, or (iii) the aggregate gross revenue of the non-Guarantor Subsidiaries plus, without duplication, such Subsidiary, to exceed 15% of the gross revenue of the Parent and its Subsidiaries on a consolidated basis. Notwithstanding anything in this definition of “Immaterial Subsidiary” to the contrary, any individual Subsidiary shall not constitute an “Immaterial Subsidiary” if (a) the aggregate Consolidated EBITDA attributable to such Subsidiary (on a consolidated basis including its Subsidiaries) exceeds 5% of the Consolidated EBITDA of the Parent and its Subsidiaries, (b) the aggregate assets of such Subsidiary (on a consolidated basis including its Subsidiaries) (excluding intercompany balances) exceeds 5% of the assets of the Parent and its Subsidiaries on a consolidated basis, or (c) the aggregate gross revenue of such Subsidiary (on a consolidated basis including its Subsidiaries) exceeds 5% of the gross revenue of the Parent and its Subsidiaries on a consolidated basis.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of any Borrower

(a) which is of a “going concern” or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrowers to be in Default.

“including” and “include” means “including without limitation”.

“Incremental Facility Effective Date” is defined in Section 2.9.1.

“Incremental Facilities” is defined in Section 2.9.1.

“Indebtedness” of any Person means:

(a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all Capitalized Lease Liabilities of such Person;

(d) net Hedging Obligations of such Person;

(e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts and other current liabilities incurred in the ordinary course of business which are not overdue for a period of more than 120 days or, if overdue for more than 120 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) obligations arising under Synthetic Leases; and

(g) all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 12.4.

“Indemnified Parties” is defined in Section 12.4.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of an Obligor under any Loan Document and (b), to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property Assets” means, collectively and without duplication, the “Intellectual Property Collateral” (as defined in the U.S. Pledge and Security Agreement), and any similar term as defined in the Canadian Pledge and Security Agreement, any European Security Agreement and any other Foreign Pledge Agreement, and shall include terms of similar meaning referring to the intellectual property of the Obligors in any other Security Agreement.

“Interco Subordination Agreement” means a Subordination Agreement, in substantially the form of Exhibit H to this Agreement (as such Subordination Agreement may be amended, endorsed or otherwise modified from time to time).

“Interest Expense” means, for any applicable period, the aggregate interest expense (both accrued and paid and net of interest income paid during such period to any Borrower and its Subsidiaries) of any Borrower and its Subsidiaries for such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

“Interest Period” means, (a) relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.3 or 2.4 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three, six, or, if agreed to by each Lender, any other period that is twelve months or less thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in any case as the applicable Borrower may select in its relevant notice pursuant to Sections 2.3 or 2.4 and (b) relative to any Canadian BA or Acceptance Note, the period beginning on (and including) the date on which such Canadian BA is accepted or rolled over pursuant to Section 2.4 or such Acceptance Note is issued pursuant to Section 2.8.3 and continuing to (but excluding) the date which is approximately 30, 60, 90 or 180 days thereafter (subject to availability) as the Canadian Borrower may select in its relevant notice pursuant to Section 2.3 or 2.4; provided, that,

(i) the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than seven different dates;

(ii) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day); and

(iii) no Interest Period for any Loan may end later than the Stated Maturity Date for such Loan.

“Investment” means, relative to any Person,

(a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;

(b) Contingent Liabilities in respect of any other Person; and

(c) any Capital Securities held by such Person in any other Person.

The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon actually received in cash and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“IP Rights” is defined in Section 6.18.

“IRS” means the U.S. Internal Revenue Service.

“ISP Rules” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance Request” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuer.

“Issuer” means (a) Toronto Dominion (New York) LLC in its capacity as the Issuer of each Letter of Credit issued for the account of the U.S. Borrower and (b) The Toronto-Dominion Bank in its capacity as the Issuer of each Letter of Credit issued for the account of the Canadian Borrower. At the request of The Toronto-Dominion Bank and/or Toronto Dominion (New York) LLC, as applicable, and with the Borrowers’ consent (not to be unreasonably withheld), another Lender or an Affiliate of The Toronto-Dominion Bank or Toronto Dominion (New York) LLC may issue one or more Letters of Credit hereunder.

“Issuer Documents” means with respect to any Letter of Credit, the Issuance Request and any other document, agreement and instrument entered into by any Issuer and a Borrower or an Obligor or in favor of any Issuer and relating to such Letter of Credit.

“Jefferies” shall have the meaning assigned to such term in the preamble hereto.

“Judgment Currency” is defined in Section 12.16.

“Judgment Conversion Date” is defined in Section 12.16.

“L/C Advance” means, with respect to each Revolving Loan Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Loan Percentage. All L/C Advances shall be denominated in Dollars or Canadian Dollars, as further provided herein.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing. All L/C Borrowings shall be denominated in Dollars or Canadian Dollars, as further provided herein.

“Lease Purchaser” means any Person in the business of purchasing or otherwise securitizing revenue streams from lease transactions including those entities listed in Item 1.02 to the Disclosure Schedule.

“Lease Purchase Transaction” means (a) the sale and assignment by a Borrower or any of its Subsidiaries to a Lease Purchaser of all or a portion of such Person’s right, title and interest in and to a lease, installment sale contract or other chattel paper and the schedules, addendums and amendments thereto arising from the leasing by such Person of telecommunications or related equipment or support products (or, to the extent recharacterized as a financing, all Indebtedness secured by a first priority perfected security interest in such right, title and interest, each a “Purchased Lease”), including all payments to become due thereunder and all guaranties and collateral pertaining thereto, (b) the granting of (or assignment of) a first priority perfected security interest in the Purchased Leases, all telecommunications and other equipment subject to or covered by the Purchased Leases, together with all replacements and substitutions of the foregoing and all attachments, accessories, accessions, parts and components thereto, and any lock–box account into which payments are made in connection with the Purchased Leases, whether now or are hereafter acquired, and all proceeds thereof (including insurance proceeds)(the “Purchased Lease Collateral”) and (c) where applicable, the assignment of all residual rights in such equipment and the proceeds therefrom (“Residual Positions”), in each case for the foregoing clauses (a) through (c) on terms and conditions generally consistent with the past practice of the Borrower and its Subsidiaries as of the Closing Date and without any material change to the Borrower or the applicable Subsidiary’s liabilities thereunder.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit D hereto.

“Lenders” is defined in the preamble.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) which may at any time be imposed upon, incurred by or asserted or awarded against any Administrative Agent, any Lender or any Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:

(a) any Hazardous Material on, in, under or affecting any portion of any property of any Borrower or any of its Subsidiaries, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases from any Borrower’s or any of its Subsidiaries’ currently or formerly owned or operated properties or any of their respective predecessors’ properties;

(b) any inaccuracy or breach of any representation or warranty contained in Section 6.12 (without regard to “knowledge” or “materiality” qualifications or exceptions contained in such representations or warranties);

(c) any actual or alleged violation or liability of any Borrower or any of its Subsidiaries pursuant to any Environmental Laws; or

(d) the imposition of any Lien relating to the violation of any Environmental Law or the release or threatened release of Hazardous Material in connection with any property owned or operated by any Borrower or any of its Subsidiaries.

“Letter of Credit” means, as the context may require, a Canadian Letter of Credit or a U.S. Letter of Credit.

“Letter of Credit Commitment” means, as the context may require, the Canadian Letter of Credit Commitment or the U.S. Letter of Credit Commitment.

“Letter of Credit Commitment Amount” means, on any date an aggregate amount not to exceed the U.S. Dollar Equivalent of $20,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Letter of Credit Fees” means the fees payable by the Borrowers pursuant to Section 3.3.3.

“Letter of Credit Outstandings” means, as the context may require, the Canadian Letter of Credit Outstandings or the U.S. Letter of Credit Outstandings.

“Leverage Ratio” means, as of the last day of any Fiscal Quarter of the Parent and its Subsidiaries, the ratio of

(a) Consolidated Total Debt outstanding on the last day of such Fiscal Quarter to

(b) Consolidated EBITDA computed for the period consisting of such Fiscal Quarter and each of the three immediately preceding Fiscal Quarters.

“LIBO Rate” means, with respect to any Term Loans, any U.S. Revolving Loans maintained as LIBO Rate Loans, and any Canadian Revolving Loans denominated in U.S. Dollars and maintained as LIBO Rate Loans, for any Interest Period therefor, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if such published rate shall at any time no longer exist, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same

Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days before the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).

“LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, the higher of (a) 1.00% per annum and (b) a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBO Rate	=	LIBO Rate
(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.

“LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on Schedule II hereto or in a Lender Assignment Agreement, or such other office designated from time to time by notice from such Lender to the Parent and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the F.R.S. Board (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). LIBO Rate Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Loan” means, as the context may require, a Revolving Loan, a Term Loan or a Swing Line Loan of any type and shall include, without limitation, all Canadian BAs in respect of which any Lender has not received payout in full. References herein to the “principal amount” of a Loan shall, when referring to a Canadian BA, mean the stated face amount thereof.

“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Notes, the Letters of Credit, the Acceptance Notes, the Canadian BAs, each Secured Cash Management Agreement, each Rate Protection Agreement, each Guaranty, each Security Agreement, the Master Intercompany Note, the Interco Subordination Agreement, each other agreement pursuant to which the Collateral Agent is granted a Lien to secure the Obligations, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.

“Master Intercompany Note” shall mean that certain Intercompany Note dated as of the date hereof substantially in the form of Exhibit J hereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Parent and its Subsidiaries taken as a whole; (b) the rights and remedies of any Secured Party under any Loan Document; or (c) the ability of any Obligor (other than any Immaterial Subsidiary) to perform its Obligations under any Loan Document.

“Material Contract” means a contract to which an Obligor is a party the termination of which would have or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance or properties of the Parent and its Subsidiaries taken as a whole.

“Material Subsidiary” means at any date, each Subsidiary of the Parent which is not an Immaterial Subsidiary.

“Mitel Material Adverse Effect” means any event, change, occurrence, effect or state of facts, that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, capital, property, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of the Parent and its subsidiaries taken as a whole except any such event, change, occurrence, effect or state of facts resulting from or arising in connection with:

(a)	any change or development affecting the industries in which the Parent and its subsidiaries operate;

(b)	any change or development in global, national or regional political conditions (including any act of terrorism or any outbreak of hostilities or war or any escalation or worsening thereof), any natural disaster or in general economic, business or regulatory conditions or in global financial, credit, currency or securities markets;

(c)	any adoption, proposed implementation or change in applicable law or any interpretation thereof by any Governmental Authority;

(d)	any change in GAAP or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business;

(e)	the announcement of the entering into of the Acquisition Agreement and the transactions contemplated therein;

(f)	actions or inactions expressly required by the Acquisition Agreement or that are taken with the prior written consent of the applicable party thereto and the Arrangers;

(g)	any change in the market price or trading volume of any securities of the Parent (it being understood, without limiting the applicability of clauses (a) through (f), that the causes underlying such changes in market price or trading volume may be taken into account in determining whether a Mitel Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of the Parent trades; or

(h)	the failure, in and of itself, of the Parent to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood, without limiting the applicability of clauses (a) through (f) that the causes underlying such failure may be taken into account in determining whether a Mitel Material Adverse Effect has occurred);

provided, however, that any such event, change, occurrence, effect or state of facts referred to in clauses (a), (b), (c) or (d), above does not primarily relate only to (or have the effect of primarily relating only to) the Parent and its Subsidiaries taken as a whole, or disproportionately adversely affects the Parent and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industries in which the Parent and its Subsidiaries operate; references in the Acquisition Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Mitel Material Adverse Effect has occurred

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA with respect to which any Borrower or any member of the Controlled Group has within any of the preceding five plan years made or had any obligation to make contributions and, for certainty, shall not include a Canadian Multiemployer Plan.

“Net Casualty Proceeds” means the amount of any insurance proceeds or condemnation, expropriation or similar awards received by the Parent or any of its Subsidiaries in connection with any Casualty Event in excess of $500,000, individually or in the aggregate over the course of a Fiscal Year (net of taxes paid with respect thereto and all reasonable and customary collection expenses thereof, including any legal or other professional fees), but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first priority Lien permitted by clause (d) of Section 7.2.3 on the property which is the subject of such Casualty Event.

“Net Debt Proceeds” means, with respect to the incurrence, sale or issuance by the Parent or any of its Subsidiaries of any Indebtedness after the Closing Date which is not expressly permitted by Section 7.2.2, the excess of:

(i) the gross cash proceeds actually received by such Person from such incurrence, sale or issuance, minus

(ii) all reasonable and customary arranging or underwriting fees and commissions, and all legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other reasonable and customary closing costs and expenses, in each case, actually incurred, paid or payable in connection with such incurrence, sale or issuance other than any such fees, commissions, disbursements, costs or expenses paid to Affiliates of such Person in connection therewith.

“Net Disposition Proceeds” means the gross cash proceeds received by the Parent or any of its Subsidiaries from any Disposition (other than proceeds received in respect of any Disposition of personal property (other than Capital Securities) in an amount less than $250,000), any cash payment received in respect of promissory notes or other non-cash consideration delivered to the Parent or any of its Subsidiaries in respect thereof and any cash reserve adjustment in respect of the sale price of an asset established in accordance with GAAP, minus the sum of (i) all reasonable and customary legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and other reasonable and customary closing costs and fees and expenses, in each case, incurred, paid or payable in connection with such Disposition other than any such fees, commissions, disbursements, cost or expenses paid to Affiliates of such person in connection therewith, (ii) all taxes actually paid or estimated by the Parent to be payable in cash within the next 12 months in connection with such Disposition, and (iii) payments made by the Parent or any of its Subsidiaries to retire Indebtedness (other than the Credit Extensions) that is secured by the property or assets Disposed of where payment of such Indebtedness is required in connection with such Disposition; provided that, the amount of estimated taxes pursuant to clause (ii) in excess of the amount of taxes actually required to be paid in cash in respect of such Disposition within such 12 month period shall constitute Net Disposition Proceeds.

“Net Income” means, in respect of the Parent for any applicable period of time, the aggregate of all amounts (exclusive of all amounts in respect of any extraordinary gains or extraordinary losses) which would be included as net income on the consolidated financial statements of the Parent and its Subsidiaries for such period in accordance with GAAP.

“Non-Affected Replacement Lender” is defined in Section 4.11.

“Non-Consenting Lender” is defined in Section 4.11.

“Non-Extending Lender” is defined in Section 2.10.2.

“Non-Recurring” means an item or event which is not expected to occur more than one time in any 24 month period.

“Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.

“Note” means, as the context may require, a U.S. Revolving Note, a Canadian Revolving Note, a Term Note or a Swing Line Note.

“Notice Date” is defined in Section 2.10.2.

“Notional BA Proceeds” means, relative to a Canadian BA, an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated by the Administrative Agent by multiplying:

(a) the face amount of such Canadian BA, by

(b) the price, where the price is determined by dividing one by the sum of one plus the product of:

(i) the Discount Rate (expressed as a decimal); and

(ii) a fraction, the numerator of which is the number of days in the term of such Canadian BA and the denominator of which is 365;

with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up;

and by deducting from the amount resulting from the calculation set forth above an acceptance fee calculated at the rate per annum, on the basis of a year of 365 days, equal to the Applicable Canadian BA Stamping Fee on the face amount of such Canadian BA for its term, being the actual number of days in the period commencing on the date of acceptance of such Canadian BA and continuing to (but excluding) the maturity date of such Canadian BA, such acceptance fee to be non-refundable and fully earned when due.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of each Borrower and each other Obligor arising under or in connection with a Loan Document (excluding with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor), including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 8.1.9, whether or not allowed in such proceeding) on the Loans and on the other obligations under the Loan Documents.

“Obligor” means, as the context may require, each Borrower and each other Person (other than a Secured Party) obligated under any Loan Document.

“Offer Loans” has the meaning set forth in Section 12.10.2(j)(i).

“Organic Document” means, relative to any Obligor, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement, articles and (if applicable) memorandum of association and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.

“OID” is defined in Section 2.9.2.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Connection Income Taxes (without regard to clause (a) of such definition) imposed with respect to an assignment (other than an assignment made at the written request of any Borrower).

“Parallel Debt” is defined in Section 11.16.

“Parent” is defined in the preamble.

“Participant” is defined in Section 12.10.3(a).

“Participant Register” is defined in Section 12.10.3(b).

“Patent Enforcement Party” means a Person with whom the Parent or any of its Subsidiaries has entered into a binding contractual arrangement for the enforcement against third party infringers of Intellectual Property rights on behalf of the Parent or any of its Subsidiaries.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by any Obligor in substantially the form attached as an Exhibit to the any applicable Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“PATRIOT Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“PATRIOT Act Disclosures” means all documentation and other information which any Arranger, any Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Anti-Money Laundering Act (Canada).

“Payment Currency” is defined in Section 12.16.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Percentage” means, as the context may require, any Lender’s Revolving Loan Percentage or Term Loan Percentage.

“Permitted Acquisition” means an acquisition (whether pursuant to an acquisition of Capital Securities, assets or otherwise) by any Borrower or any Subsidiary from any Person of all of the Capital Securities of another Person or substantially all of the assets of another Person or of the assets constituting one or more business units or lines of business of another Person in which the following conditions are satisfied:

(i) immediately before and after giving effect to such acquisition, no Event of Default shall have occurred and be continuing or would result therefrom (including under Section 7.1.8 and Section 7.2.1);

(ii) With respect to any acquisition having a purchase price in excess of $10,000,000, the Borrowers shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) evidencing that after giving pro forma effect to the consummation of such acquisition, the Leverage Ratio shall be less than or equal to 0.25x lower than the then applicable Leverage Ratio required to be maintained pursuant to Section 7.2.4; provided that if the Borrowers do not provide such a Compliance Certificate prior to the consummation of such acquisition, then the Borrowers shall be deemed to have made an Investment pursuant to Section 7.2.5(i) (to the extent permitted to be made thereunder) during the period commencing on the date such acquisition is consummated and continuing through the date that a Compliance Certificate evidencing the required pro forma Leverage Ratio is delivered, and provided, further that if the Borrowers deliver such a Compliance Certificate within 15 Business Days of the consummation of such acquisition, such Investment (i) will instead be deemed made pursuant to Section 7.2.5(g) and (ii) will not, on and after the timely delivery of such Compliance Certificate, impact the amount available for use pursuant to Section 7.2.5(i).

(iii) the board of directors or shareholders (as applicable) of such other Person shall have approved such transaction;

(iv) the Person to be (or the assets of which is to be) so purchased or otherwise acquired shall not be engaged in any business activity except those business activities that are permitted under Section 7.2.1(a); and

(v) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws.

“Permitted Holders” means, collectively, the Sponsor, Sir Terence Matthews and his heirs and companies controlled by Sir Terence Matthews and his heirs.

“Permitted Reorganization Steps” means each of the reorganization steps outlined in Exhibit K.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Platform” is defined in clause (n) of Section 7.1.1.

“PPSA” means the Personal Property Security Act, as in effect from time to time in Ontario, Alberta, Saskatchewan, Manitoba, British Columbia, Northwest Territories and Nova Scotia and similar legislation in any other province of Canada where collateral is located.

“Pro Forma Basis” means a calculation in accordance with the second paragraph of Section 1.4.

“Process Agent” is defined in Section 12.13.

“Projections” is defined in Section 6.5(c).

“Public Lender” is defined in Section 7.1.1(n).

“Purchased Lease Collateral” is defined in the definition of “Lease Purchase Transaction”.

“Purchased Lease Cap Reference Amount” has the same meaning specified in Section 7.2.2(m).

“Purchased Leases” is defined in the definition of “Lease Purchase Transaction.”

“Purchase Price” means, with respect to a Purchased Lease, the present value (calculated as the discount rate applicable to the relevant Lease Purchase Transaction) of the aggregate payments due or to become due under such Purchased Lease.

“Qualified Capital Securities” means Capital Securities which are common equity or preferred equity that does not constitute Disqualified Capital Stock.

“Quarterly Payment Date” means the last day of March, June, September and December, or, if any such day is not a Business Day, the next succeeding Business Day.

“Rate Protection Agreement” means, collectively, any currency exchange, interest rate swap, cap, collar or similar agreement designed to protect such Person against fluctuations in interest rates or currency exchange rates entered into by the Borrowers or any of their respective Subsidiaries under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Refunded Swing Line Loans” is defined in Section 2.3.2(c).

“Register” is defined in Section 2.7(a).

“Reimbursement Obligation” is defined in Section 2.6.3(a).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring , emitting, emptying, spraying, inoculating, depositing, seeping, throwing, placing, exhausting, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

“Replacement Lender” is defined in Section 12.10.5.

“Replacement Notice” is defined in Section 4.11.

“Repricing Event” means (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Term Loans so prepaid, repaid or converted (as such comparative rates are reasonably determined by the Administrative Agent in consultation with the Borrowers) and (ii) any amendment to the Term Loans that, directly or indirectly, reduces the “effective” interest rate applicable to the Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to any Lender that refuses to consent to such an amendment. Notwithstanding the foregoing, a transaction resulting in a Change in Control shall not constitute a Repricing Event.

“Repurchase Price” means, with respect to a Purchased Lease, (x) the present value (calculated at the same discount rate as the discount rate used to calculate the purchase price to be paid when such Purchased Lease was sold to the relevant Lease Purchaser) of the aggregate payments due or to become due under such Purchased Lease and (y) the scheduled adjustment amount applicable to the period during which such Repurchase Price is being calculated (which scheduled adjustment amount shall not exceed 5% of the amount referred to in clause (x)).

“Required Lenders” means, at any time, Lenders holding more than 50% of the Total Exposure Amount.

“Reset Date” means the date of delivery of the Compliance Certificate (pursuant to clause (c) of Section 7.1.1) in respect of the second full Fiscal Quarter ended after the Closing Date.

“Residual Positions” is defined in the definition of “Lease Purchase Transaction.”

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

“Restricted Payment” means (i) the declaration or payment of any dividend (other than dividends payable solely in Qualified Capital Securities of the Parent or any Subsidiary) on, or the making of any payment or distribution on account of (including for the repurchase of), or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Parent or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (ii) the making of any other payment distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Parent or any Subsidiary or otherwise.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Loan denominated in Canadian Dollars, (ii) each date of a continuation of a Loan denominated in Canadian Dollars pursuant to Section 2.4, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in Canadian Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuer under any Letter of Credit denominated in Canadian Dollars, and (iv) such additional dates as the Administrative Agent or the applicable Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) such Lender’s Revolving Loan Percentage of the aggregate principal amount of the outstanding Revolving Loans plus (b) such Lender’s Revolving Loan Percentage of the aggregate outstanding Swing Line Loans at such time plus (c) such Lender’s ratable obligation to purchase participations in Letter of Credit Outstandings.

“Revolving Loan” means, as the context may require, a Canadian Revolving Loan or a U.S. Revolving Loan.

“Revolving Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Revolving Loans pursuant to clauses (a) and (b) of Section 2.1.1 in accordance with its Revolving Loan Percentage.

“Revolving Loan Commitment Amount” means, on any date and with respect to the Revolving Loan Commitment an amount not to exceed the U.S. Dollar Equivalent of $50,000,000, as such amount may be reduced from time to time pursuant to Section 2.2; provided that, with respect to each Revolving Lender, the obligations of such Revolving Lender to make Credit Extensions to the Borrowers hereunder shall not exceed such Revolving Lender’s Revolving Loan Percentage.

“Revolving Loan Commitment Termination Date” means the earliest of

(a) January 31, 2019 (or such later date as may be applicable as provided in Section 2.10);

(b) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and

(c) the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described above, the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Loan Lender” is defined in clause (a) of Section 2.1.1.

“Revolving Loan Percentage” means, relative to any Revolving Lender, the applicable percentage relating to Revolving Loans set forth opposite the name of such Lender on Schedule II hereto under the Revolving Loan Commitment column or set forth in a Lender Assignment Agreement under the Revolving Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and any of its Assignee Lenders and delivered pursuant to Section 12.10.2(d). Revolving Lenders shall not have any Revolving Loan Commitment if their percentage under the Revolving Loan Commitment column is zero.

“Revolving Note” means, as the context may require, a Canadian Revolving Note or a U.S. Revolving Note.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Sanction(s)” means (i) any international economic sanction administered or enforced by United States Government (including, without limitation, U.S. Department of Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European

Union, Her Majesty’s Treasury or other relevant sanctions authority and any Canadian economic sanctions, including under the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada) and the Criminal Code (Canada) and, in each case, the regulations promulgated thereunder, and (ii) with regard to any party resident in the Federal Republic of Germany “Sanction(s)” shall mean any international economic sanction administered or enforced by the government of the Federal Republic of Germany by virtue of German law or applicable international treaties, the United Nations Security Council and the European Union.

“SEC” means the Securities and Exchange Commission.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Obligor and any Cash Management Bank.

“Secured Parties” means, collectively, the Lenders, the Issuers, the Collateral Agent, the Administrative Agent, the Canadian Collateral Agent, the Canadian Administrative Agent, each Cash Management Bank, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof and (in each case), each of their respective successors, transferees and assigns.

“Security Agreement” means, as the context may require, the U.S. Pledge and Security Agreement, the Canadian Pledge and Security Agreement each European Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement, the Patent Security Agreement and each Foreign Pledge Agreement, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.

“Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date:

(a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis;

(b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured;

(c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature; and

(d) such Person and its Subsidiaries on a consolidated basis is not engaged in business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in a business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute an unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” is defined in clause (b) of Section 7.2.4.

“Specified Purchase Agreement Representations” means with respect to the Acquisition, those representations and warranties made by Aastra or any of its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders or the Arrangers, but only to the extent that the Parent has a right (a) to terminate its obligations under the Acquisition Agreement or (b) to decline to consummate the Acquisition, in each case, as a result of a breach of such representation or warranty made by Aastra or any of its Subsidiaries in the Acquisition Agreement (as determined without giving effect to any waiver, amendment or other modification thereto, unless such waiver, amendment or other modification has been consented to by the Arrangers).

“Specified Representations” means those representations and warranties set forth in Sections 6.1, 6.2(a)(i), and, with respect only to material laws, 6.2(a)(iii), 6.3(b)(i), 6.4, 6.14, 6.16, 6.17 and 6.20.

“Sponsor” means Francisco Partners II, L.P. and Controlled Investment Affiliates.

“Sponsor Permitted Assignee Assignment Agreement” is defined in Section 12.10.2(f)(i)(D).

“Sponsor Permitted Assignees” is defined in Section 12.10.2(f)(i).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Canadian Dollars.

“Stated Amount” means the amount of a Letter of Credit at any time shall be deemed to be the U.S. Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the U.S. Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Stated Expiry Date” means, as the context may require, a Canadian Letter of Credit Stated Expiry Date or a U.S. Letter of Credit Expiry Date.

“Stated Maturity Date” means

(a) with respect to all Term Loans, January 31, 2020;

(b) with respect to all Revolving Loans and Swing Line Loans, January 31, 2019; and

(c) with respect to any Loans, such later date as may be applicable pursuant to Section 2.10.

“STM Investment Affiliate” means, with respect to Sir Terrence Matthews, any other person that (i) is organized primarily for the purpose of making equity or debt investments in one or more Persons and (ii) is directly or indirectly Controlled by Sir Terrence Matthews; provided that “STM Investment Affiliate” shall exclude any operating company that is directly or indirectly Controlled by Sir Terrence Matthews.

“Subordinated Debt” means unsecured Indebtedness of any Borrower or any of its Subsidiaries which is (i) owed to a Person other than an Obligor and (ii) subordinated in right of payment to the Obligations pursuant to documentation containing redemption and other prepayment events, maturities, amortization schedules, covenants, events of default, remedies, acceleration rights, subordination provisions and other material terms reasonably satisfactory to the Required Lenders.

“Subordinated Debt Documents” means, collectively, the loan agreements, indentures, note purchase agreements, promissory notes, guarantees, and other instruments and agreements evidencing the terms of Subordinated Debt, as amended, supplemented, amended and restated or otherwise modified in accordance with Section 7.2.12.

“Subordination Provisions” is defined in Section 8.1.11.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Parent.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered to the Administrative Agent a Guaranty (including by means of a delivery of a supplement thereto).

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by each Canadian Subsidiary, each U.S. Subsidiary, and each European Subsidiary required by the terms of this Agreement to execute and deliver same, which Subsidiary Guaranty shall be substantially in the form of Exhibit F hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more swap contracts, after taking into account the effect of any legally enforceable netting agreement relating to such swap contracts, (a) for any date on or after the date such swap contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such swap contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such swap contracts (which may include a Lender or any Affiliate of a Lender).

“SWIFT” is defined in Section 2.6.7.

“Swing Line Lender” means, subject to the terms of this Agreement, Jefferies and, with the prior written consent of the Administrative Agent, any other Revolving Lender as determined by the Parent in a notice to the Administrative Agent and acknowledged by such Person in accordance with Section 2.1.1.

“Swing Line Loan” is defined in clause (c) of Section 2.1.1.

“Swing Line Loan Commitment” means the Swing Line Lender’s obligation to make Canadian Swing Line Loans pursuant to clause (c) of Section 2.1.1 and to make U.S. Swing Line Loans pursuant to clause (d) of Section 2.1.1. The Swing Line Loan Commitment is a part of, and not in addition to, the Revolving Loan Commitment Amount.

“Swing Line Loan Commitment Amount” means, on any date an amount not to exceed the U.S. Dollar Equivalent of $10,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

“Swing Line Note” means, if requested by the Swing Line Lender, a promissory note payable to the Swing Line Lender, in the form of Exhibit A-4 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing Indebtedness hereunder of the Borrowers to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Swiss Security Agreement” means each pledge agreement and/or other security document that is expressed to be or is construed to be governed by Swiss law, in form and substance satisfactory to the Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Swiss Security” means any security interest created to and/or in favor of the Secured Parties under a Swiss Security Agreement.

“Syndication Agent” is defined in the preamble.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP; and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Target Material Adverse Effect” means any event, change, occurrence, effect or state of facts, that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, capital, property, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Aastra and its Subsidiaries taken as a whole except to the extent of any fact or state of facts, event, change, occurrence or effect resulting from or arising in connection with:

(a) any change or development affecting the industries in which Aastra and its Subsidiaries operate;

(b) any change or development in global, national or regional political conditions (including any act of terrorism or any outbreak of hostilities or war or any escalation or worsening thereof), any natural disaster or in general economic, business or regulatory conditions or in global financial, credit, currency or securities markets;

(c) any adoption, proposed implementation or change in applicable law or any interpretation thereof by any Governmental Authority;

(d) any change in International Financial Reporting Standards or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business;

(e) the announcement of the entering into of the Acquisition Agreement and the transactions contemplated therein;

(f) actions or inactions expressly required by the Acquisition Agreement or that are taken with the prior written consent of the applicable party thereto and the Arrangers;

(g) any change in the market price or trading volume of any securities of Aastra (it being understood, without limiting the applicability of clauses (a) through (f), that the causes underlying such changes in market price or trading volume may be taken into account in determining whether a Target Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of Aastra trades; or

(h) the failure, in and of itself, of Aastra to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood, without limiting the applicability of clauses (a) through (f), that the causes underlying such failure may be taken into account in determining whether a Target Material Adverse Effect has occurred);

provided, however, that any such event, change, occurrence, effect or state of facts referred to in clauses (a), (b), (c) or (d) above does not primarily relate only to (or have the effect of primarily relating only to) Aastra and its Subsidiaries, taken as a whole, or disproportionately adversely affects Aastra and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industries in which Aastra and its Subsidiaries operate; references in the Acquisition Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Target Material Adverse Effect has occurred.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Term Loan Borrower” is defined in the preamble.

“Term Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Term Loans pursuant to Section 2.1.3 in accordance with its Term Loan Percentage.

“Term Loan Commitment Amount” means, on any date, $355,000,000.

“Term Loan Commitment Termination Date” means the Closing Date (immediately after the making of the Term Loans on such date). Upon the occurrence of such event, the Term Loan Commitments shall terminate automatically and without any further action.

“Term Loan Lender” means any Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Percentage” means, relative to any Lender, the applicable percentage relating to Term Loans set forth opposite its name on Schedule II hereto under the Term Loan Commitment column or set forth in a Lender Assignment Agreement under the Term Loan Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 12.10.2(d). A Lender shall not have any Term Loan Commitment if its percentage under the Term Loan Commitment column is zero.

“Term Loans” is defined in Section 2.1.3.

“Term Loan/U.S. Revolving Loan Borrowing Request” means a Term Loan and/or a U.S. Revolving Loan request and certificate duly executed by an Authorized Officer of the U.S. Borrower substantially in the form of Exhibit B-2 hereto.

“Term Loan/U.S. Revolving Loan Continuation/Conversion Notice” means a notice of continuation or conversion in respect of Term Loans and U.S. Revolving Loans and certificate duly executed by an Authorized Officer of the U.S. Borrower substantially in the form of Exhibit C-2 hereto.

“Term Note” means a promissory note payable to any Term Loan Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing Indebtedness hereunder of the U.S. Borrower to such Term Loan Lender resulting from outstanding Term Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Termination Date” means the date on which all Obligations have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized in an amount equal to at least 103% of the stated face amount thereof) and all Canadian BAs have been duly honored on presentation for payment (or been Cash Collateralized), and all Commitments shall have terminated, other than Cash Management Agreements and Rate Protection Agreements which do not terminate upon the repayment of the Loans and those obligations which by the terms of the Loan Documents are intended to survive the repayment of the Loans.

“Three Largest Lease Cap Amount” has the meaning specified in Section 7.2.2(m).

“Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Commitments that are outstanding and have not been terminated as of such date; provided that, with respect to any of the foregoing denominated in Canadian Dollars, the determination of the amount thereof shall be calculated on the basis of the U.S. Dollar Equivalent thereof.

“Trade Date” is defined in Section 12.10.2(a)(ii).

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by any Obligor substantially in the form attached as an Exhibit to any applicable Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Transaction Documents” shall mean the Acquisition Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur pursuant to, or contemplated by, the Transaction Documents, including (a) the consummation of the Acquisition, (b) the execution, delivery and performance of the Loan Documents and the initial Credit Extensions hereunder, (c) the refinancing of existing obligations under the Existing Credit Agreements and the obligations set forth on Item 7.2.2(b) of the Disclosure Schedule; and (d) the payment of all fees, costs and expenses to be paid on or before the Closing Date owing in connection with the foregoing.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Floating Rate Loan or a Fixed Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

“UCP” means, with respect to any Letter of Credit, the “Uniform Customs and Practice for Documentary Credits” as most recently published by the International Chamber of commerce at the time of issuance.

“U.K. Security Agreement” means the English law security agreements executed and delivered by a Borrower or a European Subsidiary Guarantor incorporated or organized in any part of the United Kingdom, in form and substance satisfactory to the Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Borrower” is defined in the preamble.

“U.S. Credit Extensions” means, as the context may require, (i) the making of U.S. Loans by a Lender or (ii) the issuance of any U.S. Letter of Credit, or the extension of any Stated Expiry Date of any existing U.S. Letter of Credit, by the applicable Issuer.

“U.S. Dollar”, “Dollar” and “$” each mean lawful currency of the United States.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect in any amount denominated in Canadian Dollars, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent or the applicable Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars.

“U.S. Letter of Credit” is defined in clause (b) of Section 2.1.2.

“U.S. Letter of Credit Commitment” means the applicable Issuer’s obligation to issue U.S. Letters of Credit pursuant to Section 2.1.2.

“U.S. Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding U.S. Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of such U.S. Letters of Credit. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP Rules, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“U.S. Letter of Credit Stated Expiry Date” is defined in Section 2.6.1(b).

“U.S. Loan” means, as the context may require, a U.S. Revolving Loan, a Term Loan or a U.S. Swing Line Loan.

“U.S. Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrowers or any member of the Controlled Group sponsors or contributes or has done so within the preceding five years, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA; provided that Canadian Pension Plans shall be excluded from the definition of “U.S. Pension Plan”.

“U.S. Person” means any person that is a “United States person”, as defined under Section 7701(a)(30) of the Code.

“U.S. Pledge and Security Agreement” means the Pledge and Security Agreement executed and delivered by the U.S. Borrower and each Subsidiary Guarantor from time to time party thereto, substantially in the form of Exhibit G-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“U.S. Revolving Loan Borrower” is defined in the preamble.

“U.S. Revolving Loans” is defined in clause (b) of Section 2.1.1.

“U.S. Revolving Note” means a promissory note payable to any Revolving Loan Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing Indebtedness hereunder of the U.S. Borrower to such Revolving Loan Lender resulting from outstanding U.S. Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof or in addition thereto.

“U.S. Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, a state thereof or the District of Columbia.

“U.S. Subsidiary Guarantor” means each U.S. Subsidiary which has executed and delivered the Subsidiary Guaranty (or a supplement thereto).

“U.S. Swing Line Loan” is defined in clause (d) of Section 2.1.1.

“U.S. Term Loan Facility Lenders” is defined in the preamble.

“U.S. Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA; provided that Canadian Welfare Plans shall be excluded from the definition of U.S. Welfare Plans.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable laws) is owned directly or indirectly by the Parent.

Section 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.

Section 1.3 Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

Section 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including the determination of the Leverage Ratio (including with respect to Section 7.2.4) and the definitions used in such calculations) shall be made, in accordance with those U.S. generally accepted accounting principles (“GAAP”) applied in the preparation of the financial statements delivered to the Administrative Agent prior to the Closing Date. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Parent and its Subsidiaries, in each case without duplication. For the purposes of determining any threshold amount forming any part of any representation or warranty, covenant or Event of Default, all relevant amounts denominated in Canadian Dollars shall be calculated, as of such time of determination, at the U.S. Dollar Equivalent thereof. Each U.S. Dollar Equivalent of any amounts denominated in Canadian Dollars shall constitute prima facie evidence thereof.

As of any date of determination, for purposes of determining the Leverage Ratio (and any financial calculations required to be made or included within such ratios, or required for purposes of preparing any Compliance Certificate to be delivered pursuant to the definition of “Permitted Acquisition”, or required for the preparation of pro forma financial statements on the Closing Date in connection with the Acquisition), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any assets or businesses that have been acquired or Disposed of by any Borrower or Guarantor or any of their respective Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) and Indebtedness incurred or permanently repaid as of such date of determination, as determined by such Borrower or Guarantor on a pro forma basis in accordance with GAAP, which determination (i) in the case of the acquisitions and Dispositions, may include factually supportable one time adjustments or reductions in costs, if any, reasonably projected to be directly attributable to the Acquisition and any other such permitted Disposition or Permitted Acquisition, as the case may be, in an amount not to exceed 15% of Consolidated EBITDA for the applicable four Fiscal Quarter period as determined on such pro forma basis before giving effect to any such cash charges or to any addbacks of the types specified in clauses (v) and (x) of the definition of Consolidated EBITDA and in each case either (A) calculated in accordance with Regulation S-X of the Securities Act of 1933, as amended from time to time, and any successor statute, for the period of four Fiscal Quarters ended on or immediately prior to the date of determination of any such ratios (without giving effect to any cost-savings or adjustments relating to synergies resulting from the Acquisition or a Permitted Acquisition except as permitted by Regulation S-X of the Securities Act of 1933 or otherwise as the Administrative Agent shall otherwise agree) or (B) (1) determined in good faith by (I) the Board of Directors of such Person or the Parent, if such Board of Directors is otherwise approving such transaction (and certified as such by an Authorized Officer of such Person or the Parent in a certificate delivered to the Administrative Agent), or (II) in each other case, the chief financial officer of the Parent, (2) substantially likely to be achieved, (3) giving effect to events that are (x) directly attributable to such transaction and initiated or expected to be initiated within twelve months following such event and (y) expected to have a continuing impact on the Borrowers, Guarantors and their respective Subsidiaries during the twelve month period following such event and (ii) shall be made giving effect to the Acquisition, and any other such Permitted Acquisition, permitted Disposition or incurrence or repayment of Indebtedness as if it had occurred on the first day of such four Fiscal Quarter period.

Section 1.5 Exchange Rates; Currency Equivalents. The Administrative Agent or the applicable Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent amounts of Loans and Letter of Credit Outstandings denominated in Canadian Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such U.S. Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuer, as applicable.

Section 1.6 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

COMMITMENTS, BORROWING AND ISSUANCE PROCEDURES, NOTES AND LETTERS OF CREDIT

Section 2.1 Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the Issuers severally agree to make Credit Extensions as set forth below.

Section 2.1.1 Revolving Loan Commitment and Swing Line Loan Commitment. From time to time on any Business Day occurring from and after the Effective Date but prior to the Revolving Loan Commitment Termination Date,

(a) each Lender that has a Revolving Loan Commitment (each a “Revolving Loan Lender”) agrees that it will make loans (relative to such Lender, its “Canadian Revolving Loans”) denominated in Canadian Dollars or U.S. Dollars to, or accept Canadian BAs from, the Canadian Borrower in an aggregate amount equal to such Revolving Loan Lender’s Revolving Loan Percentage of the aggregate amount of each Borrowing of Revolving Loans requested by the Canadian Borrower to be made on such day;

(b) each Revolving Loan Lender further agrees that it will make loans (relative to such Lender, its “U.S. Revolving Loans”) denominated in U.S. Dollars to any Borrower in an aggregate amount equal to such Revolving Loan Lender’s Revolving Loan Percentage of the aggregate amount of each Borrowing of Revolving Loans requested by such Borrower to be made on such day;

(c) the Swing Line Lender agrees that it will make loans (its “Canadian Swing Line Loans”) denominated in Canadian Dollars or U.S. Dollars to the Canadian Borrower in an aggregate amount equal to the aggregate amount of the Borrowing of the Canadian Swing Line Loan requested by the Canadian Borrower to be made on such day; and

(d) the Swing Line Lender further agrees that it will make loans (its “U.S. Swing Line Loans”) denominated in U.S. Dollars to the U.S. Borrower in an aggregate amount equal to the aggregate amount of the Borrowing of the U.S. Swing Line Loan requested by such Borrower to be made on such day.

On the terms and subject to the conditions hereof, the applicable Borrowers may from time to time borrow, prepay and reborrow Revolving Loans and Swing Line Loans, as the case may be. No Lenders shall be permitted or required to make any Revolving Loan if, after giving effect thereto, (x) the aggregate outstanding principal amount of all Revolving Loans (with Canadian Revolving Loans denominated in Canadian Dollars calculated at the U.S. Dollar Equivalent thereof), together with the aggregate outstanding amount of all Swing Line Loans (with Canadian Swing Line Loans denominated in Canadian Dollars calculated at the U.S. Dollar Equivalent thereof) and Letter of Credit Outstandings (with Canadian Letter of Credit Outstandings denominated in Canadian Dollars calculated at the U.S. Dollar Equivalent thereof), would exceed the then existing Revolving Loan Commitment Amount or (y) the aggregate outstanding principal amount of all Revolving Loans (with Canadian Revolving Loans denominated in Canadian Dollars calculated at the U.S. Dollar Equivalent thereof) of such Lenders, together with such Lenders’ Revolving Loan Percentage of the aggregate outstanding amount of all Swing Line Loans (with Canadian Swing Line Loans denominated in Canadian Dollars calculated at the U.S. Dollar Equivalent thereof) and Letter of Credit Outstandings (with Canadian Letter of Credit Outstandings denominated in Canadian Dollars calculated at the U.S. Dollar Equivalent thereof), would exceed such Lenders’ Revolving Loan Percentage of the then existing Revolving Loan Commitment Amount. No Swing Line Lender shall be required to make Swing Line Loans if, after giving effect thereto, the aggregate outstanding principal amount of all Swing Line Loans (with Canadian Swing Line Loans denominated in Canadian Dollars calculated at the U.S. Dollar Equivalent thereof) would exceed the then existing Swing Line Loan Commitment Amount. Notwithstanding anything in this Section 2.1.1 or this Agreement to the contrary, the several obligations of the Lenders to make Credit Extensions to the Borrowers hereunder shall not exceed each such Lender’s respective Revolving Loan Percentage.

Section 2.1.2 Letter of Credit Commitment. From time to time on any Business Day occurring during the period from the Effective Date through five days prior to the Revolving Loan Commitment Termination Date, each applicable Issuer agrees that it will:

(a) issue one or more standby letters of credit (relative to such applicable Issuer, its “Canadian Letter of Credit”) denominated in Canadian Dollars or U.S. Dollars for the account of the Canadian Borrower or another Obligor that is organized under the laws of Canada or any province thereof (a “Canadian Obligor”) in the Stated Amount requested by the Canadian Borrower on such day;

(b) issue one or more standby letters of credit (relative to such applicable Issuer, its “U.S. Letter of Credit” and, together with the Canadian Letters of Credit, the “Letters of Credit”) denominated in U.S. Dollars for the account of the U.S. Revolving Loan Borrower or another Obligor (other than a Canadian Obligor) in the Stated Amount requested by the U.S. Revolving Loan Borrower on such day; or

(c) extend the Stated Expiry Date of an existing standby Letter of Credit previously issued hereunder.

No Stated Expiry Date shall extend beyond the earlier of (i) the date five Business Days prior to the Revolving Loan Commitment Termination Date and (ii) one year from the date of such issue or extension (provided that each standby Letter of Credit may, with the consent of the applicable Issuer in its sole discretion, provide for automatic renewals for one year periods which in no event shall extend beyond the date five Business Days prior to Revolving Loan Commitment Termination Date). The Letter of Credit Commitment Amount is a part of, and not in addition to, the Revolving Loan Commitment Amount. The parties hereto further agree as follows:

(d) No Issuer shall be permitted or required to issue or extend any Letter of Credit if, after giving effect thereto, (A) the aggregate amount of all Letter of Credit Outstandings (with Canadian Letter of Credit Outstandings denominated in Canadian Dollars calculated at the U.S. Dollar Equivalent thereof) would exceed the Letter of Credit Commitment Amount or (B) the sum of the aggregate amount of all Letter of Credit Outstandings (with Canadian Letter of Credit Outstandings denominated in Canadian Dollars calculated at the U.S. Dollar Equivalent thereof) plus the aggregate principal amount of all Revolving Loans (with Canadian Revolving Loans denominated in Canadian Dollars calculated at the U.S. Dollar Equivalent thereof) and Swing Line Loans (with Canadian Swing Line Loans denominated in Canadian Dollars calculated at the U.S. Dollar Equivalent thereof) then outstanding would exceed the Revolving Loan Commitment Amount.

Section 2.1.3 Term Loan Commitment. In a single Borrowing (which shall be on a Business Day) occurring on or prior to the Term Loan Commitment Termination Date, each Lender that has a Term Loan Commitment, as applicable, agrees that it will make loans (relative to such Lender, its “Term Loans”) to the Term Loan Borrower equal to such Lender’s Term Loan Percentage of the aggregate amount of the Borrowing of Term Loans requested by the Term Loan Borrower to be made on such day. No amounts paid or prepaid with respect to Term Loans may be reborrowed. The undrawn amount of the Term Loan Commitment following the making of such Borrowing, if any, shall be automatically cancelled and terminated.

Section 2.2 Reduction of the Commitment Amounts. The Commitment Amounts are subject to reduction from time to time as set forth below.

Section 2.2.1 Optional. Any Borrower may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of the Revolving Loan Commitment Amount (or of the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount each forming a part thereof) on the Business Day so specified by such Borrower and such reduction shall be binding on all Borrowers; provided that (i) all such reductions shall require at least one Business Day’s prior written notice to the Administrative Agent, (ii) all such reductions shall be permanent, and (iii) any partial reduction of any Commitment Amount shall be in a minimum amount of $1,000,000 (and in an integral multiple of $500,000) for U.S. Dollar denominated Commitments.

Section 2.2.2 Reserved.

Section 2.2.3 Automatic Reductions to Commitment Amounts. Any optional or mandatory reduction of the Revolving Loan Commitment Amount pursuant to the terms of this Agreement which reduces the Revolving Loan Commitment Amount below the sum of (i) the Swing Line Loan Commitment Amount and (ii) the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of (x) first, the Swing Line Loan Commitment Amount, and (y) second, the Letter of Credit Commitment Amount (unless, in each case, otherwise directed by a Borrower in a notice to the Administrative Agent delivered together with the notice of such voluntary reduction in the Revolving Loan Commitment Amount that such Commitment Amounts shall be reduced in a different manner), to an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Swing Line Lender or any Issuer.

Section 2.3 Borrowing Procedures. Loans (other than Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans shall be made by the Swing Line Lenders in accordance with Section 2.3.2.

Section 2.3.1 Borrowing Procedure. In the case of Loans (other than Swing Line Loans), by delivering a Borrowing Request to the Administrative Agent on or before 11:00 a.m., New York time, on a Business Day, any Borrower may from time to time irrevocably request, on not less than one Business Day’s notice in the case of Floating Rate Loans, two Business Days’ notice in the case of Fixed Rate Loans comprised of Canadian BAs or three Business Days’ notice in the case of Fixed Rate Loans comprised of LIBO Rate Loans, and in any case not more than five Business Days’ notice, that a Borrowing be made, (a) in the case of Fixed Rate Loans, in a minimum amount of C$1,000,000 and an integral multiple of C$500,000 (for Loans denominated in Canadian Dollars) and $1,000,000 and an integral multiple of $1,000,000 (for Loans denominated in U.S. Dollars) and (b) in the case of Floating Rate Loans, in a minimum amount of C$1,000,000 and an integral multiple of C$500,000 (for Loans denominated in Canadian Dollars) and $1,000,000 and an integral multiple of $500,000 (for Loans denominated in U.S. Dollars) or, in either case, in the unused amount of the applicable Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. In the case of Loans (other than Swing Line Loans), on or before 11:00 a.m., New York time on such Business Day each Lender that has a Commitment to make the Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the applicable Borrower by wire transfer to the accounts such Borrower shall have specified in its Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

Section 2.3.2 Swing Line Loans; Participations, etc. Swing Line Loans shall be made in accordance with the following terms:

(a) By telephonic notice to the Swing Line Lender on or before 11:00 a.m., Toronto time, on a Business Day (followed (within one Business Day) by the delivery of a confirming Canadian Revolving Loan Borrowing Request), the Canadian Borrower may from time to time irrevocably request that Canadian Swing Line Loans be made by the Swing Line Lender in an aggregate minimum principal amount of C$500,000 and an integral multiple of C$100,000 (for Canadian Swing Line Loans denominated in Canadian Dollars) and in an aggregate minimum principal amount of $500,000 and an integral multiple of $100,000 (for Canadian Swing Line Loans denominated in U.S. Dollars). All Canadian Swing Line Loans shall be made as Alternate Base Rate Loans (in respect of Canadian Loans denominated in U.S. Dollars) and Canadian Prime Rate Loans (in respect of Canadian Loans denominated in Canadian Dollars) and shall not be entitled to be converted into Fixed Rate Loans. The proceeds of each Canadian Swing Line Loan shall be made available by the Swing Line Lender to the Canadian Borrower by wire transfer to the account that the Canadian Borrower shall have specified in its notice therefor by the close of business on the Business Day telephonic notice is received by the Swing Line Lender. Upon the making of each Canadian Swing Line Loan, and without further action on the part of the Swing Line Lender or any other Person, each Revolving Loan Lender (other than the Swing Line Lender) shall be deemed to have irrevocably purchased, to the extent of its Revolving Loan Percentage, a participation interest in such Canadian Swing

Line Loan, and such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, be responsible for reimbursing within one Business Day the Swing Line Lender for Canadian Swing Line Loans which have not been reimbursed by the Borrowers in accordance with the terms of this Agreement.

(b) By telephonic notice to the Swing Line Lender on or before 12:00 noon, New York time, on a Business Day (followed (within one Business Day) by the delivery of a confirming Term Loan/U.S. Revolving Loan Borrowing Request), the U.S. Revolving Loan Borrower may from time to time irrevocably request that U.S. Swing Line Loans be made by the Swing Line Lender in an aggregate minimum principal amount of $500,000 and an integral multiple of $100,000. All U.S. Swing Line Loans shall be made as Alternate Base Rate Loans and shall not be entitled to be converted into Fixed Rate Loans. The proceeds of each U.S. Swing Line Loan shall be made available by the Swing Line Lender to such U.S. Revolving Loan Borrower by wire transfer to the account such U.S. Revolving Loan Borrower shall have specified in its notice therefor by the close of business on the Business Day telephonic notice is received by the Swing Line Lender. Upon the making of each U.S. Swing Line Loan, and without further action on the part of the Swing Line Lender or any other Person, each Revolving Loan Lender (other than the Swing Line Lender) shall be deemed to have irrevocably purchased, to the extent of its Revolving Loan Percentage, a participation interest in such U.S. Swing Line Loan, and such Revolving Loan Lender shall, to the extent of its Revolving Loan Percentage, be responsible for reimbursing within one Business Day the Swing Line Lender for U.S. Swing Line Loans which have not been reimbursed by the Borrowers in accordance with the terms of this Agreement.

(c) If (i) any Swing Line Loan shall be outstanding for more than four Business Days, (ii) any Swing Line Loan is or will be outstanding on a date when any Borrower requests that a Revolving Loan be made, (iii) the aggregate outstanding principal amount of the Swing Line Loans shall exceed at any time the then existing Swing Line Loan Commitment or (iv) any Default shall occur and be continuing, then each applicable Revolving Loan Lender (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender, make an applicable Revolving Loan (which shall initially be funded as a Floating Rate Loan) in an amount equal to such Lender’s applicable Revolving Loan Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”). On or before 11:00 a.m., New York time, on the first Business Day following receipt by each such Revolving Loan Lender of a request to make Revolving Loans as provided in the preceding sentence, each Revolving Loan Lender shall wire transfer to an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the applicable Revolving Loan Lenders make the above referenced Revolving Loans, the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s applicable Revolving Loan Percentage of the aggregate principal amount of the Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause, the amount so funded shall become an outstanding Revolving Loan and shall no longer be owed as a Swing Line Loan. All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause shall be appropriately adjusted to reflect the period of time during which the Swing Line Lender had outstanding Swing Line Loans in respect of which such Revolving Loans were made. Each Revolving Loan Lender’s obligation to make the Revolving Loans referred to in this clause shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Obligor or any Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of any Obligor; (iv) the acceleration or maturity of any Obligations or the termination of any Commitment after the making of any Swing Line Loan; (v) any breach of any Loan Document by any Person; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.4 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m., New York time, on a Business Day, either Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Floating Rate Loans, two Business Days’ notice in the case of Fixed Rate Loans comprised of Canadian BAs and three Business Days’ notice in the case of Fixed Rate Loans comprised of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of C$1,000,000 and an integral multiple of C$500,000 (in the case of Loans denominated in Canadian Dollars) and in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 (in the case of Loans denominated in U.S. Dollars) be, in the case of Floating Rate Loans, converted into Fixed Rate Loans, or in the case of Fixed Rate Loans, converted into Floating Rate Loans or continued as Fixed Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any Fixed Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such Fixed Rate Loan shall, on such last day, automatically convert to a Floating Rate Loan); provided that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Fixed Rate Loans when any Default has occurred and is continuing. The conversion of a Floating Rate Loan into a Fixed Rate Loan or a Fixed Rate Loan into a Floating Rate Loan shall not effect a novation of the Loan so converted.

Section 2.4.1 Converting Canadian Prime Rate Loans to, or Continuing Canadian BAs as, Canadian BAs. Provided that the Canadian Borrower has, by giving notice to the Administrative Agent in accordance with Section 2.4, requested the Revolving Loan Lenders to accept its drafts to replace all or a portion of an outstanding Canadian Loan, then each Revolving Lender shall, on the date of conversion or continuation, as applicable, and concurrent with the payment by the Canadian Borrower to the Administrative Agent on behalf of the Revolving Lenders of an amount equal to the difference between the principal or face amount of such outstanding Canadian Loan or the portion thereof which is being converted or continued and the aggregate Notional BA Proceeds with respect to the drafts to be accepted by the Revolving Lenders, accept the Canadian Borrower’s draft or drafts having an aggregate face amount equal to its Percentage of the aggregate principal or face amount of such Canadian Loan or the portion thereof which is being converted or continued, such acceptance to be in accordance with Section 2.8.

Section 2.4.2 Converting Canadian BAs to Canadian Prime Rate Loans. Each Revolving Lender shall, at the end of an Interest Period with respect to Canadian BAs which such Revolving Lender has accepted, pay to the holder thereof the face amount of such Canadian BA. Provided that the Canadian Borrower has, by giving notice to the Administrative Agent in accordance with Section 2.4, requested a Revolving Lender to convert all or a portion of outstanding maturing Canadian BAs into a Canadian Prime Rate Loan, such Revolving Lender shall, upon the end of the current Interest Period with respect to such Canadian BAs and the payment by such Revolving Lender to the holders of such Canadian BAs of the aggregate face amount thereof, be deemed to have made to the Canadian Borrower the Canadian Prime Rate Loan into which the matured Canadian BAs or a portion thereof are converted in the aggregate principal amount equal to its Revolving Loan Percentage of the aggregate face amount of the matured Canadian BAs or the portion thereof which are being converted.

Section 2.5 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided that, such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, each Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 and 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing deposits in its LIBOR Office’s interbank eurodollar market.

Section 2.6 Letter of Credit Issuance Procedures.

Section 2.6.1 Issuance Procedures. Issuances and amendments of Letters of Credit shall be made in accordance with the following terms.

(a) By delivering to the applicable Issuer, with a copy to the Administrative Agent, an Issuance Request on or before 10:00 a.m., Toronto time, on a Business Day, the Canadian Borrower may from time to time irrevocably request on not less than two nor more than ten Business Days’ notice, in the case of an initial issuance or amendment of a Canadian Letter of Credit and not less than two Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Canadian Letter of Credit (in each case, unless a shorter notice period is agreed to by such applicable Issuer, in its sole discretion), that such applicable Issuer issue on behalf of the Canadian Borrower or another Canadian Obligor, or extend the Stated Expiry Date of, a Canadian Letter of Credit in such form as may be requested by such Borrower and approved by such applicable Issuer, solely for the purposes described in Section 7.1.7. Each Canadian Letter of Credit shall by its terms be stated to expire on a date (its “Canadian Letter of Credit Stated Expiry Date”) no later than the earlier to occur of (i) the date five Business Days prior to the Revolving Loan Commitment Termination Date or (ii) one year from the date of its issuance or extension (provided that each standby Canadian Letter of Credit may, with the consent of the applicable Issuer thereof in its sole discretion, provide for automatic renewals for one year periods which in no event shall extend beyond the date five Business Days prior to the Revolving Loan Commitment Termination Date). Such Issuance Request made pursuant to this Section 2.6.1 may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuer, by personal delivery or by any other means acceptable to the applicable Issuer.

(b) By delivering to the applicable Issuer, with a copy to the Administrative Agent, an Issuance Request on or before 11:00 a.m., New York time, on a Business Day, any U.S. Revolving Loan Borrower may from time to time irrevocably request on not less than two nor more than ten Business Days’ notice, in the case of an initial issuance or amendment of a U.S. Letter of Credit and not less than two Business Days’ prior notice, in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by such applicable Issuer, in its sole discretion), that such applicable Issuer issue on behalf of such U.S. Revolving Loan Borrower or another wholly-owned Subsidiary of the Parent (other than a Canadian Obligor) reasonably satisfactory to such applicable Issuer, or extend the Stated Expiry Date of, a U.S. Letter of Credit in such form as may be requested by such Borrower and approved by such applicable Issuer, solely for the purposes described in Section 7.1.7. Each U.S. Letter of Credit shall by its terms be stated to expire on a date (its “U.S. Letter of Credit Stated Expiry Date”) no later than the earlier to occur of (i) the date five Business Days prior to the Revolving Loan Commitment Termination Date or (ii) one year from the date of its issuance (provided that each standby U.S. Letter of Credit may, with the consent of the applicable Issuer thereof in its sole discretion, provide for automatic renewals for one year periods which in no event shall extend beyond the date five Business Days prior to the Revolving Loan Commitment Termination Date). Such Issuance Request made pursuant to this Section 2.6.1 may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuer, by personal delivery or by any other means acceptable to the applicable Issuer.

(c) In the case of a request for an initial issuance of a Letter of Credit, such Issuance Request shall specify in form and detail satisfactory to the applicable Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount (which shall be no less than $500,000) and Currency (which shall be U.S. Dollars or Canadian Dollars) thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Issuance Request shall specify in form and detail satisfactory to the applicable Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such applicable Issuer may reasonably require. Additionally, the Borrowers shall furnish to the applicable Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such applicable Issuer or the Administrative Agent may reasonably require.

(d) Promptly after receipt of any Issuance Request, the applicable Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Issuance Request from the Borrowers and, if not, such applicable Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable Issuer has received written notice from any Revolving Loan Lender, the Administrative Agent or any Obligor, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.2 shall not then be satisfied, then, subject to the terms and conditions hereof, such applicable Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such applicable Issuer’s usual and customary business practices. Each Issuer will make available to the beneficiary thereof the original of the Letter of Credit which it issues.

(e) No Issuer shall be under any obligation to (x) issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing such Letter of Credit, or any law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuer in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally or (iii) any Lender is at that time a Defaulting Lender, unless such Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate such Issuer’s actual or potential Fronting Exposure (after giving effect to Section 12.18.1(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Outstandings as to which such Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion or (y) amend any Letter of Credit if (i) such Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(f) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(g) The applicable Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such applicable Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article XI with respect to any acts taken or omissions suffered by such applicable Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such applicable Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to an Issuer.

Section 2.6.2 Other Lenders Participation. Upon the issuance of each Letter of Credit, and without further action, each Revolving Loan Lender (other than the applicable Issuer) shall be deemed to have irrevocably purchased, to the extent of its applicable Revolving Loan Percentage, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto). In addition, such Revolving Loan Lender shall, to the extent of its applicable Revolving Loan Percentage, be entitled to receive a ratable portion of the Letter of Credit Fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit (other than the issuance fees payable to the applicable Issuer of such Letter of Credit pursuant to clause (b) of Section 3.3.3) and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation.

Section 2.6.3 Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in Canadian Dollars, the applicable Borrower shall reimburse the applicable Issuer in Canadian Dollars, unless such applicable Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Canadian Dollars, the applicable Issuer shall notify the applicable Borrower of the U.S. Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the applicable Issuer under a Letter of Credit (each such date, a “Disbursement Date”), the applicable Borrower shall reimburse such applicable Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the applicable Borrower fails to so reimburse the applicable Issuer by such time, the Administrative Agent shall promptly notify each Revolving Loan Lender of the Disbursement Date, the amount of the unreimbursed drawing (the “Reimbursement Obligation”), and the amount of such Revolving Loan Lender’s Revolving Loan Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Borrowing of a Base Rate Loan (or, if the applicable Letter of Credit is denominated in Canadian Dollars, a Canadian Prime Rate Loan) to be disbursed on the Disbursement Date in an amount equal to the Reimbursement Obligation, without regard to the minimum and multiples specified in Section 2.3.1 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 5.2 (other than the delivery of a Borrowing Request). Any notice given by an Issuer or the Administrative Agent pursuant to this Section 2.6.3 may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) Each Revolving Loan Lender shall upon any notice pursuant to Section 2.6.3(a) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Loan Percentage of the Reimbursement Obligation not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.6.3(c), each Revolving Loan Lender that so makes funds available shall be deemed to have made a Base Rate Loan (or, if the applicable Letter of Credit is denominated in Canadian Dollars, a Canadian Prime Rate Loan) to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to such applicable Issuer.

(c) With respect to any Reimbursement Obligation that is not fully refinanced by a Borrowing of Base Rate Loans (or, if the applicable Letter of Credit is denominated in Canadian Dollars, Canadian Prime Rate Loans) because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable Issuer an L/C Borrowing in the amount of the Reimbursement Obligation that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Loan Lender’s payment to the Administrative Agent for the account of the applicable Issuer pursuant to Section 2.6.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Loan Lender in satisfaction of its participation obligation under this Section 2.6.3.

(d) Until each Revolving Loan Lender funds its Loan or L/C Advance pursuant to this Section 2.6.3 to reimburse the applicable Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Loan Lender’s Revolving Loan Percentage of such amount shall be solely for the account of such applicable Issuer.

(e) Each Revolving Loan Lender’s obligation to make Loans or L/C Advances to reimburse the applicable Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.6.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Loan Lender may have against such applicable Issuer, the applicable Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Loan Lender’s obligation to make Loans at the request of the applicable Borrower (but not L/C Advances) pursuant to this Section 2.6.3 is subject to the conditions set forth in Section 5.2 (other than delivery by the applicable Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable Issuer for the amount of any payment made by such applicable Issuer under any Letter of Credit, together with interest as provided herein.

(f) If any Revolving Loan Lender fails to make available to the Administrative Agent for the account of the applicable Issuer any amount required to be paid by such Revolving Loan Lender pursuant to the foregoing provisions of this Section 2.6.3 by the time specified in Section 2.6.3(b), then, without limiting the other provisions of this Agreement, such applicable Issuer shall be entitled to recover from such Revolving Loan Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such applicable Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such applicable Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such applicable Issuer in connection with the foregoing. If such Revolving Loan Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Loan Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable Issuer submitted to any Revolving Loan Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.6.3(f) shall be conclusive absent manifest error.

Section 2.6.4 Repayment of Participations.

(a) At any time after the applicable Issuer has made a payment under any Letter of Credit and has received from any Revolving Loan Lender such Revolving Loan Lender’s L/C Advance in respect of such payment in accordance with Section 2.6.3, if the Administrative Agent receives for the account of such applicable Issuer any payment in respect of the related Reimbursement Obligation or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Loan Lender its Revolving Loan Percentage thereof in the same funds as those received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of the applicable Issuer pursuant to Section 2.6.3(a) is required to be returned under any of the circumstances described in Section 12.20 (including pursuant to any settlement entered into by such applicable Issuer in its discretion), each Revolving Loan Lender shall pay to the Administrative Agent for the account of such applicable Issuer its Revolving Loan Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Loan Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Loan Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 2.6.5 Deemed Disbursements. Upon the occurrence and during the continuation of any Default under clauses (a) through (d) of Section 8.1.9 or upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Borrowers of its obligations under this Section, following the occurrence and during the continuation of any other Event of Default,

(a) the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to any Borrower or any other Person, be deemed to have been paid or disbursed by the Issuers (notwithstanding that such amount may not in fact have been paid or disbursed); and

(b) each Borrower shall be immediately obligated to reimburse each Issuer for the amount deemed to have been so paid or disbursed by such Issuer.

Amounts payable by the Borrowers pursuant to this Section shall be deposited in immediately available funds with the Collateral Agent and held as collateral security for the Reimbursement Obligations. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Collateral Agent shall return to the Borrowers all amounts then on deposit with the Collateral Agent pursuant to this Section which have not been applied to the satisfaction of the Reimbursement Obligations.

Section 2.6.6 Obligations Absolute. The obligation of the applicable Borrower to reimburse the applicable Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense or other right that the applicable Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) any waiver by the applicable Issuer of any requirement that exists for such applicable Issuer’s protection and not the protection of the applicable Borrower or any waiver by such applicable Issuer which does not in fact materially prejudice the applicable Borrower;

(e) any honor of demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(f) any payment made by such applicable Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP Rules or the UCP, as applicable;

(g) any payment by such applicable Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such applicable Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(h) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the applicable Borrower or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable Issuer. The applicable Borrower shall be conclusively deemed to have waived any such claim against such applicable Issuer and its correspondents unless such notice is given as aforesaid.

Section 2.6.7 Role of Issuer. Each Revolving Loan Lender and the applicable Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuer shall be liable to any Revolving Loan Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Loan Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The applicable Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuer shall be liable or responsible for any of the matters described in clauses (a) through (h) of Section 2.6.6; provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against the applicable Issuer, and such applicable Issuer may be liable to the applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the applicable Borrower which such Borrower proves were caused by such applicable Issuer’s willful misconduct, bad faith, fraud or gross negligence or such applicable Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such applicable Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The applicable Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

Section 2.6.8 Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable Issuer and the applicable Borrower when a Letter of Credit is issued, the ISP Rules shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the applicable Issuer shall not be responsible to the Borrowers for, and the applicable Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of such applicable Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such applicable Issuer or the beneficiary is located, the practice stated in the ISP Rules or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.6.9 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

Section 2.6.10 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a wholly-owned Subsidiary of the Parent that is not a Borrower, the U.S. Borrower (if for the account of a Subsidiary organized in the United States of America) or the Canadian Borrower (if for the account of a Subsidiary organized under the federal laws of Canada or the laws of any province or territory thereof) shall be obligated to reimburse the applicable Issuer hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of wholly-owned Subsidiaries of the Parent inures to the benefit of the Borrowers, and that the Borrowers’ businesses derive substantial benefits from the businesses of such Subsidiaries.

Section 2.7 Register; Notes. The Register shall be maintained on the following terms:

(a) Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Administrative Agent will record the names and addresses of the Lenders, each Term Loan Lender’s and each Revolving Loan Lender’s Commitment, the principal amounts of, and stated interest on, the Loans made by each Lender and each repayment in respect of the principal amount of the Term Loans and Revolving Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 12.10.2(d). Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Term Loan or Revolving Loan is registered (or, if applicable, to which a Term Note or Revolving Note has been issued) as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Lender’s Commitment or Term Loans or Revolving Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 12.10.2(d). No assignment or transfer of a Lender’s Commitment or Term Loans or Revolving Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.

(b) Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will execute and deliver to such Lender a Term Note or Revolving Note, as the case may be, evidencing the Term Loans or Revolving Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s applicable Percentage of the original (in the case of Term Loans) or then applicable (in the case of Revolving Loans) Commitment Amount; provided that, upon any assignment or transfer of a Lender’s Commitments or Term Loans or Revolving Loans, such Lender shall surrender to the relevant Borrowers its Term Notes and Revolving Notes. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Term Loans or Revolving Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

Section 2.8 Canadian BAs. Not in limitation of any other provision of this Agreement, but in furtherance thereof, the provisions of this Section shall further apply to the acceptance, rolling over and conversion of Canadian BAs:

Section 2.8.1 Funding of Canadian BAs. If the Administrative Agent receives a Canadian Revolving Loan Borrowing Request or a Canadian Revolving Loan

Continuation/Conversion Notice from the Canadian Borrower requesting a Borrowing or a rollover of or a conversion into a Canadian Revolving Loan by way of Canadian BAs, the Administrative Agent shall notify each of the applicable Revolving Loan Lenders, on the same Business Day on which it shall have received such request, of such request and of each such Revolving Loan Lender’s applicable Percentage of such Canadian Revolving Loan. Each applicable Revolving Loan Lender shall, not later than 10:00 a.m., Toronto time, on the date of each Canadian Loan by way of Canadian BAs (whether in respect of the Credit Extension or pursuant to a rollover or conversion), accept drafts of the Canadian Borrower which are presented to it for acceptance and which have an aggregate face amount equal to such Revolving Loan Lender’s applicable Percentage of the total Canadian Revolving Loan being made available by way of Canadian BAs on such date. With respect to each draw down of, rollover of or conversion into Canadian BAs, no Revolving Loan Lender shall be required to accept any draft which has a face amount which is not in a minimum amount of C$250,000 and an integral multiple of C$250,000. Concurrent with the acceptance of drafts of the Canadian Borrower as aforesaid, each applicable Revolving Loan Lender shall make available to the Administrative Agent the aggregate Notional BA Proceeds with respect to the Canadian BAs being purchased by such Revolving Loan Lender (net of the aggregate amount required to repay such Revolving Loan Lender’s outstanding Canadian BAs that are maturing on such date and/or Floating Rate Loans of such Revolving Loan Lender that are being converted on such date). The Administrative Agent shall make such amount, if any, received from the applicable Revolving Loan Lenders available to the Canadian Borrower on the date of such Canadian Revolving Loan by crediting the designated account of the Canadian Borrower.

Section 2.8.2 Execution of Canadian BAs. To facilitate the acceptance of Canadian BAs hereunder, the Canadian Borrower hereby appoints each Revolving Loan Lender as its attorney to sign and endorse on its behalf, as and when considered necessary by the Revolving Loan Lender, an appropriate number of drafts in the form prescribed by that Revolving Loan Lender. Each Revolving Loan Lender may, at its option, execute any draft in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and the Revolving Loan Lenders are hereby authorized to accept or pay, as the case may be, any draft of the Canadian Borrower which purports to bear such a signature notwithstanding that any such individual has ceased to be an authorized officer of the Revolving Loan Lender, in which case any such draft or Canadian BA shall be as valid as if he or she were an authorized officer at the date of issue of the draft or Canadian BA. Any drafts or Canadian BA signed by a Revolving Loan Lender as attorney for the Canadian Borrower, whether signed in handwriting or by the facsimile or mechanical signature of an authorized officer of a Revolving Loan Lender, may be dealt with by the Administrative Agent or any Revolving Loan Lender for all intents and purposes and shall bind each Borrower as if duly signed and issued by the Canadian Borrower. The receipt by the Administrative Agent of a request for a Borrowing by way of Canadian BAs shall constitute each applicable Revolving Loan Lender’s sufficient authority to execute, and each applicable Revolving Loan Lender shall, subject to the terms and conditions of this Agreement, execute drafts in accordance with such request, and the drafts so executed shall thereupon be deemed to have been presented for acceptance.

Section 2.8.3 Special Provisions Relating to Acceptance Notes.

(a) The Canadian Borrower and each Revolving Loan Lender hereby acknowledge and agree that from time to time certain Revolving Loan Lenders may not be authorized to or may, as a matter of general corporate policy, elect not to, accept Canadian BA drafts, and the Canadian Borrower and each Revolving Loan Lender agrees that any such Revolving Loan Lender may purchase Acceptance Notes of the Canadian Borrower in accordance with the provisions of clause (b) of this Section 2.8.3 in lieu of accepting Canadian BAs for its account.

(b) In the event that any Revolving Loan Lender described in clause (a) of this Section 2.8.3 is unable to, or elects as a matter of general corporate policy not to, accept Canadian BAs hereunder, such Revolving Loan Lender shall not accept Canadian BAs hereunder, but rather, if the Canadian Borrower requests the acceptance of such Canadian BAs, the Canadian Borrower shall deliver to such Revolving Loan Lender non-interest bearing promissory notes (each, an “Acceptance Note”) of the Canadian Borrower, substantially in the form of Exhibit A-5 hereto, having the same maturity as the Canadian BAs that would otherwise be accepted by such Revolving Loan Lender and in an aggregate principal amount equal to the undiscounted face amount of such Canadian BAs. Each Revolving Loan Lender hereby agrees to purchase each Acceptance Note from the Canadian Borrower at a purchase price equal to the Notional BA Proceeds for a Revolving Loan Lender which would have been applicable if a Canadian BA draft had been accepted by such Revolving Loan Lender and such Acceptance Notes shall be governed by the provisions of this Article II as if they were Canadian BAs.

Section 2.9 Incremental Facilities.

Section 2.9.1 Upon at least five (5) days’ notice to the Administrative Agent, at any time after the Closing Date but on not more than two occasions during the term of this Agreement, the Borrowers may request Additional Term Commitments (which may take the form of an increase to the then-existing Term Loan or an Additional Term Loan) or Additional Revolving Commitments (collectively, the “Incremental Facilities”); provided that (i) after giving pro forma effect to any such addition, the aggregate amount of Incremental Facilities that have been added pursuant to this Section 2.9 shall not exceed $75,000,000 (or the equivalent thereof in Canadian Dollars), and (ii) any such addition shall be in an aggregate amount of $15,000,000 (or the equivalent thereof in Canadian Dollars), in the case of Additional Term Commitments, or $5,000,000 (or the equivalent thereof in Canadian Dollars), in the case of Additional Revolving Commitments, or, in either case, any whole multiple of $1,000,000 in excess thereof (provided that such amount may be less than $15,000,000 or $5,000,000, respectively, (or the equivalent thereof in Canadian Dollars) if such amount represents all remaining availability under the aggregate limit in respect of the Incremental Facilities set forth in clause (i) to this proviso).

Section 2.9.2 If any Incremental Facilities are added in accordance with this Section 2.9.1, the Administrative Agent and the applicable Borrowers shall determine the effective date (the “Incremental Facility Effective Date”) and the final amount of such addition. The Administrative Agent shall promptly notify the applicable Borrowers and the applicable Lenders of the final amount of such addition and the Incremental Facility Effective Date. Each such Lender may, in its sole discretion, commit to participate in such Incremental Facilities by forwarding its commitment thereto to the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent. As conditions precedent to each such addition of an Incremental Facility: (i) no Default or Event of Default exists or would exist immediately after giving effect to such Incremental Facility, (ii) any Additional Revolving Commitments shall be documented as an increase to, and shall be (except as otherwise set forth in this Section 2.9), on terms identical to, the Revolving Loan Commitments, (iii) the terms and conditions with respect to any Additional Term Loans that are not consistent with the existing Term Loans (except as otherwise set forth in this Section 2.9) shall be reasonably satisfactory to the Administrative Agent, (iv) the maturity date of any Additional Term Loans shall be no earlier than the maturity date of the existing Term Loans, (v) the weighted average life to maturity of the Additional Term Loans shall be no shorter than the remaining average life to maturity of the existing Term Loans, (vi) the yield applicable to the Additional Term Loan or the Additional Revolving Commitments, as applicable, shall be determined by the Borrowers and the lenders thereunder; provided that if the yield on the Additional Term Loan or the Additional Revolving Commitments, as applicable, exceeds the all-in yield at such time on the existing Term Loans or the existing Revolving Loan Commitments, as applicable, by more than 0.50% per annum, then the interest rate margins for the then existing Term Loans or the then existing Revolving Loan Commitments, as applicable, shall be increased to the extent necessary so that the all-in yield on the existing Term Loans or the existing Revolving Loan Commitments, as applicable, is no lower than a yield 0.50% per annum below that of the Additional Term Loan or the existing Revolving Loan Commitments, as applicable, provided further that in determining the yield applicable to the Additional Term Loans and the existing Term Loans or to the Additional Revolving Commitments and the existing Revolving Loan Commitments, as applicable, (x) original issue discount (“OID”), commitment fees or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrowers to the Lenders in the initial primary syndication thereof shall be included (with OID being equated to interest based on an assumed four year life to maturity), (y) customary arrangement, structuring or underwriting fees shall be excluded and (z) if such Additional Term Loans or Additional Revolving Commitments, as applicable, include an interest rate floor greater than the interest rate floor applicable to the existing Term Loans or existing Revolving Loan Commitments, as applicable, such increased amount shall be equated to yield and implemented as a floor or increase in floor on the existing Term Loans or Additional Revolving Commitments, as applicable, (vii) on the date of such increase and as of the last day of the most recently ended fiscal quarter after giving pro forma effect to all Incremental Facilities and assuming that all Incremental Facilities have been fully drawn (without netting the proceeds of any such Incremental Facility as cash thereunder), the Borrowers shall be in pro forma compliance with the financial covenant in Section 7.2.4 (assuming, for purposes of this Section 2.9, that the maximum Leverage Ratio permitted in any four consecutive fiscal quarter test period pursuant to Section 7.2.4 is 0.25:1.00 lower than the maximum Leverage Ratio set forth in Section 7.2.4 for such four fiscal quarter period); provided that, in no event shall the Leverage Ratio exceed 2.00:1.00 after giving effect to such increase and the application of proceeds therefrom on a pro forma basis; (vii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates (including as to the satisfaction of the conditions set forth in Section 5.2 and in this Section 2.9 with calculations in reasonable detail) reasonably requested by the Administrative Agent and consistent in form with those delivered on the Closing Date, (viii) each of the conditions specified in Section 5.2 shall be satisfied on and as of the Incremental Facility Effective Date (it being understood that all references to “the date of such Credit Extension” or similar language in Section 5.2 shall be deemed to refer to the Incremental Facility Effective Date), (ix) the proceeds of such Incremental Facilities shall be used for working capital and general corporate purposes of the Borrowers and their Subsidiaries, including Permitted Acquisitions, Capital Expenditures and Restricted Payments permitted under Section 7.2.6, and

(x) the Administrative Agent shall have received an Officer’s Certificate of each of the Borrowers, in form and substance satisfactory to the Administrative Agent, certifying that, among other things, (A) any Additional Term Commitments and/or Additional Revolving Commitments pursuant to this Section 2.9 and the making of Term Loans and/or Revolving Loans under this Section 2.9 are not in violation of this Agreement, the other Loan Documents or the credit facilities provided herein, and (B) all of the conditions set forth in clauses (i) through (ix) above have been satisfied.

Section 2.9.3 On each Incremental Facility Effective Date, each applicable Lender, assignee under Section 12.10.2(d) or other Person which is participating in the Incremental Facility (i) shall become a “Term Loan Lender” or “Revolving Loan Lender”, as applicable, for all purposes of this Agreement and the other Loan Documents and (ii) in the case of any Additional Term Commitment, shall make an Additional Term Loan to the applicable Borrowers in a principal amount equal to such Additional Term Commitment, and such Additional Term Loan shall be a “Term Loan” for all purposes of this Agreement and the other Loan Documents.

Section 2.9.4 The Incremental Facilities shall be evidenced by an amendment or supplement to this Agreement executed by the Borrowers (and consented to by all other Obligors), the Lenders participating in such Incremental Facilities and the Administrative Agent, and may include the Additional Term Loans, Increased Terms Loans or Additional Revolving Commitments, as applicable, in any mandatory prepayment, pro rata sharing, voting or other provision of this Agreement on terms consistent with the Term Loans and the Revolving Commitments, as applicable. On any Incremental Facility Effective Date in respect of any Additional Revolving Commitment, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Lenders shall assign to each of the Additional Revolving Lenders, and each of the Additional Revolving Lenders shall purchase from each of the existing Revolving Lenders, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Incremental Facility Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the existing Revolving Lenders and the Additional Revolving Lenders ratably in accordance with their respective Revolving Loan Commitments after giving effect to the addition of the Additional Revolving Commitments to the Revolving Loan Commitments and (ii) each Additional Revolving Loan shall be deemed, for all purposes of this Agreement, a “Revolving Loan”.

Section 2.9.5 Any Additional Term Loans, Increased Term Loans or Additional Revolving Commitments, as applicable, made or provided pursuant to this Section 2.9 shall be evidenced by one or more entries in the Register maintained by the Administrative Agent in accordance with the provisions set forth in this Agreement.

Section 2.9.6 This Section 2.9 shall override any provision in Section 4.8 or 12.1 to the contrary.

Section 2.10 Extension of Maturity Date.

Section 2.10.1 Requests for Extension. The Borrowers may, by notice (an “Extension Notice”) to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 35 days prior to the Stated Maturity Date then in effect hereunder (the “Existing Maturity Date”), request that each Lender extend such Lender’s applicable Stated Maturity Date and, if applicable, Revolving Loan Commitment Termination Date with respect to all or any portion of the Commitment (but for the avoidance of doubt, excluding the Term Loan Commitment) or all or any portion of the outstanding Revolving Loans and Term Loans, for an additional one year from the Existing Maturity Date or the Revolving Loan Commitment Termination Date, as applicable. The Borrowers shall have offered to all Lenders under the applicable credit facility that is the subject of the Extension Notice the opportunity to participate in such extension on a pro rata basis and on the same terms and conditions to each Lender under such applicable credit facility.

Section 2.10.2 Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 15 days following receipt of an Extension Notice, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that does not agree to such extension (a “Non Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date)), and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non Extending Lender. The election of any Lender to agree to such extension (an “Extending Lender”) shall not obligate any other Lender to so agree. In the event that the aggregate principal amount of the Commitment or Loan, as applicable, that is subject to the Borrowers’ request for such extension is less than the aggregate amount of Commitments or Loans, as applicable, of the Extending Lenders, such extension shall apply, on a pro rata basis, to each Extending Lender’s Commitment or Loans, as applicable.

Section 2.10.3 Notification by Administrative Agent. The Administrative Agent shall notify the Borrowers of each Lender’s determination under this Section no later than the date five (5) days following the Notice Date (or, if such date is not a Business Day, on the next preceding Business Day).

Section 2.10.4 Additional Commitment Lenders. The Borrowers shall have the right to replace each Non Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 4.11; provided that each of such Additional Commitment Lenders shall enter into a Lender Assignment Agreement pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

Section 2.10.5 Effective Date; Terms. Subject to compliance with the conditions set forth in Section 2.10.6, effective as of the Existing Maturity Date, the applicable Stated Maturity Date (and the Revolving Loan Commitment Termination Date, if applicable) of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (or the Revolving Loan Commitment Termination Date, if applicable) (except that, if such date is not a Business Day, such Maturity Date (or the Revolving Loan Commitment Termination Date, if applicable) as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. Subject to clauses (i), (ii) and (iii) below, the extended Term Loans shall have the same terms as the class of Term Loans that are the subject of the Extension Notice (and such extended Term Loans shall not benefit from Guaranties or Collateral that do not also benefit the class of Term Loans that are the subject of the Extension Notice); provided that the Extension Notice and/or documentation effecting such extension may provide for other covenants and terms that apply to any period after the Existing Maturity Date then in effect, and further provided that (i) any extended Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments or commitment reductions hereunder, as specified in the applicable Extension Notice, (ii) the interest rates, rate floors, fees, original issue discounts, premiums and scheduled amortization (subject to the limitations set forth in clause (iii) of this Section 2.10.5) applicable to any extended Term Loans shall be determined by Borrowers and the Extending Lenders, and (iii) before the Stated Maturity Date then in effect, the amortization of any extended Term Loans shall not exceed equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the extended Term Loans.

Section 2.10.6 Documentation; Conditions to Effectiveness of Extensions. All documentation in respect of such extension (including any Extension Notice and any amendment to this Agreement implementing the terms of such Extension Notice) shall be consistent with this Section 2.10. In connection with any such extension, Borrowers and the Administrative Agent, with the approval of the Extending Lenders of the applicable extension, may effect such amendments to this Agreement and the other Loan Documents (including amendments and restatements hereof and thereof) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrowers, to implement the terms of any such Extension Notice, including any amendments necessary to establish new classes, tranches or sub-tranches in respect of the extended Term Loans and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrowers in connection with the establishment of such new tranches or sub-tranches (including to preserve the pro rata treatment of the extended and non-extended tranches), in each case on terms not inconsistent with this Section 2.10. As conditions precedent to such extension, the Borrowers shall deliver to the Administrative Agent (i) an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such extension amendment and the Loan Documents as amended thereby, that such extension amendment, including the extended Term Loans provided for therein, does not breach or cause a Default or Event of Default under the terms and provisions of Section 12.1 of this Agreement and such other opinions reasonably requested by the Administrative Agent, (ii) customary reaffirmations and/or such amendments to the Guaranties and Security Agreements as may be reasonably requested by the Administrative Agent in order to ensure that such extended Term Loans are provided with the benefit of the applicable Loan Documents, and (iii) a certificate of each Obligor dated as of the Existing Maturity Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) (A) certifying and attaching the resolutions adopted by such Obligor approving or consenting to such extension and (B) in the case of the Borrowers, certifying that, before and after giving effect to such extension, (1) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the Existing Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (unless qualified by “material” or “Material Adverse Effect” or similar references to materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date, and (2) no Default or Event of Default exists. In addition, on the applicable Stated Maturity Date of each Non-Extending Lender, the Borrowers shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 4.4) to the extent necessary to keep outstanding Loans ratable with any revised Term Loan Percentages and Revolving Loan Percentages of the respective Lenders effective as of such date.

Section 2.10.7 Conflicting Provisions. This Section shall supersede any provisions in Section 4.8 or 12.1 to the contrary.

Section 2.11 Cash Collateral.

Section 2.11.1 Certain Credit Support Events. Upon the request of the Administrative Agent or the applicable Issuer (i) if such applicable Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Stated Expiry Date or a maturity date of a Canadian BA, any Letter of Credit Outstanding or Canadian BA for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Outstandings and Canadian BAs, as applicable. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the applicable Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 12.18.1(d) and any Cash Collateral provided by the Defaulting Lender).

Section 2.11.2 Grant of Security Interest. The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuers and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.11.3. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure or amount of Canadian BAs and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, to the extent permitted by applicable law, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

Section 2.11.3 Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.11 or Sections 2.6, 3.1.1, 3.1.2, 4.7, 8.2 or 12.18 in respect of Letters of Credit or Canadian BAs shall be held and applied to the satisfaction of the specific Letter of Credit Outstandings, Canadian BAs, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

Section 2.11.4 Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.10.2(f)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of an Obligor shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.11 may be otherwise applied in accordance with Section 4.7), and (y) the Person providing Cash Collateral and the applicable Issuer, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.1 Repayments and Prepayments; Application. The Borrowers agree that the Loans shall be repaid and prepaid pursuant to the following terms:

Section 3.1.1 Repayments and Prepayments. Each Borrower shall repay in full the unpaid principal amount of each Loan made to such Borrower upon the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.

(a) From time to time on any Business Day, subject to payment of the applicable premium (if any) contemplated by the last sentence of this Section 3.1 and any payment contemplated by Section 4.4, any Borrower may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any

(i) Loans (other than Swing Line Loans and Canadian BAs); provided that (A) any such prepayment of (x) the Term Loans shall be made pro rata among Term Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Term Loans (applied to the remaining amortization payments for the Term Loans, in such amounts as such Borrower shall determine) and (y) Revolving Loans shall be made pro rata among Revolving Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans; (B) all such voluntary prepayments shall require at least one but no more than five Business Days’ prior notice to the Administrative Agent; and (C) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $2,500,000 and an integral multiple of $1,000,000 and, in the case of Floating Rate Loans, in an aggregate minimum amount of C$2,500,000 and an integral multiple of C$1,000,000 (for Floating Rate Loans denominated in Canadian Dollars) and $2,500,000 and an integral multiple of $1,000,000 (for Floating Rate Loans denominated in U.S. Dollars); and

(ii) Swing Line Loans; provided that (A) all such voluntary prepayments shall require prior telephonic notice to the Swing Line Lender on or before 10:00 a.m., New York time, on the day of such prepayment (such notice to be confirmed in writing within 24 hours thereafter); and (B) all such voluntary partial prepayments shall be in an aggregate minimum amount of $500,000 and an integral multiple of $100,000, in the case of Swing Line Loans denominated in Dollars, or in an aggregate minimum amount of C$500,000 and an integral multiple of C$100,000, in the case of Swing Line Loans denominated in Canadian Dollars. For greater certainty, Canadian BAs may not be prepaid prior to their maturity.

(b) On each date when the sum of (i) the U.S. Dollar Equivalent of the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans and (ii) the U.S. Dollar Equivalent of the aggregate amount of all Letter of Credit Outstandings exceeds the then applicable Revolving Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Revolving Loan Borrowers shall make a mandatory prepayment of Revolving Loans or Swing Line Loans or both (other than Canadian BAs), and, if necessary, Cash Collateralize all Letter of Credit Outstandings, in an aggregate amount equal to such excess. In addition, if the Administrative Agent notifies the Borrowers at any time that the sum of (A) the aggregate outstanding principal amount of all Revolving Loans denominated in Canadian Dollars and Swing Line Loans denominated in Canadian Dollars and (B) the aggregate amount of all Letter of Credit Outstandings denominated in Canadian Dollars exceeds an amount equal to 102% of the then applicable Revolving Loan Commitment Amount, then the Revolving Loan Borrowers shall make a mandatory prepayment of Revolving Loans or Swing Line Loans or both (other than Canadian BAs), and, if necessary, Cash Collateralize all Letter of Credit Outstandings in an aggregate amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Revolving Loan Commitment Amount then in effect.

(c) On each Quarterly Payment Date occurring during any period set forth below, the Term Loan Borrower shall make a scheduled repayment of the aggregate outstanding principal amount, if any, of all Term Loans in an amount equal to the percentage of the aggregate outstanding principal amount of Term Loans (immediately after the making of the Term Loans on the Closing Date) set forth below opposite the Stated Maturity Date or such Quarterly Payment Date, as applicable:

Period	Percentage of Required Principal Repayment

March 31, 2014 through (and including) December 31, 2019	0.25%

Stated Maturity Date for Term Loans	94.00%

The final principal repayment installment of the Term Loans shall be repaid on the Stated Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(d) Concurrently with the receipt by the Parent or any of its Subsidiaries of any Net Debt Proceeds, the Borrowers shall make, or cause to be made, a mandatory prepayment of the Loans in an amount equal to 100% of such Net Debt Proceeds plus the applicable premium (if any) owed pursuant to the last sentence of this Section 3.1.1.

(e) The Parent shall, within five Business Days following the receipt of any Net Disposition Proceeds or Net Casualty Proceeds by the Parent or any of its Subsidiaries, (x) deliver to the Administrative Agent a calculation of the amount of such proceeds and, to the extent the aggregate amount of such proceeds received by the Parent and its Subsidiaries in any Fiscal Year exceeds the U.S. Dollar Equivalent of $2,000,000, make, or cause to be made, a mandatory prepayment of the Loans in an amount equal to 100% of the aggregate amount of such Net Disposition Proceeds or Net Casualty Proceeds in excess of the U.S. Dollar Equivalent of $2,000,000; provided that, pursuant to written notice referred to above delivered by the Parent to the Administrative Agent in connection with the calculation not more than three Business Days following receipt of any such Net Disposition Proceeds or Net Casualty Proceeds, so long as no Default has occurred and is continuing, all such other Net Disposition Proceeds or Net Casualty Proceeds, as the case may be, may be retained by the Parent or any such Subsidiary, as the case may be (and be excluded from the prepayment requirements of this clause (e)), if (i) the Parent informs the Administrative Agent in such notice of its good faith intention to apply (or cause one or more of the Subsidiaries to apply) such Net Disposition Proceeds or Net Casualty Proceeds to the acquisition of other assets or properties in the United States consistent with the businesses permitted to be conducted pursuant to Section 7.2.1 (including by way of merger or Investment); provided further that, so long as such assets or properties will be owned by a Borrower or a Subsidiary Guarantor and will constitute Collateral, such assets or properties may be located outside of the United States, and (ii) within 365 days following the receipt of such Net Disposition Proceeds or Net Casualty Proceeds, such proceeds are actually applied or committed pursuant to a written agreement to such acquisition. The amount of such Net Disposition Proceeds or Net Casualty Proceeds not applied after such 365 day period (or committed pursuant to a written agreement within such 365 day period but not applied within 180 days after such 365 day period) shall be applied as a mandatory prepayment of the Loans as required pursuant to the first sentence of this clause (e) without giving effect to the provisos herein.

(f) Within 100 days after the close of each Fiscal Year (beginning with the Fiscal Year ended December 31, 2014) the Borrowers shall make, or cause to be made, a mandatory prepayment of the Loans in an amount equal to the ECF Percentage of the Excess Cash Flow (if any) for such Fiscal Year, provided that voluntary prepayments of the Term Loans, and of the Revolving Loans in the event that Revolving Loan Commitments are permanently reduced, that are made in any Fiscal Year shall be credited against this required Excess Cash Flow payment for such Fiscal Year on a dollar-for-dollar basis.

(g) Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, the Borrowers shall repay, or cause to be repaid, all the Loans, unless, pursuant to Section 8.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

All prepayments under this Section shall be subject to Section 4.4, but otherwise shall be (except as set forth in the next sentence) without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. In the event that on or prior to the six (6) month anniversary of the Closing Date, the Borrowers make any mandatory prepayment pursuant to Section 3.1.1(d) or a Repricing Event shall occur, the Borrowers shall pay a prepayment premium equal to 1.00% of the aggregate principal amount of the Term Loans subject to such mandatory prepayment or Repricing Event.

Section 3.1.2 Application. Amounts prepaid pursuant to Section 3.1.1 shall be applied as set forth in this Section.

(a) Subject to clause (b), each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Floating Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as Fixed Rate Loans.

(b) Each prepayment of the Loans made pursuant to clauses (d), (e) and (f) of Section 3.1.1 shall be applied (i) first, in forward order of maturity to the next four (4) scheduled installments of principal thereof pursuant to Section 3.1.1(c) and, thereafter, pro rata to a mandatory prepayment of the outstanding principal amount of all Term Loans (with the amount of such prepayment of the Term Loans being applied pro rata against the amount of each remaining Term Loan amortization payment), and (ii) second, to the repayment of any outstanding U.S. Revolving Loans and Canadian Revolving Loans until paid in full, and then to Cash Collateralize Letter of Credit Outstandings (other than Letter of Credit Outstandings that have been paid pursuant to the preceding clause).

Section 3.2 Interest Provisions. Interest on the outstanding principal amount of the Loans (other than with respect to Canadian BAs) shall accrue and be payable in accordance with the terms set forth below.

Section 3.2.1 Rates. Subject to Section 2.3.2, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the applicable Borrowers may elect that the Loans comprising a Borrowing accrue interest at a rate per annum:

(a) on that portion maintained from time to time as a Floating Rate Loan, equal to the sum of the Alternate Base Rate (if such Loan is a U.S. Loan or a Canadian Loan denominated in U.S. Dollars) or the Canadian Prime Rate (if such Loan is a Canadian Loan denominated in Canadian Dollars), as applicable, from time to time in effect plus the Applicable Margin; provided that (i) all U.S. Swing Line Loans shall always accrue interest at the Alternate Base Rate plus the then effective Applicable Margin for Revolving Loans maintained as Floating Rate Loans and (ii) all Canadian Swing Line Loans shall always accrue interest at a rate per annum equal to the Canadian Prime Rate or the Alternate Base Rate from time to time in effect plus the then effective Applicable Margin for Canadian Revolving Loans maintained as Floating Rate Loans; and

(b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.

All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan. Interest on Floating Rate Loans shall be calculated from and including the first day of the Borrowing of such Floating Rate Loan to (but not including) the date interest is required to be paid on such Floating Rate Loan pursuant to Section 3.2.3.

Section 3.2.2 Post-Maturity Rates; Default Rate. After the date any principal amount of any Loan or Reimbursement Obligation is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), the Borrowers shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate of interest that otherwise would be applicable to such Loan plus 2% per annum (in each case being the “Default Rate”). Upon the request of the Required Lenders, while any other Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

Section 3.2.3 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(a) on the Stated Maturity Date therefor;

(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c) with respect to Floating Rate Loans, on each Quarterly Payment Date occurring after the Effective Date;

(d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);

(e) with respect to any Floating Rate Loans converted into Fixed Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

(f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

Section 3.2.4 Interest Act Provision. Interest payable on Canadian Loans shall be subject to the following terms.

(a) For the purposes of the Interest Act (Canada), whenever interest payable pursuant to this Agreement is calculated with respect to any monetary Obligation relating to Canadian Loans on the basis of a period other than a calendar year (the “Calculation Period”), each rate of interest determined pursuant to such calculation expressed as an annual rate is equivalent to such rate as so determined, multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Calculation Period.

(b) The principle of deemed reinvestment of interest with respect to any monetary Obligation relating to Canadian Loans shall not apply to any interest calculation under this Agreement.

(c) The rates of interest with respect to any monetary Obligation relating to Canadian Loans stipulated in this Agreement are intended to be nominal rates and not effective rates or yields. If any provision of this Agreement would oblige any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest or the amount or rate of any acceptance fee required to be paid to the affected Lender; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

Section 3.3 Fees. The Borrowers shall pay the fees set forth below. All such fees shall be non-refundable.

Section 3.3.1 Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of any Borrower’s inability to satisfy any condition of Article V) commencing on the Effective Date and continuing through the applicable Commitment Termination Date, a commitment fee in an amount equal to the Applicable Commitment Fee Margin, in each case on such Lender’s Percentage of the sum of the average daily unused portion of the applicable Revolving Commitment Amount (net of Letter of Credit Outstandings). All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Borrowers in arrears on the Effective Date and thereafter on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Loan Commitment Termination Date. The making of Swing Line Loans shall not constitute usage of the Revolving Loan Commitment with respect to the calculation of commitment fees to be paid by the Borrowers to the Lenders.

Section 3.3.2 Fees. The Borrowers shall pay to the Arrangers the fees in the amounts, on the dates and in the manner set forth in the Fee Letter.

Section 3.3.3 Letter of Credit Fees. The following fees shall be payable in connection with Letters of Credit:

(a) The Borrowers shall pay to the Administrative Agent, for the pro rata account of the Revolving Loan Lenders, a Letter of Credit fee in a per annum amount equal to the then effective Applicable Margin for Revolving Loans maintained as LIBO Rate Loans, multiplied by the Stated Amount of each such Letter of Credit, such fees being payable quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit and on the Revolving Loan Commitment Termination Date.

(b) The Borrowers shall also pay to the Administrative Agent for the account of the applicable Issuer, quarterly in arrears on each Quarterly Payment Date following the date of issuance of each Letter of Credit by such applicable Issuer and on the Revolving Loan Commitment Termination Date, an issuance fee in an amount equal to 1/4 of 1% per annum on the Stated Amount of each such Letter of Credit. In addition, the applicable Issuer’s customary administrative, issuance, amendment, payment and negotiation fees shall be payable to such applicable Issuer, for its own account, on the dates and in the amounts from time to time notified to the Borrowers by such applicable Issuer.

ARTICLE IV

CERTAIN LIBO RATE, CANADIAN BA AND OTHER PROVISIONS

Section 4.1 Fixed Rate Lending Unlawful. If any Lender shall reasonably determine (which determination shall, upon notice thereof to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a Fixed Rate Loan, the obligations of such Lender to make, continue or convert any such Fixed Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Fixed Rate Loans payable to such Lender shall automatically convert into Floating Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

Section 4.2 Deposits Unavailable; Circumstances making Canadian BAs Unavailable.

(a) If the Administrative Agent shall have determined that (i) deposits in the amount and for the relevant Interest Period are not available to it in its relevant market or (ii) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans, then, upon notice from the Administrative Agent to the Borrowers and the applicable Lenders, the obligations of all such Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrowers and the applicable Lenders that the circumstances causing such suspension no longer exist.

(b) If the Administrative Agent shall have determined in good faith that by reason of circumstances affecting the Canadian money market, there is no market for Canadian BAs, then, upon notice to the Borrowers and the applicable Lenders, the right of the Canadian Borrower to request the acceptance of Canadian BAs and the acceptance thereof shall be suspended until the Administrative Agent shall notify the Borrowers and the applicable Lenders that it has determined that the circumstances causing such suspension no longer exist.

Section 4.3 Increased Loan Costs, etc. The Borrowers agree to reimburse each Secured Party for any increase in the cost to such Secured Party of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, Fixed Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes by way of imposition or increase in reserve requirement included in the LIBOR Reserve Percentage and changes with respect to (a) increased capital costs and (b) Taxes that are (i) imposed on or with respect to payments by or on account of any obligation of a Borrower under a Loan Document, other than income Taxes imposed as a result of a present or former connection between a Secured Party and the jurisdiction imposing the Tax arising solely from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document, (ii) Connection Income Taxes, or (iii) Other Taxes. Each affected Secured Party shall promptly notify the Administrative Agent and the Borrowers in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Secured Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

Section 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Fixed Rate Loan) as a result of:

(a) any conversion or repayment or prepayment of the principal amount of any Fixed Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;

(b) any Loans not being made as Fixed Rate Loans in accordance with the Borrowing Request therefor; or

(c) any Loans not being continued as, or converted into, Fixed Rate Loans in accordance with the Continuation/Conversion Notice therefor;

then, upon the written notice of such Lender to the Borrowers (with a copy to each Administrative Agent), the Borrowers shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

Section 4.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith but in its sole and absolute discretion acting reasonably) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrowers, the Borrowers shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, such Secured Party may use any method of averaging and attribution that it (in its sole and absolute discretion acting reasonably) shall deem applicable. Notwithstanding anything to the contrary in this Section, the Borrowers shall not be required to compensate a Lender for any amounts pursuant to this Section if the Lender makes a claim for such amounts later than the 120th day following the receipt of such Lender’s annual audit for the Fiscal Year in which the event giving rise to such claim and such amounts occurred; provided that, if the event giving rise to such claim has a retroactive effect, such 120 day period shall be extended to include the period of such retroactive effect.

Section 4.6 Taxes. Each Borrower covenants and agrees as follows with respect to Taxes:

(a) Except to the extent required by applicable law, any and all payments by or on account of any obligation of an Obligor under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required by applicable law to be deducted or withheld from any payment by the applicable withholding agent (as determined in the good faith discretion of such withholding agent), then:

(i) subject to clause (g), if such Taxes are Indemnified Taxes, the amount of such payment by such Borrower shall be increased as may be necessary so that the applicable recipient receives, after withholding or deduction for or on account of such Indemnified Taxes (including withholding or deduction applicable to additional sums payable under this Section 4.6), an amount that is not less than the amount the recipient would have received had no such withholding or deduction of Indemnified Taxes been made; and

(ii) the applicable withholding agent shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.

(b) In addition, the Borrowers shall timely pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) As promptly as practicable after the payment of any Taxes or Other Taxes described in this Section 4.6 by a Borrower, such Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.

(d) Subject to clause (g), the Borrowers shall indemnify each Secured Party, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes are correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent by a Lender (with a copy to the Administrative Agent), or by the Administrative

Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon written notice thereof by any Secured Party, the Borrowers shall pay such Indemnified Taxes directly to the relevant Governmental Authority (provided that, no Secured Party shall be under any obligation to provide any such notice to the Borrowers).

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.10.3(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.6(f)(ii), (iv) and (v) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of Section 4.6(f)(i) hereof, each Non U.S. Lender that is a Lender with respect to any Obligation of the U.S. Borrower, on or prior to the date on which such Non-U.S. Lender becomes a Lender (and from time to time thereafter upon the reasonable request of the U.S. Borrower or the Administrative Agent, but only for so long as such Non-U.S. Lender is legally entitled to do so), shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower and the Administrative Agent whichever of the following is appropriate (w) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (I) with respect to payments of interest under any Loan Document, two duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (II) with respect to any other applicable payments under any Loan Document, two duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(x) in the case of a Non-U.S. Lender claiming the income is effectively connected with a U.S. trade or business two duly completed and executed originals of IRS Form W-8ECI; (y) in the case of a Non-U.S. Lender claiming benefits of Section 881(c) of the Code (I) a certificate reasonably satisfactory to the Administrative Agent to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (II) two duly completed and executed originals of IRS Form W-8BEN or applicable successor form; (z) to the extent a Non-U.S. Lender is not the beneficial owner, two duly completed and executed originals of IRS Form W-8IMY, accompanied by a withholding statement and two executed originals of IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8IMY (with applicable attachments), an Exemption Certificate, IRS Form W-9, and/or such other certification documents from each beneficial owner, as applicable; provided that, with respect to the obligation to provide an Exemption Certificate, if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide an Exemption Certificate on behalf of each such direct and indirect partner.

(iii) Any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the U.S. Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Parent, the U.S. Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the U.S. Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iv) Any Lender with respect to an obligation of the U.S. Borrower that is not a Non-U.S. Lender shall deliver to the U.S. Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the U.S. Borrower or the Administrative Agent), two duly completed and executed originals of IRS Form W-9.

(v) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the U.S. Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the U.S. Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the U.S. Borrower or the Administrative Agent as may be necessary for the U.S. Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.6(f) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) No Borrower shall be obligated to pay any additional amounts to any Secured Party pursuant to clause (a)(i), or to indemnify any Secured Party pursuant to clause (d), in respect of withholding Taxes to the extent imposed as a result of (i) such Secured Party’s failure to comply with Section 4.6(f), (ii) the failure for any reason (except as provided below in clauses (w), (x), (y), and (z) of this Section 4.6(g)) of such Secured Party to provide the Borrowers and the Administrative Agent with a form or forms and/or Exemption Certificate establishing a complete exemption from U.S. federal withholding Tax (including U.S. federal back-up withholding taxes) or the information or certifications in such from or forms and/or Exemption Certificate being untrue or inaccurate on the date delivered in any material respect, or (iii) such Secured Party that is a Lender designating a successor lending office at which it maintains its Loans (including with respect to causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain any LIBO Rate Loan as provided in Section 2.5 hereof) which has the effect of causing such Lender to become subjected to U.S. federal or Canadian withholding Taxes in excess of those to which it was subject immediately prior to such designation; provided that, the Borrowers shall be obligated to pay additional amounts to any such Secured Party pursuant to clause (a)(i), and to indemnify any such Secured Party pursuant to clause (d), in respect of withholding Taxes to the extent that (w) any such failure to deliver the documentation, form or forms or an Exemption Certificate or any failure of such form or forms or Exemption Certificate to establish complete exemption from withholding tax (including U.S. federal back-up withholding Taxes) or any in accuracy or untruth contained therein, as applicable, resulted from a change in any applicable statute, treaty, regulation or other applicable law or any governmental or judicial interpretation of any of the foregoing occurring after the date such Secured Party becomes a party to this Agreement (or, in the event that an assignment of a position of a Loan is made pursuant to Section 12.10.2 to a Person who is already a Secured Party under this Agreement, then, with respect to such position of the Loan, the date of such assignment), which change rendered such Secured Party no longer legally entitled to deliver such documentation, form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from withholding tax (including U.S. federal back-up withholding Taxes), or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, as applicable, (x) amounts with respect to such withholding Taxes were payable to such Secured Party’s assignor immediately before the Secured Party became a party to this Agreement or acquired the applicable interest in a Loan or Commitment (except to the extent that such withholding Taxes would have been reduced or eliminated had the assignee Secured Party complied with Section 4.6(f)), (y) the redesignation of the Lender’s lending office was made at the written request of any Borrower or (z) the obligation to pay any additional amounts to any such Secured Party pursuant to clause (a)(i) or to indemnify any such Secured Party pursuant to clause (d) is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the written request of any Borrower.

(h) In the event that any party receives a refund in respect of Taxes as to which it has been indemnified pursuant to this Section 4.6 (including the payment of additional amounts pursuant to this Section 4.6), and such party determines in its sole, good faith judgment that such refund is attributable to such additional amounts or indemnification, then such indemnified party shall promptly notify the Administrative Agent and the Borrower and shall promptly remit to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the corresponding additional amounts or indemnification payments with respect to such Taxes had not been made. No indemnified party shall be obligated to disclose information regarding its tax affairs or computations (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person in connection with this clause (h) or any other provision of this Section 4.6.

(i) For purposes of this Section 4.6, the term “Lender” includes each Issuer and the term “applicable law” includes FATCA.

Section 4.7 Payments, Computations; Proceeds of Collateral, etc.

(a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. In furtherance of the foregoing, (i) payments of principal, interest and commitment fees with respect to Canadian Revolving Loans made in Canadian Dollars shall be payable in Canadian Dollars to the Administrative Agent and (ii) payments of principal, interest and, in the case of U.S. Revolving Loans, commitment fees with respect to Term Loans and U.S. Revolving Loans made in U.S. Dollars shall be payable in U.S. Dollars to the Administrative Agent. Except as provided herein, all payments shall be made without setoff, deduction or counterclaim not later than 12:00 p.m., New York time, on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrowers. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees shall, subject to Section 3.2.4, be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of

360 days (or, in the case of interest on a Floating Rate Loan (calculated at other than the Federal Funds Rate), 365 days or, if appropriate, 366 days). Payments due on other than a Business Day shall (except as otherwise required by clause (c) of the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b) All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of Collateral securing the Obligations) or under applicable law shall be applied upon receipt to the Obligations as follows: (i) first, to the ratable payment of all Obligations owing to the Administrative Agent and the Collateral Agent, in their respective capacities as the Administrative Agent and the Collateral Agent (including the reasonable fees and expenses of counsel to the Administrative Agent and the Collateral Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, the amounts necessary to Cash Collateralize the contingent liabilities under Letter of Credit Outstandings, Canadian BAs, and to amounts owing to Secured Parties under Rate Protection Agreements (to the extent not constituting Excluded Swap Obligations) and Cash Management Agreements, (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Obligations owing to the Secured Parties (to the extent not constituting Excluded Swap Obligations), and (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus. For purposes of clause (b)(iii), the “credit exposure” at any time of any Secured Party with respect to a Rate Protection Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate (or, if applicable, currency) movements and the respective termination provisions and notional principal amount and term of such Rate Protection Agreement.

(c) The Borrowers acknowledge that the Lenders have agreed to the amount of the Applicable Margin and fees payable under the Loan Documents based upon, among other things, the delivery by the Obligors pursuant to Section 7.1.1 of accurate and actual reporting of results of operation, and that the financial covenant ratios set forth in a Compliance Certificate shall only be treated by the Secured Parties as presumptive evidence of such actual results. If the actual Leverage Ratio for any period is higher than that set forth in a Compliance Certificate for such period, then the amount of interest and fees owing for such period shall be established by reference to the actual Leverage Ratio, and not the ratio set forth in the Compliance Certificate. Promptly, and in any event within three days, following the earlier of (i) any Borrower’s receipt of a notice from the Administrative Agent pursuant to this clause or (ii) any Borrower’s knowledge that the Leverage Ratio for a particular period was higher than that reported in the Compliance Certificate for such period, the Borrowers shall pay to the Administrative Agent all unpaid interest and fees for such period based upon the actual Leverage Ratio. In no event shall the Lenders be required to rebate interest or fees paid by any Borrower, and the payment of incremental interest and fees pursuant to this clause shall not impair (and is without limitation of) the other rights and remedies of the Secured Parties under the Loan Documents.

Section 4.8 Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrowers agree that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrowers in the amount of such participation, subject, solely with respect to Participants, to clause (d) of Section 12.10.4.

Section 4.9 Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) each Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Secured Party; provided that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrowers and each Administrative Agent after any such appropriation and application made by such Secured Party; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.

Section 4.10 Mitigation. Each Lender agrees that if it makes any demand for payment under Sections 4.3, 4.5 or 4.6, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if in the reasonable judgment of the Lender the making of such a designation would reduce or obviate the need for the Borrowers to make payments under Section 4.3, 4.5 or 4.6.

Section 4.11 Removal of Lenders. If any Lender (an “Affected Lender”) (i) fails to consent to an election, consent, amendment, waiver or other modification to this Agreement or other Loan Document (a “Non-Consenting Lender”) that requires the consent of a greater percentage of the Lenders than the Required Lenders and such election, consent, amendment, waiver or other modification is otherwise consented to by Lenders holding more than 50% of the Total Exposure Amount of all Lenders whose consent would be required, (ii) makes a demand upon any Borrower for (or if any Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6, or (iii) becomes a Defaulting Lender, the Borrowers may, at their sole cost and expense, give notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all or any portion of its Loans, Commitments and/or Notes to another financial institution or other Person (a “Non-Affected Replacement Lender”) designated in such Replacement Notice; provided that no Replacement Notice may be given by the Borrowers if (A) such replacement conflicts with any applicable law or regulation or (B) prior to any such replacement, such Lender shall have taken any necessary action under Section 4.5 or 4.6 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.5 or 4.6 and withdrawn its request for compensation under Section 4.3, 4.5 or 4.6. If the Administrative Agent and each Issuer, in the case of a Non-Affected Replacement Lender with a Revolving Loan Commitment, shall, in the exercise of their reasonable discretion (in each case to the extent that the Administrative Agent’s or the Issuers’ consent would be required for an assignment to such Lender under Section 12.10) and within 30 days of its receipt of such Replacement Notice, notify the Borrowers and such Affected Lender in writing that the Non-Affected Replacement Lender is reasonably satisfactory to such Administrative Agent and each Issuer, then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 12.10.2(d), the portion of its Commitments, Loans, Notes (if any) and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations, if applicable) designated in the Replacement Notice to such Non-Affected Replacement Lender; provided that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Non-Affected Replacement Lender, and (B) the purchase price paid by such Non-Affected Replacement Lender shall be in the amount of such Affected Lender’s Loans designated in the Replacement Notice and/or its Percentage of outstanding Reimbursement Obligations, as applicable, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Affected Lender hereunder. Upon the effective date of an assignment described above, the Non-Affected Replacement Lender shall become a “Lender” for all purposes under the Loan Documents. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any assignment agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section.

ARTICLE V

CONDITIONS TO CREDIT EXTENSIONS

Section 5.1 Initial Credit Extension. The obligations of the Lenders and, if applicable, any applicable Issuer to make the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Article.

Section 5.1.1 Resolutions, etc. The Administrative Agent shall have received from each Borrower, each Canadian Subsidiary Guarantor and each U.S. Subsidiary Guarantor, as applicable, (i) a copy of a good standing certificate (where the same is available in the jurisdiction of incorporation of such Person) or a copy of any other corporate document as customary in its jurisdiction of incorporation, dated a date reasonably close to the Closing Date, for each such Person and (ii) a certificate, dated as of the Closing Date with counterparts for each Lender, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member, managing director or general partner, as applicable, as to

(a) resolutions of each such Person’s Board of Directors or shareholders (as applicable) then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c) the full force and validity of each Organic Document of such Person and copies thereof;

upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

Section 5.1.2 Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated as of the Closing Date and duly executed and delivered by an Authorized Officer of the Parent, in which certificate the Parent shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Parent as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct. All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

Section 5.1.3 Acquisition Matters.

(a) The Parent shall have entered into voting support agreements with all directors of Aastra.

(b) The Acquisition Documents shall be in form and substance satisfactory to the Arrangers (and each of the Arrangers hereby agree that the Acquisition Agreement dated November 10, 2013 is acceptable to it), which Acquisition Agreement provides, without limitation that:

(i) the board of Aastra (and any independent/special committee of such board) unanimously recommends the Acquisition to all holders of the Capital Securities of Aastra;

(ii) the board of Aastra (and any independent/special committee of such board) will agree to, immediately following the execution of the Acquisition Agreement:

(A) promptly call a special meeting of securityholders (in accordance with the terms of the interim order granted by the court and otherwise in accordance with applicable law and policies) and promptly prepare and mail a management proxy circular in respect of such special meeting and the Acquisition; and

(B) support and recommend the Acquisition to the securityholders; and

(iii) (1) upon any termination of the Acquisition Agreement under circumstances where Aastra is entitled to a fee and such fee is paid in full, Aastra shall be precluded from any other remedy against the Parent at law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Parent or any of its Subsidiaries or any of its directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with the Acquisition Agreement or the transactions contemplated thereby and Aastra expressly waives any claims against the Arrangers and the other parties to the commitment letter dated as of November 10, 2013 (the “Commitment Letter”), (2) any action or proceeding involving the Arrangers or any Lender (including, without limitation, the Agents) arising out of or relating to the Acquisition, the Acquisition Agreement, the Commitment Letter, the Fee Letter, the credit facilities provided herein or the performance of any services thereunder be subject to the exclusive jurisdiction of a state or federal court sitting in the City of New York, State of New York, (3) Aastra will not, and it will not permit any of its affiliates to, bring or support anyone else in bringing any claim, action or proceeding in any other court, (4) Aastra waives any right to trial by jury in respect of any such claim, suit, action or proceeding, and (5) the Arrangers and the Lenders (and their respective affiliates) are express third-party beneficiaries of the provisions in the Acquisition Agreement reflecting the foregoing agreements.

(c) The Parent shall not have waived, amended, or provided any consent with respect to, any term or condition of the Acquisition Agreement:

(i) that increases the aggregate consideration (other than an increase in the equity portion of the aggregate consideration or an increase in the cash portion of the aggregate consideration to the extent funded with the proceeds of an equity issuance by the Parent);

(ii) set out in section 6.1(d) or section 6.1(f) (other than with respect to the French Determination (as defined in the Acquisition Agreement) thereof; or

(iii) that otherwise, individually or in the aggregate, is or could reasonably be expected to materially and adversely affect the interests of the Arrangers and the Lenders in their respective capacities as such (it being understood and agreed that (1) any decrease in the per share consideration paid in an amount less than 10% shall be deemed to be adverse to the interest of the Lenders and the Arrangers unless such decrease is utilized to reduce the Term Loan Commitment, (2) any decrease in the per share consideration paid in an amount equal to or greater than 10% shall be deemed to be adverse to the interest of the Lenders and the Arrangers, (3) any change to the definition of “Aastra Material Adverse Effect” shall be deemed to be adverse to the interests of the Lenders and the Arrangers, and (4) any modifications to any of the provisions relating to the Administrative Agent’s, the Collateral Agent’s, the Arrangers’ or any Lender’s

liability, jurisdiction or status as a third party beneficiary under the Acquisition Agreement shall be deemed to be adverse to the interests of the Lenders and the Arrangers).

(d) The Transactions shall have been consummated or will be consummated concurrently with or immediately following the borrowing of the Term Loans, and the receipt by the Borrowers of the proceeds of the foregoing, and Aastra shall have become, or will contemporaneously on the Closing Date become, a wholly owned Subsidiary of the Parent, all in accordance with the terms and conditions of the Acquisition Agreement, without amendment, modification, or waiver of the terms thereof described in clauses (c)(i), (ii) or (iii) above.

(e) The Parent shall have provided evidence to the Arrangers that the resolution approving the Acquisition has been approved at the special meeting by: (i) at least 66 2/3% of the shares of each class of Shares present in person or by proxy at the meeting; (ii) if applicable, at least a majority of the shares of each class of Shares present in person or by proxy at the meeting) as are required to ensure minority approval of the Acquisition pursuant to Multilateral Instrument 61-101 and (iii) such other approvals by securityholders as may be required by applicable law or the interim order.

(f) A court of proper jurisdiction shall have granted a final order approving the Acquisition on terms satisfactory to the Arrangers.

(g) Delivery to the Arrangers by the Parent of a certificate setting out the amount required to pay for all of the issued and outstanding Capital Securities of all classes of Aastra exchanged for cash consideration under the Acquisition, together with evidence that all amounts required to complete the Acquisition that are not being funded with proceeds of the Term Loan have been paid by the Parent to the depository under the Acquisition for payment to securityholders.

(h) Proceeds of the Term Loan being paid directly or indirectly to the depository under the Acquisition, to the extent being used to pay for all of the issued and outstanding Capital Securities of all classes of Aastra.

Section 5.1.4 Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuers and to the Administrative Agent and there shall have been delivered to the Administrative Agent a properly executed counterpart of each of the Loan Documents required to be executed and delivered on the Closing Date.

Section 5.1.5 Payment of Outstanding Indebtedness, etc. Concurrently with the consummation of the Acquisition, all Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule (including, without limitation, all Indebtedness under the Existing Credit Agreements), together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the Term Loans, all commitments in respect of such Indebtedness shall have been terminated, and all liens or security interests related thereto shall have been (or concurrently with the funding of the Term Loans will be) terminated or released. The Administrative Agent shall have received “pay-off” letters, each in form and substance reasonably satisfactory to the Administrative Agent with respect to all such Indebtedness being refinanced. Immediately after giving effect to the Transactions, none of the Parent or any of its Subsidiaries shall have outstanding any

Indebtedness or preferred Capital Securities (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the Loans and Credit Extensions hereunder, (ii) indebtedness in respect of letters of credit, unsecured notes payable in an aggregate amount not to exceed $5,000,000, intercompany Indebtedness, Purchased Leases (to the extent constituting Indebtedness), and Indebtedness listed on Item 7.2.2(c) of the Disclosure Schedule or otherwise expressly permitted by Section 7.2.2 hereof and reasonably acceptable to the Arrangers, and (iii) Capitalized Lease Liabilities of the Parent and its Subsidiaries in existence on July 31, 2013 and reflected in the Parent’s consolidated balance sheets for the fiscal quarter then ended and Capitalized Lease Liabilities of Aastra and its Subsidiaries in existence on September 30, 2013 and reflected in Aastra’s consolidated balance sheets for the fiscal quarter then ended.

Section 5.1.6 Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note, such Lender’s Notes duly executed and delivered by an Authorized Officer of the applicable Borrower.

Section 5.1.7 Consents. The Administrative Agent shall be satisfied that all material governmental, corporate and third party authorizations, consents and approvals required to consummate the Transactions shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would materially restrain, prevent or otherwise impose material adverse conditions on the Transactions or any portion thereof.

Section 5.1.8 Financial Information. The Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries and of Aastra and its Subsidiaries for the last three full fiscal years ended at least 90 days prior to the Closing Date, (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries and of Aastra and its Subsidiaries for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and the corresponding period for the prior fiscal year), (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income (but not a pro forma statement of cash flows) of the Parent and its Subsidiaries (after giving effect to the Acquisition and the other Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 90 days prior to the Closing Date (if such period is a fiscal year) or at least 45 days prior to the Closing Date (if such period is a fiscal quarter), prepared after giving effect to the Acquisition and other Transactions (the Arrangers hereby acknowledging that the pro forma consolidated balance sheet and statement of income received prior to the date hereof satisfy this clause (c)), and (d) satisfactory projections (including the assumptions on which such projections are based) for the Parent and its Subsidiaries for fiscal years 2013 through and including 2019.

Section 5.1.9 Solvency, etc. The Administrative Agent shall have received, with counterparts for each Lender, a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the Parent, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent, attesting to the solvency of the Parent and its Subsidiaries on a consolidated basis, immediately after giving effect to the Transactions, including the Credit Extensions provided on the Closing Date.

Section 5.1.10 Perfection Certificate. The Administrative Agent shall have received a completed perfection certificate from the Parent (on behalf of itself, the U.S.

Borrower, each Canadian Subsidiary Guarantor and each U.S. Subsidiary Guarantor) in form and substance reasonably satisfactory to the Administrative Agent and duly executed by the chief financial or accounting Authorized Officer of the Parent.

Section 5.1.11 Personal Property Matters. The Administrative Agent shall have received:

(a) certificates (in the case of Capital Securities that are certificated securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by each Obligor in its U.S. Subsidiaries and Foreign Subsidiaries directly owned by each Obligor, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, for any Capital Securities that are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been transferred to and perfected by the Collateral Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities; provided, however, that (x) no Capital Securities of any CFC Subsidiary (other than a First-Tier CFC Subsidiary) shall be required to be delivered pursuant to this Section 5.1.11 and (y) any certificate evidencing the issued and outstanding Capital Securities of any First-Tier CFC Subsidiary shall be limited to (i) 65% of the issued and outstanding Voting Securities and (ii) 100% of the issued and outstanding non-voting Capital Securities, in each case of such First-Tier CFC Subsidiary; and provided further that notwithstanding the foregoing, no actions (such as delivery of share certificates) shall be required to perfect the lien on stock of Immaterial Subsidiaries beyond UCC and PPSA filings against the applicable parent.

(b) Filing Statements suitable in form for filing naming each Borrower and each Subsidiary Guarantor, as applicable, as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the UCC or PPSA of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interests of the Collateral Agent pursuant to such Security Agreement;

(c) UCC Form UCC-3 termination statements, PPSA discharge statements or other instruments, in each case in form and substance suitable for filing, necessary to render ineffective and release all Liens and other rights of any Person in any collateral (i) described in any security agreement previously granted by the Parent or any of its Subsidiaries (other than Liens permitted by Section 7.2.3(c) and liens in favor of landlords permitted under Section 7.2.3(f)), or (ii) securing any of the Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, together with such other UCC Form UCC-3 termination statements, PPSA discharge statements or other instruments as the Administrative Agent may reasonably request from the Parent or any of its Subsidiaries;

(d) certified copies of UCC Requests for Information or Copies (Form UCC-11) or similar PPSA instruments, or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Obligor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall, except with respect to Liens permitted by Section 7.2.3, evidence a Lien on any Collateral described in any Loan Document); and

(e) certified copies, each as of a recent date, of (x) United States Patent and Trademark Office, United States Copyright Office and the Canadian Intellectual Property Office searches with respect to each Obligor, and (y) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Obligor as debtor and that are filed in the state and county jurisdictions in which any Obligor is organized or maintains its principal place of business.

Section 5.1.12 Borrowing Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.3.1.

Section 5.1.13 Filing Agent, etc. All UCC and PPSA financing statements or other similar financing statements and UCC termination statements (Form UCC-3) and PPSA discharge statements required pursuant to the Loan Documents (collectively, the “Filing Statements”) and described in clauses (a), (b) and (c) of Section 5.1.11 shall have been delivered (including by way of electronic mail) to Corporation Service Company or another similar filing service company in the U.S. or Canada acceptable to the Administrative Agent (the “Filing Agent”). The Filing Agent shall have acknowledged in a writing satisfactory to the Administrative Agent and its counsel (i) the Filing Agent’s receipt (including by way of electronic mail) of all Filing Statements, (ii) that the Filing Statements have either been submitted for filing in the appropriate filing offices or will be submitted for filing in the appropriate offices within ten days following the Closing Date and (iii) that the Filing Agent will notify the Administrative Agent and its counsel of the results of such submissions within 30 days following the Closing Date.

Section 5.1.14 Insurance. The Administrative Agent shall have received, with copies for each Lender, certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies satisfactory to the Administrative Agent, evidencing coverage required to be maintained pursuant to each Loan Document, together with endorsements naming the Collateral Agent for the benefit of the Secured Parties, as an additional insured or loss payee, as applicable, all in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

Section 5.1.15 Material Adverse Effect. There shall not have occurred since April 30, 2013, any Mitel Material Adverse Effect. There shall not have occurred since December 31, 2012, any Target Material Adverse Effect.

Section 5.1.16 Representation and Warranties. As of the Closing Date, each of the Specified Purchase Agreement Representations and each of the Specified Representations shall be true and correct in all material respects (other than Section 6.20, which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or in all respects, as the case may be) on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of the Closing Date.

Section 5.1.17 Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Closing Date and addressed to the Administrative Agent, the Collateral Agent and all Lenders, from

(a) Osler, Hoskin & Harcourt LLP, New York counsel to any Obligors which are organized under the laws of the States of Delaware or New York, in form and substance satisfactory to the Administrative Agent;

(b) Osler, Hoskin & Harcourt LLP, Canadian counsel to the Parent, Aastra and the Canadian Subsidiary Guarantors, in form and substance satisfactory to the Administrative Agent; and

(c) John L. Gardner & Associates, PLLC, Texas and Arizona counsel to any Obligors which are organized under the laws of such states, in form and substance satisfactory to the Administrative Agent.

Section 5.1.18 PATRIOT Act Disclosures. The Arrangers, the Administrative Agent and each Lender shall have received all PATRIOT Act Disclosures requested by them with respect to the Borrowers and their Subsidiaries and Affiliates prior to execution of this Agreement.

Section 5.1.19 Process Agent. The Administrative Agent shall have received a written acceptance by the Process Agent of its appointment under Section 12.13 hereof and under each similar provision in each other Loan Document.

Section 5.1.20 Closing Fees, Expenses, etc. The Administrative Agent shall have received or, contemporaneously with the initial Borrowing, without duplication, shall receive all fees, costs and expenses due and payable pursuant to Sections 3.3 and 12.3, including without limitation, all fees to be paid for the account of any Lender on the Closing Date that Borrowers have previously agreed to in writing and other amounts due and payable on or before the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the recording taxes and fees and the reasonable legal fees and expenses of Jones Day and Blake, Cassels and Graydon LLP, each as special counsel to the Administrative Agent and the Arrangers, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors; provided that only one such counsel is used in each jurisdiction) required to be reimbursed or paid by the Obligors hereunder or under any other Loan Document.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, to the extent any Collateral (other than to the extent that a Lien on such Collateral may be perfected (x) by the filing of a financing statement (or local law equivalent) under the UCC or PPSA, or (y) by the delivery of stock certificates and stock powers for each of the Parent’s U.S. Subsidiaries and Canadian Subsidiaries which are required to be delivered under any Security Agreement) is not or cannot be perfected on the Closing Date after the Obligors’ use of commercially reasonable efforts to do so, the perfection of a Lien in such Collateral shall not constitute a condition precedent to the availability of the credit facilities and the making of the initial Credit Extensions on the Closing Date, but shall be required to be perfected in accordance with Section 7.1.11.

Section 5.2 All Credit Extensions (Other than Initial Credit Extension). The obligation of each Lender and each Issuer to make any Credit Extension (other than the initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth below.

Section 5.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension (other than the initial Credit Extension), the following statements shall be true and correct:

(a) the representations and warranties set forth in each Loan Document shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a Material Adverse Effect or a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct; and

(b) no Default shall have then occurred and be continuing.

Section 5.2.2 Credit Extension Request, etc. Subject to Section 2.3.2, the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by the applicable Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by each Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

Section 5.2.3 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

On the date of each Credit Extension (other than the initial Credit Extension) each of the Borrowers represents and warrants to each Lender as set forth in this Article.

Section 6.1 Organization, etc. Each Borrower is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it. Each Obligor (other than a Borrower) is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization (where the concept of good standing is recognized in the relevant jurisdiction), is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (where the concept of good standing is recognized in the relevant jurisdiction) except where the failure to maintain such foreign qualification could not reasonably be expected to have a Material Adverse Effect, has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, has full power and authority and holds all requisite governmental licenses, permits and other approvals to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

Section 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Transaction Document executed or to be executed by it are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not:

(a) contravene any (i) Obligor’s Organic Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) law or governmental regulation binding on or affecting any Obligor; or

(b) result in (i) or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement) or (ii) a default under any material contractual restriction binding on or affecting any Obligor.

Section 6.3 Government Approval, Regulation, etc.

(a) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date or such other date as the applicable Obligor executes the Transaction Documents, will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect) is required for the due execution, delivery or performance by any Obligor of any Transaction Document to which it is a party in each case by the parties thereto (except in the case of the U.K. Security Agreement which is subject to filing the U.K. Security Agreement with Companies House, U.K. within 21 days after the execution and delivery of such agreement).

(b) None of the Borrowers or any of their Subsidiaries is (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any law (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Contingent Liabilities in respect of Indebtedness.

Section 6.4 Validity, etc. Each Loan Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

Section 6.5 Financial Information.

(a) The most recently publicly available consolidated annual and interim quarterly financial statements of the Parent and its Subsidiaries have been prepared in accordance with GAAP or International Financial Reporting Standards consistently applied, and the most recently publicly available consolidated annual and interim quarterly financial statements of Aastra and its Subsidiaries have been prepared in accordance with International Financial Reporting Standards consistently applied. Such financial statements present fairly in all material respects the respective consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their respective operations for the periods then ended. All balance sheets, all statements of income and of cash flow and all other financial information of each of the Parent and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied, and do or will present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(b) The Parent has heretofore delivered to the Lenders the unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of the Parent and its Subsidiaries for the twelve month period ended December 31, 2013 after giving effect to the Transactions. Such pro forma financial statements (A) have been prepared in good faith by the Obligors, based upon (i) the assumptions stated therein (which assumptions are believed by the Obligors on the date hereof and on the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements of the Parent and its Subsidiaries delivered pursuant to Section 6.5(a) above and (iii) the best information available to the Obligors as of the date of delivery thereof, (B) accurately reflect all adjustments required to be made to give effect to the Transactions, (C) have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) consistently applied throughout the applicable period covered, respectively, thereby, and (D) present fairly the pro forma consolidated financial position and results of operations of the Parent and its Subsidiaries as of such date and for such period, after giving effect to the Transactions.

(c) The Parent has heretofore delivered to the Lenders the forecasts of financial performance of the Parent and its Subsidiaries for the fiscal years 2013 – 2019, including forecasts of financial performance on a quarterly basis for the first eight fiscal quarters occurring after the Closing Date (the “Projections”). The Projections have been prepared in good faith by the Obligors and based upon (i) the assumptions stated therein (which assumptions are believed by the Obligors on the date hereof and the Closing Date to be reasonable), (ii) accounting principles consistent with the historical audited financial statements of the Parent and its Subsidiaries delivered pursuant to Section 6.5(a) above consistently applied throughout the periods covered thereby, and (iii) the best information available to the Obligors as of the date hereof and the Closing Date.

Section 6.6 No Material Adverse Change. There has not occurred since April 30, 2013 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 6.7 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrowers or any of their Subsidiaries, threatened, litigation, action, proceeding or labor controversy:

(a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting the Borrowers, any of their Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect; or

(b) which purports to affect the legality, validity or enforceability of any Transaction Document.

Section 6.8 Subsidiaries; Equity Interests; Obligors. The Borrowers have no Subsidiaries, except those Subsidiaries which are identified in Item 6.8(a) of the Disclosure Schedule, or which are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.10. A complete and accurate organizational chart, showing the ownership and organizational structure of the Borrowers and their Subsidiaries on the Closing Date, both before and after giving effect to the Transactions, is set forth on Item 6.8(b) of the Disclosure Schedule. The Borrowers have no equity investments in any other corporation or entity other than those specifically identified in Item 6.8(c) of the Disclosure Schedules, or which are permitted to have been organized or acquired in accordance with Sections 7.2.5. Set forth in Item 6.8(d) of the Disclosure Schedule is a complete and accurate list of all Obligors, showing as of the Closing Date (as to each Obligor) the jurisdiction of its incorporation, the address of its principal place of business and chief executive office and its U.S. taxpayer identification number or, in the case of any non-U.S. Obligor that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or formation.

Section 6.9 Ownership of Properties. The Borrowers and each of their Subsidiaries own (i) in the case of owned real property, good and marketable fee title to, or the local law equivalent thereof, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 7.2.3.

Section 6.10 Taxes. All material Tax returns and reports required by law to have been filed by the Borrowers and their Subsidiaries have been duly filed, and all material federal, provincial and state income Taxes and other material Taxes, assessments and other governmental charges or levies upon the Borrowers and their Subsidiaries and any of their respective properties, income, profits and assets which are due and payable have been paid, (except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP or International Financial Reporting Standards, as applicable, shall have been set aside on its books). There is no proposed Tax assessment against the Borrower or any Subsidiary that could, if made, be reasonably expected to have a Material Adverse Effect. Neither the Borrowers nor any Subsidiary thereof is party to any Tax sharing agreement.

Section 6.11 Pension and Welfare Plans.

(a) Neither any Borrower nor any member of the Controlled Group has incurred any liability with respect to a U.S. Pension Plan under Title IV of ERISA other than liability to the PBGC for premiums under Section 4007 of ERISA, all of which have been paid (except where the failure to do so would be insignificant), and no contribution failure has occurred with respect to any U.S. Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA. No conditions exist or events or transactions have occurred or are reasonably expected to occur with respect to any U.S. Pension Plan which might, in the aggregate, result in the incurrence by any Borrower or any member of the Controlled Group of any liability, fine or penalty which would have a Material Adverse Effect. Except as disclosed in Item 6.11(a) of the Disclosure Schedule, neither the Borrowers nor any member of the

Controlled Group has any material contingent liability with respect to any post-retirement medical or life insurance benefit under a U.S. Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA. No reportable event, within the meaning of Section 4043 of ERISA, has occurred or is reasonably expected to occur with respect to any U.S. Pension Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC. No Borrower or any member of the Controlled Group has filed or reasonably expects to file an application for a minimum funding waiver with respect to a U.S. Pension Plan. There has been no cessation of operations at a facility of any Borrower or a member of the Controlled Group in the circumstances described in Section 4062(e) of ERISA which would result in any material liability. There has been no determination that any U.S. Pension Plan currently maintained or contributed to by a Borrower or any member of the Controlled Group is in “at risk” status (within the meaning of Section 303 of ERISA). No Borrower nor any member of the Controlled Group has received notification from the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), insolvent (within the meaning of Section 4245 of ERISA or has been determined to be in “endangered or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA. No Borrower nor any member of the Controlled Group has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan.

(b) As at the Closing Date, no steps have been taken to terminate any Canadian Defined Benefit Plan. All contributions required to be remitted in respect of each Canadian Pension Plan have been remitted in accordance with its terms and all applicable laws. To the knowledge of the Parent and any Canadian Subsidiary, no condition exists or event or transaction has occurred with respect to any Canadian Pension Plan which could reasonably be expected to result in the incurrence by the Parent or any of its Subsidiaries of any material liability, fine or penalty. Except as disclosed in Item 6.11(b) of the Disclosure Schedule, neither Parent nor any of its Subsidiaries has any contingent liability with respect to any benefit under a Canadian Pension Plan or Canadian Welfare Plan which could reasonably be expected to have a Material Adverse Effect.

(c) Except as disclosed in Item 6.11(c) of the Disclosure Schedule as at the Closing Date, or as permitted by Section 7.2.7(c) after the Closing Date, neither the Parent nor any Canadian Subsidiary of the Parent (including, for greater certainty, a Person who became a Canadian Subsidiary of the Parent in the Acquisition) maintains, participates in, or has any liability under any Canadian Defined Benefit Plan.

(d) Except as disclosed in Item 6.11(d) of the Disclosure Schedule, neither the Parent nor any Canadian Subsidiary of the Parent maintains a Canadian Pension Plan that is not a Canadian Defined Benefit Plan.

Section 6.12 Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule:

(a) all facilities and property (including underlying groundwater) owned, operated or leased by the Parent or any of its Subsidiaries have been, and continue to be, owned, operated or leased by the Parent and its Subsidiaries in material compliance with all Environmental Laws;

(b) there have been no past, and there are no pending or threatened (i) claims, complaints, notices or requests for information received by the Parent or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Parent or any of its Subsidiaries regarding potential liability under any Environmental Law or relating in any way to Hazardous Materials;

(c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, operated or leased by the Parent or any of its Subsidiaries that have, or could reasonably be expected to result in a material liability;

(d) the Parent and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters;

(e) no property now or previously owned, operated or leased by the Parent or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar list of sites requiring investigation or clean-up;

(f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, operated or leased by the Parent or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have a Material Adverse Effect;

(g) neither the Parent nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against the Parent or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned, operated or leased by the Parent or any of its Subsidiaries that, singly or in the aggregate, have, or could reasonably be expected to have a Material Adverse Effect; and

(i) no conditions exist at, on or under any property now or previously owned, operated or leased by the Parent or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, could be reasonably expected to give rise to material liability under any Environmental Law.

Section 6.13 Accuracy of Information. None of the factual information heretofore or contemporaneously furnished in writing to any Lender by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other written factual information hereafter furnished in writing in connection with any Loan Document by or on behalf of any Obligor to any Lender will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.

Section 6.14 Regulations U and X. No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or Regulation X. Terms for which meanings are provided in F.R.S. Board Regulation U or Regulation X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

Section 6.15 Insurance. The Obligors are insured by financially sound and reputable insurers and such insurance is in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with normal and prudent industry practice.

Section 6.16 Solvency. The Borrowers and their Subsidiaries, on a consolidated basis, both before and after giving effect to (i) the consummation of the Transactions to occur on the Closing Date and (ii) the making of any Credit Extensions, are Solvent.

Section 6.17 Security Agreements. Each of the Security Agreements is effective to create in favor of the Collateral Agent for the benefit (as described herein) of the applicable Secured Parties as security for the Obligations described therein, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds thereof. The Lien created by the Security Agreements constitutes (and in the case of the U.K. Security Agreement will, subject to filing the U.K. Security Agreement with Companies House, U.K. within 21 days after the execution and delivery of such agreement, constitute) a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Obligor in the Collateral described therein, as security for the Obligations described therein, in each case prior and superior to the rights of any other person except with respect to Liens that are permitted by Section 7.2.3 and except on the Closing Date, to the extent certain registrations or other actions necessary to perfect such Lien are permitted to be taken post-closing pursuant to the terms hereof.

Section 6.18 Intellectual Property. Each Borrower and each of its Subsidiaries owns, or, to the best of their knowledge, possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. To the best knowledge of the Borrowers, the operation of their respective businesses does not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate any of the rights of any third party which could result in a material liability to any Obligor or any Subsidiary of a Borrower. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.19 Status of Obligations as Senior Indebtedness, etc. All Obligations, including those to pay principal of and interest (including post petition interest, whether or not allowed as a claim under bankruptcy or similar laws) on the Loans and Reimbursement Obligations, and fees and expenses in connection therewith, constitute “Senior Indebtedness” or similar term referring to the Obligations with respect to all Subordinated Debt.

Section 6.20 PATRIOT Act; OFAC.

Section 6.20.1 Each Borrower represents that neither it nor any of its Subsidiaries nor, to the knowledge of such Borrower, any director, officer, employee, agent, affiliate or representative thereof is an individual or entity (any such individual or entity, a “Covered Person”) currently the subject of any Sanctions, nor is any Borrower or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

Section 6.20.2 Each Borrower represents and warrants that it has not and will not, directly or indirectly, use the proceeds of the Transactions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Covered Person, to fund any activities of or business with any Covered Person, or in any country or territory, that in any of the foregoing cases, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Covered Person (including any Covered Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

Section 6.21 Quebec Based Collateral. As of the Closing Date, the fair market value of the property and assets (real and personal) of the Parent and its Subsidiaries located in Quebec (exclusive of the value of the Capital Securities of the Obligors), as determined in good faith by the Parent, does not exceed $500,000.

Section 6.22 Casualty, Etc. Neither the businesses nor the properties of any Obligor or any Subsidiary of a Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 6.23 Litigation; Compliance with Laws.

(a) There are no actions, suits, claims, disputes, proceedings or investigations at law or in equity by or before any Governmental Authority now pending or, to the best of the knowledge of the Parent, threatened against or affecting any Borrower or any of its Subsidiaries or any business, asset, property or rights of any Borrower or any of its Subsidiaries (i) that involve any Loan Document or any of the Transactions, the ability of any Borrower or any of its Subsidiaries to perform its obligations under any Loan Document or any of the Transaction Documents to which it is a party or the ability of any Borrower or any of its Subsidiaries to consummate any of the Transactions or (ii) that have resulted, or as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.

(b) No Borrower, nor any of its Subsidiaries, nor any business, asset, property or rights of any Borrower or any of its Subsidiaries is (i) in violation of any applicable laws (including any applicable Federal Communications Commission regulations) or any restrictions of record or agreements affecting any of such Person’s real property or (ii) in default with respect to any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction; in each of the foregoing cases where such violation or default, has resulted, or could, individually or in the aggregate, reasonably be expected to result, in a Material Adverse Effect.

Section 6.24 Material Contracts. No Borrower nor any of its Subsidiaries has breached or violated, or is in default in any material respect under, any provision of any Material Contract, and no condition exists which with the giving of notice or the lapse of time or both could reasonably be expected to constitute such a breach, violation or default, except where such breach, violation or default could not reasonably be expected to result in (a) the termination of such Material Contract by the other party thereto, or (b) a Material Adverse Effect.

Section 6.25 Use of Proceeds. The Borrowers will use the proceeds of the Term Loans on the Closing Date to directly or indirectly finance the Acquisition (including, without limitation the cash-out of outstanding stock appreciation rights and deferred share units issued by Aastra), to refinance existing obligations under the Existing Credit Agreements and the obligations set forth on Item 7.2.2(b) of the Disclosure Schedule, and to pay any fees and expenses related to the foregoing. The proceeds of the Revolving Loans and the Swing Line Loans are to be used after the Closing Date for working capital and general corporate purposes of the Borrowers and their respective Subsidiaries, including Permitted Acquisitions, Capital Expenditures and Restricted Payments permitted under Section 7.2.6.

ARTICLE VII

COVENANTS

Section 7.1 Affirmative Covenants. The Borrowers agree with each Lender, each Issuer and each Administrative Agent that until the Termination Date has occurred, the Borrowers will, and will cause their Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 7.1.1 Financial Information, Reports, Notices, etc. The Parent will furnish each Lender and each Administrative Agent copies of the following financial statements, reports, notices and information:

(a) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending March 31, 2014), an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case, commencing with the Fiscal Quarter ending March 31, 2015), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Parent (subject to normal year-end audit adjustments);

(b) within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2013), (i) a copy of the consolidated balance sheet of the Parent and its Subsidiaries, and the related consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Year, setting forth in comparative form (commencing with the Fiscal Year ending December 31, 2015) the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent stating that, in performing the examination necessary to deliver the audited consolidated financial statements of the Parent, no knowledge was obtained of any Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretation) and (ii) a management’s discussion and analysis of the financial condition and results of operations for such Fiscal Year, as compared to the previous Fiscal Year;

(c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Parent, (i) setting forth the calculations for the Leverage Ratio (including with respect to Section 7.2.4) and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the applicable Obligor has taken or proposes to take with respect thereto), (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Material Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Material Subsidiary has complied with Section 7.1.8) and (iii) in the case of a Compliance Certificate delivered concurrently with the financial information pursuant to clause (b), a calculation of Excess Cash Flow;

(d) as soon as possible and in any event within three Business Days after any Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Parent setting forth details of such Default and the action which such Obligor has taken and proposes to take with respect thereto;

(e) as soon as possible and in any event within three days after any Obligor obtains knowledge of (i) the occurrence of any event which could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule or (iii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7, notice thereof and, to the extent any Administrative Agent requests, copies of all documentation relating thereto;

(f) promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

(g) promptly upon becoming aware of (i) the institution of any steps by the PBGC to terminate any U.S. Pension Plan or the filing of a Notice of Intent to Terminate (or the successor notice thereto) with respect to any U.S. Pension Plan by any Borrower or any member of its Controlled Group, (ii) the institution of proceedings by any Governmental Authority to terminate any Canadian Defined Benefit Plan, (iii)

the failure to make a required contribution to any U.S. Pension Plan or Canadian Pension Plan when due if such failure is sufficient to give rise to a Lien (x) under Section 303(k) of ERISA or (y) except as could not be expected to result in a liability in excess of $1,000,000 under any applicable pension benefits legislation in Canada, (iv) the taking of any action with respect to a U.S. Pension Plan which is likely to result in the requirement that any Borrower or any member of the Controlled Group furnish a bond or other material security to the PBGC or such U.S. Pension Plan, (v) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA with respect to any U.S. Pension Plan, unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (vi) the occurrence of any event with respect to any U.S. Pension Plan, Canadian Pension Plan or Multiemployer Plan which, in the aggregate, could reasonably be expected to result in a Material Adverse Effect, notice of such event; together with in each of the cases described in this clause (g), copies of all documentation relating thereto;

(h) (i) at the time of each prepayment required under Section 3.1.1, a certificate signed by an Authorized Officer of each Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days’ prior written notice of such prepayment specifying the principal amount of Loans to be prepaid;

(i) promptly upon receipt thereof, copies of all “management letters” submitted to any Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants;

(j) commencing with the budget for the Fiscal Year commencing January 1, 2015, the annual budget within 30 days of such annual budget being approved by the Parent’s Board of Directors (but in any event not later than 75 days after the end of each Fiscal Year);

(k) concurrently with the financial information pursuant to clause (b), a supplement to the perfection certificate delivered pursuant to Section 5.1.10, as amended and restated to include information with respect to each European Subsidiary Guarantor pursuant to Section 7.1.11;

(l) promptly and in any event within five Business Days following a reasonable request by any Lender made through the Administrative Agent, all documentation and other information such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(m) such other financial and other information as any Lender or any Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.19); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. For certainty, any budgets provided in accordance with this Agreement shall not be PUBLIC documents.

Section 7.1.2 Maintenance of Existence; Compliance with Contracts, Laws, etc. Each Borrower will, and will cause each of its respective Subsidiaries to, preserve and maintain their legal existence (except as otherwise permitted by Section 7.2.10), rights (charter and statutory), franchises, permits, licenses and approval except for such rights, franchises, permits, licenses and approvals as the Parent may reasonably determine in good faith are no longer necessary or desirable for the conduct of the business of the Parent and its Subsidiaries), perform in all material respects their obligations under leases, documents related thereto, the Acquisition Documents, and other material agreements to which each Borrower or a Subsidiary is a party, and comply in all material respects with all applicable laws, rules, regulations and orders, including (i) compliance in all material respects with Federal Communications Commission and other applicable regulatory matters, and (ii) the payment (before the same become delinquent) of all Taxes, imposed upon the Borrowers or their Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP or International Financial Reporting Standards, as applicable, have been set aside on the books of the Borrowers or their Subsidiaries, as applicable.

Section 7.1.3 Maintenance of Properties. Each Borrower will, and will cause each of its respective Material Subsidiaries to, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by such Borrower and its Subsidiaries may be properly conducted at all times, unless such Borrower or such Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of such Borrower or any of its Subsidiaries or the Disposition of such property is otherwise permitted by Sections 7.2.10 or 7.2.11.

Section 7.1.4 Insurance. Each Borrower will, and will cause each of its Subsidiaries to maintain:

(a) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrowers and their Subsidiaries; and

(b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Collateral Agent on behalf of the Secured Parties as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

Section 7.1.5 Books and Records; Quarterly and Annual Conference Calls.

(a) Each Borrower will, and will cause each of its Subsidiaries to, keep books and records in accordance with GAAP (or, in the case of the Canadian Borrower and the Foreign Subsidiaries, GAAP or generally accepted accounting principles applicable in such Person’s jurisdiction) which accurately reflect all of its business affairs and transactions and permit each Lender or any of their respective representatives, at reasonable times and intervals (but, so long as no Default has occurred and is continuing, not to exceed two visits in any Fiscal Year) upon reasonable notice (which, so long as no Default has occurred and is continuing, shall be no less than 48 hours) to such Borrower, to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its officers and employees, and its independent public accountants (and each Borrower hereby authorizes such independent public accountant to discuss each Obligor’s financial matters with each Lender or their representatives when any representative of such Obligor is present; provided that, if a representative of such Obligor is not made available after the required notice has been given, no representative shall be required to be present) and to examine (and photocopy extracts from) any of its books and records. The Borrowers shall pay any fees of such independent public accountant incurred in connection with any Secured Party’s exercise of its rights pursuant to this Section.

(b) The Administrative Agent and the Lenders shall be afforded the right to participate in the Parent’s quarterly conference calls with its investors; provided that if such call shall not have occurred within 45 days after the close of any of the first three Fiscal Quarters of any Fiscal Year, or within 90 days after the close of any Fiscal Year, the Parent shall, at the request of the Administrative Agent or the Required Lenders, promptly hold a meeting via conference call which shall be open to the Administrative Agent and the Lenders, at which conference call the financial results of the previous Fiscal Quarter and the financial condition of the Borrowers and their Subsidiaries shall be reviewed.

(c) Within 90 days after the close of any Fiscal Year, at the request of the Administrative Agent or Required Lenders, hold a meeting via conference call with all Lenders who choose to participate in such conference call at which conference call the financial results of the previous Fiscal Year and the financial condition of the Borrowers and their Subsidiaries and the budgets presented for the current fiscal year of the Borrowers and their Subsidiaries shall be reviewed.

Section 7.1.6 Environmental Law Covenants. Each Borrower will, and will cause each of its Subsidiaries to:

(a) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, handle all Hazardous Materials in material compliance with all applicable Environmental Laws, promptly resolve any non-compliance with Environment Laws and keep its property free of any Lien relating to Hazardous Materials or imposed by any Environmental Law;

(b) promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints or notices or inquiries from Governmental Authorities, in each case relating to the condition of its facilities and properties, to compliance with Environmental Laws or actual or alleged liability relating to Hazardous Materials or otherwise pursuant to Environmental Law; and

(c) If a Default caused by reason of a breach of Section 6.12 or this Section 7.1.6 shall (x) have occurred and is not reasonably curable within 10 days or (y) be continuing for more than 10 days without the Borrowers or the applicable Subsidiary thereof commencing activities reasonably likely to cure such Default, the Borrowers shall, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, (i) provide or cause to be provided to the Lenders within 30 days after such request, an environmental assessment report regarding the matters which are the subject of such Default prepared by a nationally recognized environmental consulting firm reasonably acceptable to the Administrative Agent and in form and substance reasonably acceptable to the Administrative Agent; (ii) promptly undertake all actions required by applicable Environmental Laws to address any non-compliance with or violation of Environmental Laws; and (iii) permit the Administrative Agent and its representatives to have access to all real property and all facilities owned, leased or operated by any Borrower or any of their respective Subsidiaries which are the subject of such Default for the purpose of conducting such environmental audits and testing as the Administrative Agent deems appropriate, all of which shall be at Borrowers’ cost.

Section 7.1.7 Use of Proceeds. The Borrowers will apply the proceeds of the Credit Extensions as follows:

(a) On the Closing Date, to directly or indirectly, finance the Acquisition (including, without limitation the cash-out of outstanding stock appreciation rights and deferred share units issued by Aastra), to refinance existing obligations under the Existing Credit Agreements and the obligations set forth on Item 7.2.2(b) of the Disclosure Schedule, and to pay any fees and expenses related to the foregoing;

(b) for working capital and general corporate purposes of the Obligors and their respective Subsidiaries, including Permitted Acquisitions, Capital Expenditures and Restricted Payments permitted under Section 7.2.6; and

(c) for issuing Letters of Credit for the account of the Obligors.

Section 7.1.8 Future Guarantors, Security, etc. Subject to Section 7.1.11, each Borrower will, and will cause each of its Material Subsidiaries to, execute any documents, Filing Statements, agreements and instruments, and take all further action (including filing mortgages against any owned real property) that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 7.2.3) of the Liens created or intended to be created by the Loan Documents all to the extent required to comply with Section 7.1.12. Each Borrower will cause each of its subsequently acquired or organized Material Subsidiaries (including, without limitation, to the extent determined reasonably necessary by the Administrative Agent, any entity that is a successor to Aastra Telecom Europe A/S, as contemplated by the Permitted Reorganization Steps) to execute and deliver a supplement (in form and substance satisfactory to the Administrative Agent) to the applicable Guaranty and to each other applicable Loan Document in favor of the Secured Parties. In addition, from time to time, each Borrower will, and shall ensure that each of its Material Subsidiaries (including, without limitation, , to the extent determined reasonably necessary by the Administrative Agent, any entity that is a successor to Aastra Telecom Europe A/S, as contemplated by the Permitted Reorganization Steps) will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as any Administrative Agent or the Required Lenders shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of each Borrower and its Material Subsidiaries (including real and personal property acquired subsequent to the Effective Date). Notwithstanding any other provision of any Loan Document (a) no CFC Subsidiary shall be required to deliver a Guaranty directly or indirectly with respect to the Obligations of any Obligor that is a U.S. Person to the extent that such CFC Subsidiary would be treated, under Section 956 of the Code, as having an investment in U.S. property, (b) no Borrower or any of its Subsidiaries shall be required to (x) pledge, directly or indirectly, more than 65% of the issued and outstanding Voting Securities and 100% of the issued and outstanding non-voting Capital Security of any First-Tier CFC Subsidiary, or (y) pledge, directly or indirectly, any asset or property of any CFC Subsidiary, (c) no Borrower or any of its Subsidiaries shall be required to Guarantee or pledge any assets that would result in an adverse tax consequence to the Borrowers or any of their subsidiaries, (d) no Obligor shall be required to deliver share certificates held in any Immaterial Subsidiary to the Collateral Agent and no legal opinions shall be required in respect of such shareholdings, (e) to the extent the granting of any such Lien or the providing of a Guaranty would result in material stamp taxes, duties, registration or legal costs and expenses to the Borrowers and their respective Subsidiaries, the Administrative Agent shall cooperate with the Borrowers in good faith to minimize the amount of such stamp taxes, duties, notary fees, registration or legal costs and expenses resulting from the granting of such Lien or the providing of a Guaranty, taking into account the value of the assets to be secured by such Lien and (f) subject to the foregoing clauses (a) and (c) and to clause (g) below (the “Guaranty and Security Principles”), each newly organized or acquired Subsidiary (other than an Immaterial Subsidiary) that is a direct or indirect Subsidiary of the U.S. Borrower shall execute and deliver a Guaranty (in form and substance satisfactory to the Administrative

Agent) to the U.S. Borrower’s Obligations in respect of the Term Loans and each other applicable Loan Document in favor of the Secured Parties and (g) no Guaranties shall be given, nor shall any Liens be put in place to the extent that the Administrative Agent or Collateral Agent reasonably determines, in consultation with the Borrowers, that (x) such a Guaranty or Lien would breach any applicable general statutory limitations or corporate benefit, financial assistance, fraudulent preference or thin capitalization laws or regulations (or analogous laws or regulations) of any applicable jurisdiction, (y) the costs of obtaining such Guaranty or Lien is excessive in relation to the benefit to the Secured Parties of the Guaranty or security to be afforded thereby, or (z) such Guaranty or Lien results in costs that are disproportionate to the benefit obtained by the beneficiaries of that Guaranty or Lien. Such Liens will be created under the Loan Documents in form and substance satisfactory to each Administrative Agent, and the Borrowers shall deliver or cause to be delivered to each Administrative Agent all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section. In addition, the Borrowers agree that they will notify the Administrative Agent promptly following the date on which the fair market value of the property and assets (real and personal) of the Parent and its Subsidiaries located in Quebec (exclusive of the value of the Capital Securities of the Obligors), determined in the good faith judgment of the Parent, exceeds $500,000 and will execute and deliver or cause their Subsidiaries, if applicable, to execute and deliver collateral documentation in form and substance reasonably satisfactory to the Administrative Agent necessary to perfect a Lien in favor of the Secured Parties on such assets located in Quebec to secure the Obligations. Notwithstanding the foregoing, no guaranty of hedging arrangements that constitute Excluded Swap Obligations shall be required by any Subsidiary of the Parent. If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to hold or benefit from a Lien over real property pursuant to any law of the United States or any State thereof, such Lender may notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality; provided that such determination or disclaimer shall not invalidate or render unenforceable such Lien for the benefit of any other Lender.

Section 7.1.9 Material Contracts. The Borrowers and each of their Material Subsidiaries shall comply in all material respects with each of their respective Material Contracts.

Section 7.1.10 Maintenance of Ratings. The Borrowers will use commercially reasonable efforts to cause a (i) “Corporate Rating” by S&P and “Corporate Family Rating” by Moody’s and (ii) senior secured credit rating with respect to the Loans from each of S&P and Moody’s to be available at all times until the Stated Maturity Date for the Term Loans.

Section 7.1.11 Post-Closing Obligations. The Borrowers will deliver, or cause the applicable Obligor to deliver, the items set forth in Item 7.1.11 of the Disclosure Schedule on the dates set forth therein. Any post-closing obligation set forth in Item 7.1.11 of the Disclosure Schedule or the time period applicable to any such post-closing obligation may in each case be waived or extended by the Administrative Agent, from time to time, in its sole discretion.

Section 7.1.12 Obligors. If (a)(i) the aggregate Consolidated EBITDA of all Subsidiaries that are not Guarantors at the end of any Fiscal Quarter, exceeds 15% of the

Consolidated EBITDA of the Parent and its Subsidiaries for such period (in each case as set forth in the Compliance Certificates relating to such Fiscal Quarter), (ii) the value of the assets of all Subsidiaries that are not Guarantors (excluding intercompany balances) exceeds 15% of the value of the consolidated assets of the Parent and its Subsidiaries as at the end of such Fiscal Quarter (in each case as set forth in the financial statements with respect to such Fiscal Quarter or, if not presented in such financial statements, as reasonably determined by the Parent in good faith) or (iii) the aggregate gross revenue of all Subsidiaries that are not Guarantors at the end of any Fiscal Quarter exceeds 15% of the consolidated gross revenue of the Parent and its Subsidiaries for such period (in each case as set forth in the financial statements with respect to such Fiscal Quarter or, if not presented in such financial statements, as reasonably determined by the Parent in good faith), or (b) the aggregate Consolidated EBITDA of any individual Subsidiary (on a consolidated basis including its Subsidiaries) that is not a Guarantor at the end of any Fiscal Quarter, exceeds 5% of the Consolidated EBITDA of the Parent and its Subsidiaries for such period (in each case as set forth in the Compliance Certificates relating to such Fiscal Quarter), (ii) the value of the assets of any individual Subsidiary (on a consolidated basis including its Subsidiaries) that is not a Guarantor (excluding intercompany balances) exceeds 5% of the value of the consolidated assets of the Parent and its Subsidiaries as at the end of such Fiscal Quarter (in each case as set forth in the financial statements with respect to such Fiscal Quarter or, if not presented in such financial statements, as reasonably determined by the Parent in good faith) or (iii) the aggregate gross revenue of any individual Subsidiary (on a consolidated basis including its Subsidiaries) that is not a Guarantor at the end of any Fiscal Quarter exceeds 5% of the consolidated gross revenue of the Parent and its Subsidiaries for such period (in each case as set forth in the financial statements with respect to such Fiscal Quarter or, if not presented in such financial statements, as reasonably determined by the Parent in good faith), then in any of the foregoing cases, subject in each case to the Guaranty and Security Principles, the Parent shall cause such Subsidiary or one or more Subsidiaries, as applicable and necessary, to become a Guarantor and provide security in compliance with the provisions of Section 7.1.8 so that the aggregate Consolidated EBITDA, asset value and/or gross revenue, as applicable, of all Subsidiaries that are not Guarantors does not exceed any applicable threshold set forth in clause (a)(i), (a)(ii) or (a)(iii) of this Section 7.1.12, and so that the aggregate Consolidated EBITDA, asset value and/or gross revenue, as applicable, of any individual Subsidiary that is not a Guarantor does not exceed any applicable threshold set forth in clause (b)(i), (b)(ii) or (b)(iii) of this Section 7.1.12. If a Borrower provides evidence satisfactory to the Administrative Agent (acting reasonably) that one or more Subsidiaries are no longer required as Guarantors in order to meet the tests described in this Section 7.1.12 and in connection with a corporate reorganization or otherwise in connection with an action permitted to be taken hereunder with respect to such Subsidiary, the Parent intends to dissolve or wind-up such Subsidiary in accordance with the requirements of Section 7.2.10(c), then the Administrative Agent or the Collateral Agent shall promptly release such Subsidiary from its Guaranty and related security and such Subsidiary shall thereafter be an Immaterial Subsidiary for purposes of this Agreement, and the Collateral Agent agrees to promptly return any stock certificates it possesses in such subsidiary.

Section 7.1.13 Employee Benefits.

(a) The Borrowers and each of their Subsidiaries shall (i) comply in all material respects with all applicable provisions of ERISA and the Code with respect to all U.S. Pension Plans and Multiemployer Plans (to the extent the Borrowers or any of their Subsidiaries currently sponsor or contribute to, or have any obligation to contribute to, any US Pension Plan or have any obligation under ERISA or the Code with respect to any Multiemployer Plan) and

(ii) furnish to the Administrative Agent upon request of the Administrative Agent, copies of (x) any annual report (Form 5500 Series) filed by the applicable Borrower, any Subsidiary of a Borrower, or any of their ERISA Affiliates with the Employee Benefits Security Administration with respect to each U.S. Pension Plan; (y) the most recent actuarial valuation report for each U.S. Pension Plan or Multiemployer Plan and each annual report for any Multiemployer Plan; and (z) such other materially relevant information, documents or governmental reports or filings relating to any U.S. Pension Plans, Canadian Pension Plans, Canadian Welfare Plans and Multiemployer Plans as the Administrative Agent shall reasonably request.

(b) The Borrowers and each of their Subsidiaries shall (i) maintain all U.S. Pension Plans which they currently sponsor or to which they currently contribute or to which they have any obligation to contribute, Canadian Pension Plans and Canadian Welfare Plans in material compliance with all applicable laws, and (ii) ensure that there is no material failure to pay premiums and payments relating to U.S. Pension Plans, Canadian Pension Plans, Canadian Welfare Plans and Multiemployer Plans when due.

Section 7.1.14 Executive Proceedings and Evidence of Debt.

(a) All the parties to this Agreement shall, at the request of the Administrative Agent, formalize this Agreement and any other Loan Document (together with any amendments thereto) in a Spanish public deed so that this Agreement or each relevant Loan Document shall have the status of a notarial document for all purposes contemplated in Article 517 number 4 of the Spanish Civil Procedural Law (Law 1/2000 of 7 January) (Ley de Enjuiciamiento Civil) (the “Civil Procedural Law”).

(b) Upon the occurrence of an Event of Default, the Administrative Agent (and/or any Lender) shall:

(i) calculate the amount due to each of the Lenders (based on the total aggregate amount of the balance of the accounts maintained by the Administrative Agent) (or to the relevant Lender, based on the total aggregate amount of the balance of the account(s) maintained by such Lender); and

(ii) issue a certificate (in a form which is valid and admissible in court) detailing the total amount due and payable by the relevant Obligor to each of the Lenders (or the relevant Lender) under the Loan Documents as of the date on which that certificate is issued.

(c) The Administrative Agent (or the relevant Lender, as applicable) shall procure that a notary certifies that the amounts set out in the certificate referred to in clause (b) above reflect the amounts set out in the Administrative Agent’s (or Lender’s) account referred to in clause (b) above.

(d) For the purposes of Articles 571 et seq. of the Civil Procedural Law, the parties to this Agreement expressly agree that:

(i) the amounts referred to in clause (b) above shall be considered as due, liquid and payable and may be claimed pursuant to Articles 571 et seq. of the Civil Procedural Law;

(ii) the Administrative Agent (or the relevant Lender, as the case may be) shall determine the amount of debt to be claimed in accordance with clause (b)(i) above; and

(iii) any certificate issued in accordance with clause (b)(ii) above shall be conclusive evidence of the total amount due and payable by the Obligors to each of the Lenders (or the relevant Lender, as the case may be) under the Loan Documents as of the date on which that certificate is issued.

(e) The parties to this Agreement also agree that the Administrative Agent (and/or any Lender) may claim all amounts outstanding under the Loan Documents by presenting:

(i) an original notarial or authentic copy (testimonio con carácter ejecutivo) of this Agreement;

(ii) a notarial document (acta notarial) (incorporating the certificate referred to in paragraph (b) above and an excerpt of the credits and debits, including the interest applied, which appear in the relevant account(s) referred to in clause (b) above) which has been certified by a notary in accordance with clause (c) above; and

(iii) evidence that the respective Obligor has been notified of the amount which is due and payable.

(f) The Borrowers authorize the Administrative Agent (and each Lender) to request and obtain, at the cost of the Borrowers, any certificate or documents (including, but not limited to, any authentic copy (copias con carácter ejecutivo)) issued by the notary who has formalized this Agreement in order to evidence its compliance with the entries which must be made in its registry-book and the relevant entry date for the purpose of number 4 of Article 517, of the Civil Procedural Law.

Section 7.2 Negative Covenants. The Borrowers covenant and agree with each Lender, each Issuer and each Administrative Agent that until the Termination Date has occurred:

Section 7.2.1 Business Activities. No Borrower will, nor will it permit any of its Subsidiaries to, (a) engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto or (b) change its accounting policies or financial reporting practices from such policies and practices in effect on the Closing Date, including any change to the ending dates with respect to the Parent and its Subsidiaries’ Fiscal Year or Fiscal Quarters, except as may be required by GAAP in effect at the time of such change, by applicable requirements of law, or as described in the definition of “Fiscal Year” contained herein.

Section 7.2.2 Indebtedness. No Borrower will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:

(a) Indebtedness in respect of the Obligations;

(b) until the Closing Date, Indebtedness that is to be repaid in full as further identified in Item 7.2.2(b) of the Disclosure Schedule;

(c) Indebtedness existing as of the Effective Date which is identified in Item 7.2.2(c) of the Disclosure Schedule, and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Effective Date (as such amount has been reduced following the Effective Date);

(d) unsecured Indebtedness (i) incurred in the ordinary course of business of any Borrower and its Subsidiaries consisting of open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 120 days or, if overdue for more than 120 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Borrower or such Subsidiary and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;

(e) Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment, including installation costs and expenditures made for any repairs, alterations, construction, development or improvements performed thereon or added thereto, of any Borrower and its Subsidiaries (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of such Borrower and its Subsidiaries (provided that such Indebtedness is incurred within 120 days of the acquisition of such property) and (ii) in respect of Capitalized Lease Liabilities; provided that, the aggregate amount of all Indebtedness outstanding pursuant to this clause (e) shall not at any time exceed $40,000,000;

(f) Indebtedness of the Parent or any Subsidiary owing to the Parent or any Subsidiary, provided that (i) such Indebtedness shall, if payable to the Parent, the other Borrower or a Subsidiary Guarantor by the Parent or a Subsidiary that is not a CFC Subsidiary, be evidenced by the Master Intercompany Note, duly executed and delivered and pledged to the Collateral Agent pursuant to a Loan Document, (ii) if such Indebtedness is payable to a Subsidiary that is not a Subsidiary Guarantor or a CFC Subsidiary, such Subsidiary shall have previously executed and delivered to the Administrative Agent the Interco Subordination Agreement, (iii) if such Indebtedness is incurred by a Subsidiary that is not a Subsidiary Guarantor owing to the Parent, a Borrower or any Subsidiary Guarantor, shall not (when aggregated with the amount of Investments made by the Parent, the other Borrower and the Subsidiary Guarantors in Subsidiaries which are not Subsidiary Guarantors under clause (e)(i) of Section 7.2.5), exceed $25,000,000 and shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided that, only the amount repaid in part shall be discharged) and (iv) if such Indebtedness is payable to the Parent, the other Borrower or a Subsidiary Guarantor by a CFC Subsidiary or by the Parent, the other Borrower or a Subsidiary Guarantor to a CFC Subsidiary, such Indebtedness shall not exceed in the aggregate $40,000,000;

(g) reserved;

(h) unsecured Indebtedness of a Borrower owing to the Export Development Canada in an aggregate principal amount not to exceed (when aggregated with the amount of any other Indebtedness of a Borrower owing to the Export Development Canada set forth on Item 7.2.2(c) of the Disclosure Schedule, as refinanced) $15,000,000;

(i) Hedging Obligations incurred in the ordinary course of business for non-speculative purposes;

(j) unsecured Indebtedness for borrowed money of any Borrower, and unsecured Contingent Liabilities of the Subsidiary Guarantors in respect of such unsecured Indebtedness, in an aggregate principal amount at any time outstanding not to exceed $45,000,000; provided (i) that no Default or Event of Default has occurred which is continuing at the time that such unsecured Indebtedness is incurred or would result from the incurrence thereof, (ii) such unsecured Indebtedness matures at least 180 days after the Stated Maturity Date and (iii) such unsecured Indebtedness does not contain any financial maintenance covenants or any covenants more restrictive than those provided for in this Agreement (as determined by the Administrative Agent acting reasonably) or any required principal payments or prepayments prior to the maturity thereof;

(k) Indebtedness of a Person existing at the time such Person became a Subsidiary of a Borrower, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary and the aggregate outstanding amount of all Indebtedness existing pursuant to this clause does not exceed $50,000,000 at any time;

(l) other Indebtedness of the Borrowers and their Subsidiaries (other than Indebtedness of Foreign Subsidiaries owing to the Borrowers or Subsidiary Guarantors) in an aggregate amount at any time outstanding not to exceed $35,000,000;

(m) to the extent constituting Indebtedness, Purchased Leases, all repurchase, collection advances and indemnification obligations in connection therewith and all Contingent Liabilities with respect thereto; provided that the terms of each Lease Purchase Transaction shall provide that (x) the maximum amount of such Indebtedness that may under any circumstances arise from “obligor defaults” or similar events shall not exceed in the case of any Lease Purchase Transaction in any twelve month “Loss Determination Period” (as such term is defined with respect to such Lease Purchase Transaction) (it being understood that the amount of such permitted Indebtedness shall be calculated net of proceeds from remarketing of equipment the subject of “obligor defaults” and net of subsequent payments received from any such obligors, in each case during such Loss Determination Period, for the purposes of this clause (m) but not for the purposes of Section 8.1.5(b)) the greater of (A) 15% of the sum of (i) the aggregate Repurchase Prices of all Purchased Leases purchased by the relevant Lease Purchaser pursuant to such Lease Purchase Transaction (the sum of clause (i) and clause (ii), the “Purchased Lease Cap Reference Amount” for such Lease Purchase Transaction) prior to the beginning of such twelve month Loss Determination Period, and (ii) the aggregate Purchase Prices of the Purchased Leases purchased by such Lease Purchaser pursuant to such Lease Purchase Transaction during such twelve month Loss Determination Period, and (B) if one or more obligors default on one or more of the three largest Purchased Leases purchased under such Lease Purchase Transaction, the aggregate Purchase Prices of such three largest Purchased Leases (treating as a single Purchased Lease for such purpose, all Purchased Leases with each such obligor’s

Affiliates) (such aggregate amount, the “Three Largest Lease Cap Amount” for such Lease Purchase Transaction and (y) any other circumstances where any Borrower or any Subsidiary would become liable to repurchase Purchased Leases shall be consistent in all material respects with, and not materially less favorable to such Borrower or such Subsidiary than, the terms of the Lease Purchase Transactions in effect on the date of the Agreement; and

(n) Indebtedness described on Schedule III in an amount not to exceed $5,000,000 in the aggregate at any time;

provided that, no Indebtedness otherwise permitted by clauses (c), (e), (i), (j), (k), (l) or (m) shall be assumed, created or otherwise incurred if an Event of Default has occurred and is then continuing or would result therefrom.

Section 7.2.3 Liens. No Borrower will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a) Liens securing payment of the Obligations;

(b) until the Closing Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;

(c) Liens existing as of the Effective Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2 that is secured as of the date hereof, and refinancings, refundings, renewals of extension thereof or replacements of such secured Indebtedness; provided that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that permitted under clause (c) of Section 7.2.2;

(d) Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided that, (i) such Lien is granted within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;

(e) Liens securing Indebtedness permitted by clause (k) of Section 7.2.2; provided that such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally);

(f) Liens in favor of carriers, warehousemen, mechanics, materialmen, repairmen, workmen and landlords and statutory liens of banks and rights of set-off granted in the ordinary course of business for amounts not overdue for more than 30 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g) Liens incurred or deposits made in the ordinary course of business in connection with Canadian Pension Plans, worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, letters of intent, obligations under credit card processing agreements, government contracts, trade contracts, expropriations, proceedings, performance of return-of-money bonds or other similar obligations (other than for borrowed money);

(h) judgment Liens in existence for less than 60 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 8.1.6;

(i) easements, rights-of-way, restrictions, licenses, restrictive covenants, servitudes, encroachments, and other minor defects or irregularities in title and other similar encumbrances including the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein, not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j) Liens (i) for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k) reserved;

(l) Liens securing Indebtedness permitted under clauses (f), (l) and (n) of Section 7.2.2;

(m) Liens arising from the filing of PPSA or UCC financing statements by lessors under true operating leases against any Borrower or any of its Subsidiaries, as lessees, made as precautionary filings in respect of such operating leases;

(n) Liens relating to licenses of patents, trademarks and other intellectual property rights granted by the Borrowers or any of their Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

(o) any Lien given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of any of the Borrowers or their Subsidiaries, not securing any Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

(p) any Lien consisting of the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, agreement,

franchise, grant or permit of any of the Borrowers or their Subsidiaries, to terminate any such lease, agreement, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(q) Liens on Collateral securing claims under Purchased Leases and any Liens arising from the filings of PPSA or UCC financing statements by Lease Purchasers in respect thereof;

(r) any netting or set-off arrangement entered into by any Borrower of any of its Subsidiaries in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of any Borrower and/or any of its Subsidiaries but only so long as (i) such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of Subsidiaries of a Borrower which are not Obligors and (ii) such arrangement does not give rise to other Lien over the assets of Obligors in support of liabilities of Subsidiaries of any Borrower which are not Obligors; and

(s) any Lien over or affecting any asset acquired by a Borrower or any of its Subsidiaries after the Closing Date if:

(i) the Lien was not created in contemplation of the acquisition of that asset;

(ii) the principal amount secured has not been increased in contemplation of or since the acquisition of that asset; and

(iii) the Lien is removed or discharged within 3 months of the date of acquisition of such asset; and

(t) any Lien over or affecting any asset of any company which becomes a Subsidiary of a Borrower, if:

(i) the Lien was not created in contemplation of the acquisition of that company;

(ii) the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii) the Lien is removed or discharged within 3 months of that company becoming a Subsidiary of the Parent.

Section 7.2.4 Leverage Ratio.

(a) The Parent will not permit the Leverage Ratio for any period ending on the last day of any Fiscal Quarter ending during a period set forth below to be greater than the ratio set forth opposite such period:

Period of Four Quarters Ending	Ratio
June 30, 2014 through March 31, 2015	3.00:1.00
June 30, 2015 through March 31, 2016	2.50:1.00
June 30, 2016 through March 31, 2017	2.25:1.00
June 30, 2017 and thereafter	2.00:1.00

(b) For purposes of determining compliance with the financial covenant set forth in this Section 7.2.4, any equity investment made in any Borrower by any one or more of the Permitted Holders after the Closing Date and on or prior to the date financial statements are required to be delivered for a Fiscal Quarter will, at the request of the Parent, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Leverage Ratio pursuant to this Section 7.2.4 for such Fiscal Quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, being a “Specified Equity Contribution”); provided, however, that (i) there shall be no more than two Specified Equity Contributions made in a period of four consecutive Fiscal Quarters and no more than five Specified Equity Contributions in the aggregate made during the term of the Commitment, (ii) the amount of any Specified Equity Contribution shall be no greater than 100% of the amount required to cause the Parent to be in compliance with the Leverage Ratio pursuant to this Section 7.2.4; (iii) such Specified Equity Contribution shall only be given effect for purposes of compliance with this Section 7.2.4 and not for any other use of the Leverage Ratio under this Agreement or under any of the other Loan Documents; (iv) to the extent Consolidated EBITDA has been increased for any Fiscal Quarter as a result of a Specified Equity Contribution, Consolidated EBITDA as so increased for such Fiscal Quarter shall apply for any subsequent determination of the Leverage Ratio pursuant to this Section 7.2.4 which includes such Fiscal Quarter; and (v) any reduction in Indebtedness with the proceeds of any Specified Equity Contribution shall be disregarded for the purposes of compliance with this Section 7.2.4.

Section 7.2.5 Investments. No Borrower will, nor will it permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a) Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b) Cash Equivalent Investments;

(c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d) Investments consisting of any deferred portion of the sales price received by any Borrower or any Subsidiary in connection with any Disposition permitted under Section 7.2.11;

(e) Investments (i) by way of contributions to capital or purchases of Capital Securities by any Borrower in any Subsidiaries or by any Subsidiary in other Subsidiaries; provided that, the aggregate amount of intercompany loans made pursuant to clause (f)(iii) of Section 7.2.2 and Investments under this clause made by Obligors in Subsidiaries that are not Obligors shall not exceed the amount set forth in clause (f)(iii)

of Section 7.2.2 at any time, (ii) consisting of Indebtedness permitted by clause (f)(i) of Section 7.2.2, (iii) consisting of Indebtedness permitted by clause (f)(ii) of Section 7.2.2, or (iv) by way of contributions to capital or purchases of Capital Securities by any Subsidiary in any Borrower;

(f) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g) Investments in Capital Securities constituting Permitted Acquisitions in an amount which, when aggregated with the amount expended under clause (b) of Section 7.2.10, does not exceed $150,000,000 over the term of this Agreement;

(h) loans and advances to directors and employees in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(i) other Investments in an amount not to exceed $60,000,000 over the term of this Agreement;

(j) deposits by any of the Borrowers or their Subsidiaries in the ordinary course of business consistent with customary practice or its past practices to secure the performance of leases, licenses or contracts;

(k) Hedging agreements or unsecured hedging agreements in the ordinary course of business and not for speculative purposes;

(l) Investments resulting from collection advance obligations under Purchased Leases consistent with the past practice of the Borrowers and their Subsidiaries as of the Closing Date in an amount not to exceed $10,000,000 in the aggregate at any time outstanding;

(m) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(n) the Parent may consummate the Acquisition in accordance with the provisions of the Acquisition Documents;

provided, that, (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements, (ii) no Investment otherwise permitted by clauses (e)(i), (g), (h) or (i) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom; and (iii) in addition to the Investments expressly permitted in clauses (a) through (n) above, the Borrowers shall be permitted to make Investments in an amount not to exceed the Available Amount as of the date of the relevant Investment, so long as at such time (before and immediately after giving effect to such Investment) (A) no Default or Event of Default has occurred and is continuing, and (B) the Administrative Agent shall have received an Officer’s Certificate of each of the Borrowers, in form and substance satisfactory to the Administrative Agent, certifying that the conditions set forth in clause (iii)(A) hereof have been satisfied.

Section 7.2.6 Restricted Payments, etc. No Borrower will, nor will it permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than Restricted Payments made by (a) any Subsidiary to any Obligor, (b) any Obligor to another Obligor or any non-Obligor to any other non-Obligor, (c) any Obligor to any non-Obligor, (d) the Parent to its shareholders, or (e) Aastra to its dissenting shareholders in connection with the Acquisition; provided, however, that any Restricted Payment pursuant to clause (c) or (d) above shall only be permitted (x) if both before and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would result from the making of such Restricted Payment, and (y) in an amount not to exceed: (1) $25,000,000 over the term of this Agreement; plus (2) an additional amount up to the Available Amount as of the applicable date of determination, so long as, for purposes of this subclause (2), at such time the Parent and its Subsidiaries are in pro forma compliance with a Leverage Ratio 0.25x lower than the Leverage Ratio then required to be maintained pursuant to Section 7.2.4, determined on a Pro Forma Basis as of the last day of the Fiscal Quarter most recently ended.

Section 7.2.7 Canadian Pension Plans. The Parent shall not, and shall not permit any Subsidiary of the Parent to:

(a) contribute to or assume an obligation to contribute to any Canadian Multiemployer Plan; or

(b) establish, commence participation in, or assume any liability under any Canadian Defined Benefit Plan or acquire any interest in any Person if such Person sponsors, maintains or contributes to any Canadian Defined Benefit Plan; provided that the Parent or any Subsidiary of the Parent may acquire an interest in any such Person if (i) an interest in such Person is acquired pursuant to a Permitted Acquisition or another Investment permitted by this Agreement and neither the Parent nor any Canadian Subsidiary of the Parent (other than the Person) has any legal liability to perform such Person’s obligations or assume such Person’s liabilities, or (ii) the prior written consent of the Administrative Agent is obtained, such consent not to be unreasonably withheld.

Section 7.2.8 No Prepayment of Debt. No Borrower will, nor will it permit any of its Subsidiaries to:

(a) (i) make any prepayment of principal of, or premium or interest on, any Subordinated Debt or senior unsecured Indebtedness (other than any intercompany Indebtedness owing to an Obligor to the extent incurred in accordance with clause (f) or (i) of Section 7.2.2) other than the stated, scheduled date for payment set forth in the applicable documents governing such Indebtedness, or (ii) make any payment of any Subordinated Debt which would violate the terms of this Agreement or the applicable Subordinated Debt Documents;

(b) redeem, retire, purchase, defease or otherwise acquire any Subordinated Debt or senior unsecured Indebtedness; or

(c) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes;

provided, that the Borrowers shall be permitted to prepay Indebtedness in an amount not to exceed the Available Amount as of the date of the relevant prepayment, so long as at such time (before and immediately after giving effect to such prepayment) (i) no Default or Event of Default has occurred and is continuing and (ii) the Parent and its Subsidiaries are in pro forma compliance with a Leverage Ratio 0.25x lower than the Leverage Ratio then required to be maintained pursuant to Section 7.2.4, determined on a Pro Forma Basis as of the last day of the Fiscal Quarter most recently ended.

Furthermore, neither any Borrower nor any Subsidiary will designate any Indebtedness other than the Obligations as “Designated Senior Debt” (or any analogous term) in any Subordinated Debt Document.

Section 7.2.9 Disqualified Equity Interests.

(a) None of Parent or any of its Subsidiaries will issue any Disqualified Capital Stock unless the obligations in respect of such Disqualified Capital Stock would have been permitted to be incurred as Indebtedness pursuant to clause (f) or (l) of Section 7.2.2.

(b) No Subsidiary of the Parent will issue any Capital Securities (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Capital Securities, except: (i) for stock splits, stock dividends and additional issuances of Capital Securities which do not decrease the percentage ownership of Holdings, Parent or any other Obligors in any class of the Equity Interests of such Subsidiary and (ii) Subsidiaries of the Parent formed or acquired after the Closing Date in accordance with Section 7.2.5 may issue Capital Securities to Holdings or to the Obligor which is to own such Equity Interests.

Section 7.2.10 Consolidation, Merger; Permitted Acquisitions, etc. No Borrower will, nor will it permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except:

(a) any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, a Borrower or any other Subsidiary (provided that, a Guarantor may only liquidate or dissolve into, or merge with and into, a Borrower or another Guarantor), and the assets or Capital Securities of any Subsidiary may be purchased or otherwise acquired by a Borrower or any other Subsidiary (provided that, the assets or Capital Securities of any Subsidiary Guarantor may only be purchased or otherwise acquired by a Borrower or another Subsidiary Guarantor); provided, further that, in no event shall any Subsidiary consolidate with or merge with and into any other Subsidiary unless after giving effect thereto, the Collateral Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) and other assets of the surviving Person as the Collateral Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein;

(b) the purchase of all or substantially all of the assets of any Person (or any division thereof), or the acquisition of such Person by merger, in each case if (i) such purchase or acquisition constitutes a Permitted Acquisition, and (ii) the amount expended in connection with such transaction, when aggregated with the amount expended under clause (g) of Section 7.2.5, does not exceed the amount set forth in such clause over the term of this Agreement;

(c) any Immaterial Subsidiary may be dissolved or otherwise wound-up; provided that all of the assets of such Immaterial Subsidiary are transferred to one or more Subsidiaries prior to such dissolution or winding up;

(d) the Acquisition may be consummated as contemplated by, and in compliance with, the Acquisition Documents; and

(e) each of the Permitted Reorganization Steps may be completed.

Section 7.2.11 Permitted Dispositions. No Borrower will, nor will it permit any of its Subsidiaries to, Dispose of any of such Person’s assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is:

(a) inventory or obsolete, damaged, worn out or surplus personal property Disposed of in the ordinary course of its business;

(b) Purchased Leases or Residual Positions to a Lease Purchaser in the ordinary course of the Parent’s and its Subsidiaries’ business, provided that the consideration received by the applicable Borrower or Subsidiary for such sale consists of no less than 90% in cash and is conducted in an arm’s-length transaction with such Person;

(c) permitted by Section 7.2.10;

(d) (i) for fair market value and the consideration received consists of no less than 75% in cash, and (ii) the Net Disposition Proceeds received from such Disposition, together with the Net Disposition Proceeds of all other assets Disposed of pursuant to this clause since the Closing Date, do not exceed (individually or in the aggregate) (1) $70,000,000 over the term of this Agreement plus (2) an additional amount so long as after giving effect to the consummation of such Disposition and to any repayment made pursuant to Section 3.1.1(e) hereof with the proceeds of such Disposition, the Parent and its Subsidiaries are in pro forma compliance with a Leverage Ratio 0.25x lower than the Leverage Ratio as of the Closing Date, determined on a Pro Forma Basis as of the last day of the Fiscal Quarter most recently ended;

(e) of Intellectual Property Assets to a Patent Enforcement Party, provided that (i) the Net Disposition Proceeds received from such Disposition are used to repay the Loans in accordance with Section 3.1.1(e) without any ability to reinvest such Net Disposition Proceeds, (ii) such Intellectual Property Assets are, contemporaneously with such Disposition, made subject to a perpetual license from the Patent Enforcement Party to the Parent or one of its Subsidiaries, which license is freely-assignable by the applicable Borrower or Subsidiary and shall constitute Collateral upon which the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected first priority Lien, subject to no Liens other than Permitted Liens, and (iii) upon completion of the patent enforcement process by the Patent Enforcement Party, all right, title and interest in such Intellectual Property Assets shall revert back to the Parent or its applicable Subsidiary; or

(f) any Permitted Reorganization Step.

Section 7.2.12 Modification of Certain Agreements. No Borrower will, nor will it permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in:

(a) the documents governing any Indebtedness, unless the Parent or Subsidiary of the Parent who is obligated on such Indebtedness could have incurred such Indebtedness under Section 7.2.2 on such amended terms as of the date of such amendment, supplement, modification or waiver; or

(b) the Organic Documents of any Borrower or any of its Subsidiaries, if the result would have an adverse effect on the rights or remedies of any Secured Party.

Section 7.2.13 Anti-Terrorism Law; Anti-Money Laundering; Embargoed Persons. No Borrower will, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Covered Person, to fund any activities of or business with any Covered Person or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation of Sanctions by any Covered Person (including any Covered Person participating in the transactions, whether as underwriter, advisor, investor or otherwise).

Section 7.2.14 Transactions with Affiliates. No Borrower will, nor will it permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to such Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind which would be entered into by a prudent Person in the position of such Borrower or such Subsidiary with a Person that is not one of its Affiliates; provided, however, that the foregoing restrictions shall not apply to: (i) the payment of reasonable and customary fees to directors of the Obligors who are not employees of the Obligors, (ii) any other transaction with any employee, officer or director of the Obligors pursuant to employee profit sharing and/or benefit plans and compensation and non-competition arrangements in amounts customary for corporations similarly situated to the Obligors and entered into in the ordinary course of business and approved by the board of directors or the shareholders (as applicable) of the applicable Obligor, (iii) any reimbursement of reasonable out-of-pocket costs incurred by an Affiliate of any Obligor on behalf of or for the account of such Obligor, or (iv) the Acquisition as contemplated by, and in accordance with, the Acquisition Documents.

Section 7.2.15 Restrictive Agreements, etc. No Borrower will, nor will it permit any of its Subsidiaries to, enter into any agreement prohibiting:

(a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, other than any such properties,

revenues or assets transferred or otherwise Disposed pursuant to a Disposition permitted hereunder and other than as required with respect to Lease Purchase Collateral in connection with a Lease Purchase Transaction;

(b) the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c) the ability of any Subsidiary to make any payments, directly or indirectly, to a Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

The foregoing prohibitions shall not apply to restrictions contained (i) in any Transaction Document, (ii) in the case of clause (a), (A) any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness; (B) any agreements that are customary restrictions on leases, subleases, licenses or permits so long as such restrictions relate to the property subject thereto; (C) any agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (D) agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business; (E) any agreement evidencing an asset sale, as to the assets being sold; (F) agreements binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Parent, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary of the Parent; (G) any agreements governing any purchase money Liens or obligations under leases which, in accordance with GAAP, should be classified as capitalized leases, in each case otherwise permitted pursuant to this Agreement (in which case, any prohibition or limitation shall only be effective against the property financed thereby; provided that individual agreements governing purchase money Liens or obligations under Capitalized Lease Liabilities provided by a Person to an Obligor may be cross-collateralized to other such agreements governing purchase money Liens or obligations under Capitalized Lease Liabilities otherwise permitted pursuant to this Agreement provided by such Person to an Obligor); (H) encumbrances or restrictions on the transfer of any property subject to Liens permitted by Section 7.2.3 and (I) negative pledge clauses and limitations on restricted payments contained in documents governing Indebtedness pursuant to clause (j) of Section 7.2.2 which (A) are customary for high-yield notes and (B) permit without restriction the granting of Liens to secure the Obligations and the payment of dividends and distributions by Subsidiaries to the Parent, and (iii) in the case of clauses (a) and (c), any agreement of a Foreign Subsidiary governing the Indebtedness permitted by clause (l) of Section 7.2.2.

Section 7.2.16 Sale and Leaseback. No Borrower will, nor will it permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person unless, either:

(a) immediately prior to the entering into of such arrangement, such Person, could, pursuant to Section 7.2.3, create a Lien on property to secure Indebtedness in an amount equal to the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof with respect to such sale and leaseback transaction; or

(b) such Person applies, within 120 days after the sale or transfer, an amount equal to the fair market value of the property so sold and leased back at the time of entering into such sale and leaseback transaction (as determined by the Board of Directors of the Parent or such Person) to the prepayment of the Loans pursuant to Sections 3.1.1 and 3.1.2.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.

Section 8.1.1 Non-Payment of Obligations. (i) (a) Any Borrower shall default in the payment or prepayment in the required currency when due of any principal of any Loan or any Reimbursement Obligation, (b) any Obligor shall fail to make any deposit in the required currency of cash for collateral purposes pursuant to Section 2.6.4 or 12.18.1(e), or (c) any Guarantor shall default in the payment in the required currency when due of any payment Obligation under a Guaranty; or (ii) any Borrower shall default in the payment or prepayment in the required currency when due of any interest on any Loan or any fee described in Article III or any other monetary Obligation, and such default under this clause (ii) shall continue unremedied for a period of three Business Days after such amount was due.

Section 8.1.2 Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect when made or deemed to have been made.

Section 8.1.3 Non-Performance of Certain Covenants and Obligations. Any Borrower shall default in the due performance or observance of any of its obligations under clause (d) of Section 7.1.1 or Section 7.1.7, Section 7.2 or Article X or (b) any Obligor shall default in the due performance or observance of its material obligations under any Guaranty or Security Agreement to which it is a party.

Section 8.1.4 Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of (a) 15 days in the case of Section 7.1.1 (other than clause (d) thereof) and (b) 30 days in the case of any other agreement after the earlier to occur, in each case, of (i) notice thereof given to any Borrower by either Administrative Agent or any Lender and (ii) the date on which any Obligor has knowledge of such default.

Section 8.1.5 Default on Other Indebtedness; Lease Purchase Transactions.

(a) A default shall occur in the payment of any amount when due or payable (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 8.1.1 or Section 7.2.2(m) or as otherwise set forth in clause (b) below) of the Borrowers or any of their Subsidiaries or any other Obligor having a principal or stated amount, individually or in the aggregate, in excess of $25,000,000 (or the Dollar Equivalent thereof, if applicable and, in the case of Hedging Obligations, calculated at the Swap Termination Value thereof), or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity or other fixed date of final payment of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

(b) Any Borrower or any of its Subsidiaries shall, (i) pursuant to the terms of any Lease Purchase Transaction, become obligated to pay any amount to a Lease Purchaser (including as consideration for a repurchase of Leases sold to such Lease Purchaser) pursuant to “obligor defaults” or similar events at any time during the Loss Determination Period for such Lease Purchase Transaction in excess of 15% of the Purchased Lease Cap Reference Amount for any Purchased Lease Transaction or the Three Largest Lease Cap Amount, to the extent applicable with respect to such Lease Purchase Transaction or (ii) for any reason (including any circumstances described in clause (i) of this Section 8.1.5(b)), become obligated to pay amounts to one or more Lease Purchasers in excess of $25,000,000 individually or in the aggregate in any consecutive 12-month period, or an event shall occur (including any default in the payment, performance or observance of any obligation or condition) with respect to any one or more Lease Purchase Transactions if the effect of such event is to permit the applicable Lease Purchaser or Lease Purchasers to require such an amount described in clause (i) or (ii) to become due and payable (including as consideration for a repurchase of Leases sold to such Lease Purchaser or Lease Purchasers) during such period.

Section 8.1.6 Judgments. Any judgment or order: (i) for the payment of money individually or in the aggregate in excess of $25,000,000 (or the Dollar Equivalent thereof, if applicable) (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order), or (ii) for injunctive relief which could reasonably be expected to result in a Material Adverse Effect, shall be rendered against any Borrower or any of its Subsidiaries or any other Obligor and in each case such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

Section 8.1.7 Pension Plans. Any of the following events shall occur with respect to any U.S. Pension Plan, Canadian Pension Plan, Canadian Welfare Plan or Multiemployer Plan, as the case may be:

(a) the institution of any steps by any Borrower, any member of the Controlled Group or the PBGC to withdraw from or terminate a U.S. Pension Plan if, as a result of such withdrawal or termination, any Borrower or any such member of the Controlled Group could be required to make a contribution to such U.S. Pension Plan, or could reasonably expect to incur a liability or obligation to such U.S. Pension Plan, in excess of $25,000,000;

(b) a contribution failure occurs with respect to any U.S. Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA;

(c) the occurrence of any event or events with respect to the Multiemployer Plans which in the aggregate would reasonably be expected to result in any Borrower or any member of the Controlled Group incurring a liability or increase in contributions in excess of $25,000,000;

(d) any of the following events shall occur with respect to a U.S. Pension Plan which in the aggregate could result in any Borrower or any member of the Controlled Group incurring liability in excess of $25,000,000: (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any U.S. Pension Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (ii) the application for a minimum funding waiver with respect to a U.S. Pension Plan; (iii) the cessation of operations at a facility of any Borrower or any member of its Controlled Group which could reasonably be expected to result in liability in excess of $25,000,000 under Section 4062(e) of ERISA; (iv) a determination that any U.S. Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (v) the occurrence of any event or condition described in Section 4042(a)(1),(2) or (3) of ERISA that constitutes grounds for the appointment of a trustee to administer a U.S. Pension Plan or it is reasonably likely that a trustee will be appointed under Section 4042(a)(4) of ERISA; or

(e) any of the following events shall occur with respect to any Canadian Pension Plan or Canadian Welfare Plan: (i) the institution of any steps by any Borrower, a Canadian Subsidiary or any other Person to terminate any Canadian Defined Benefit Plan if, as a result of such termination, any Borrower or any of its Subsidiaries is required to make an additional contribution to such Canadian Pension Plan, or could reasonably be expected to incur a liability or obligation to such Canadian Defined Benefit Plan, in an amount in excess of $25,000,000, or the Canadian Dollar Equivalent thereof; (ii) a contribution failure occurs with respect to any Canadian Pension Plan in an amount in excess of $25,000,000, or the Canadian Dollar Equivalent thereof; or (iii) the occurrence of any event that results in or would reasonably be likely to result in the incurrence by any Borrower or any of its Canadian Subsidiaries of any liability, fine or penalty, or any increase in a liability of any Borrower or any of its Canadian Subsidiaries in an amount in excess of $25,000,000, or the Canadian Dollar Equivalent thereof, with respect to any Canadian Pension Plan or Canadian Welfare Plan benefit.

Section 8.1.8 Change in Control. Any Change in Control shall occur.

Section 8.1.9 Bankruptcy, Insolvency, etc. Any Borrower, any of their Material Subsidiaries or any other Obligor shall:

(a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, its debts as they become due;

(b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, interim receiver, sequestrator or other custodian for itself or any substantial part of its property, or make a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for itself or a substantial part of its property;

(d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by any Borrower, any Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by such Borrower, such Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 45 days undismissed; provided that each Borrower, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 45-day period to preserve, protect and defend their rights under the Loan Documents; or

(e) take any action authorizing, or in furtherance of, any of the foregoing.

Section 8.1.10 Impairment of Security, etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

Section 8.1.11 Failure of Subordination. Unless otherwise waived or consented to by the Administrative Agent, the Lenders and the Issuers in writing, the subordination provisions relating to any Subordinated Debt (the “Subordination Provisions”) shall fail to be enforceable by the Administrative Agent, the Lenders and the Issuers in accordance with the terms thereof, or the monetary Obligations shall fail to constitute “Senior Indebtedness” (or similar term) referring to the Obligations; or any Borrower or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, (ii) that the Subordination Provisions exist for the benefit of the Administrative Agent, the Lenders and the Issuers or (iii) that all payments of principal of or premium and interest on the Subordinated Debt, or realized from the liquidation of any property of any Obligor, shall be subject to any of such Subordination Provisions.

Section 8.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings and Canadian BAs.

Section 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall (or with the consent of the Required Lenders, may) by notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings and Canadian BAs. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with this Section and Section 8.2 for the benefit of all the Lenders and the Issuers; provided that the foregoing shall not prohibit (i) any Issuer or the Swing Line Lender or the Administrative Agent from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuer or Swing Line Lender or Administrative Agent, as the case may be) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 4.9 or the other Loan Documents, (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Obligor under any Debtor Relief Law and provided further that if no Person is acting as Administrative Agent, then the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent.

ARTICLE IX

RESERVED

ARTICLE X

GUARANTY PROVISIONS

Section 10.1 Parent Guaranty Provisions. The Parent hereby irrevocably guarantees the payment of all Obligations as set forth below.

Section 10.2 Parent Guaranty. The Parent hereby absolutely, unconditionally and irrevocably guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations. This guaranty constitutes a guaranty of payment when due and not of collection, and the Parent specifically agrees that it shall not be necessary or required that any Secured Party exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of the Parent hereunder.

Section 10.3 Guaranty Absolute, etc. The Parent’s guaranty herein shall in all respects be a continuing, absolute, unconditional and irrevocable guaranty of payment, and shall remain in full force and effect until the Termination Date. The Parent guarantees that the Obligations will be paid strictly in accordance with the terms of each Loan Document under which such Obligations arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The liability of the Parent under this Agreement shall be absolute, unconditional and irrevocable irrespective of:

(a) any lack of validity, legality or enforceability of any Obligations or Loan Document;

(b) the failure of any Secured Party to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or to exercise any right or remedy against collateral securing, any Obligations;

(c) any change in the time, manner or place of payment of, or in any other term of, any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation;

(d) any reduction, limitation, impairment or termination of any Obligations for any reason (other than a defense of payment in full in cash), including any claim of waiver, release, surrender, alteration or compromise;

(e) any defense or setoff, counterclaim (other than a defense of payment in full in cash), recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise;

(f) any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of any Obligor or any manner of application of any collateral, or proceeds thereof, to all or any of the Obligations, or

(g) any addition, exchange or release of any collateral or of any Person that is (or will become) a guarantor of the Obligations, or any surrender or non perfection of any collateral, or any amendment to or waiver or release or addition to, or consent to or departure from, any other guaranty held by any Secured Party securing any of the Obligations;

(h) any change, restructuring or termination of the corporate structure or existence of any Obligor;

(i) any failure of any Secured Party to disclose to any Obligor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other guarantor now or hereafter known by such Secured Party;

(j) the failure of any other Person to execute or deliver any Guaranty, or any supplement thereto, or any other guaranty or agreement or the release or reduction of liability of any Obligor or surety with respect to the Obligations; or

(k) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

Collectively, the foregoing clauses (a) through (k) shall be known as the “Guaranty Absolute Clauses.”

Section 10.4 Reinstatement, etc. The Parent agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by any Secured Party, upon the insolvency, bankruptcy or reorganization of any other Obligor or otherwise, all as though such payment had not been made.

Section 10.5 Waiver, etc. The Parent hereby unconditionally and irrevocably waives:

(a) promptness, diligence, notice of acceptance, presentment, demand for payment or performance, notice of nonpayment or nonperformance, default, acceleration, protest, notice of protest, or notices of dishonor, all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations and any other notice with respect to any of the Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto, or exhaust any right or take any action against any Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be;

(b) any defense (i) it may now have or hereafter acquire in any way relating to any of the Guaranty Absolute Clauses, (ii) arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Lender) of the liability of any Borrower; or (iii) arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Parent or other rights of the Parent to proceed against any of the other Secured Parties, any other guarantor or any other Person or any collateral;

(c) the benefit or right to (i) any statute of limitations affecting the Parent’s liability hereunder, or (ii) participate in any security now or hereafter held by any Secured Party;

(d) to the fullest extent permitted by law, any and all other defenses, benefits or rights that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties;

(e) all setoffs and counterclaims;

(f) any duty on the part of any Secured Party to disclose to the Parent any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other guarantor now or hereafter known by such Secured Party; and

(g) any right to revoke this Guaranty, and further acknowledges that this Guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future.

Section 10.6 Postponement of Subrogation, etc. The Parent agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall the Parent seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, under any other Loan Document or otherwise, until following the Termination Date. Any amount paid to the Parent on account of any such subrogation rights prior to the Termination Date shall be held in trust for the benefit of the Secured Parties and shall immediately be paid and turned over to the Collateral Agent for the benefit of the Secured Parties in the exact form received by the Parent (duly endorsed in favor of the Collateral Agent, if required), to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 4.7; provided, that (a) if the Parent makes payment to the Secured Parties of all or any part of the Obligations; and (b) the Termination Date has occurred; then at the Parent’s request, the Administrative Agent (on behalf of the Secured Parties) will, at the expense of the Parent, execute and deliver to the Parent appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to the Parent of an interest in the Obligations resulting from such payment described in clause (a) above. In furtherance of the foregoing, at all times prior to the Termination Date the Parent shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made under any Loan Document to any Secured Party.

Section 10.7 Payments Made by the Parent. The Parent agrees that all payments made by it in its capacity as a Guarantor hereunder will be made to the Collateral Agent in accordance with Sections 4.6 and 4.7. The Parent agrees to comply with and be bound by the provisions of Sections 4.6 and 4.7 in respect of all payments made by it in its capacity as a Guarantor hereunder and the provisions of which Sections are hereby incorporated into and made a part of this Article X by this reference as if set forth herein; provided that references to a “Borrower” or the “Borrowers” in such Sections shall be deemed to be references to the Parent in its capacity as a Guarantor. The Parent agrees that all payments made by it in its capacity as a Guarantor hereunder shall be applied upon receipt as set forth in clause (b) of Section 4.7.

ARTICLE XI

ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

Section 11.1 Appointment. Subject to Sections 11.15, 11.17 and 11.18, each Lender and each Issuer hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender and such Issuer under this Agreement and the other Loan Documents and the Administrative Agent and the Collateral Agent hereby accept such designations and appointments. Each Lender and each Issuer irrevocably authorizes each Agent, in such capacity, through its agents or employees, (i) to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, (ii) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents and (iii) negotiate, enforce or settle any claim, action or proceeding affecting the Secured Parties in their capacity as such, at the direction of the Required

Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. The provisions of this Article XI are solely for the benefit of the Agents, the Lenders and the Issuers, and no Obligor shall have rights as a third party beneficiary of any such provisions.

Section 11.1.1 Each Lender and each Issuer hereby irrevocably authorizes the Administrative Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by Administrative Agent under the provisions of the UCC or PPSA, including pursuant to Sections 9-610 or 9-620 of the UCC (or any equivalent provision of the UCC or the PPSA), at any sale thereof conducted under the provisions of any Debtor Relief Law, including Section 363 of the Bankruptcy Code of the United States, or at any other sale or foreclosure conducted by Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.

Section 11.1.2 Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable law a security interest can be perfected by possession or control. Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

Section 11.2 Agent in Its Individual Capacity. Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower, any of its Subsidiaries or any Affiliate thereof as if it were not an Agent hereunder and without duty to account therefor to the Lenders or the Issuers.

Section 11.3 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.1); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability, if such Agent is not indemnified to its satisfaction, or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a foreclosure, modification or termination of property of a Defaulting Lender under any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to any Borrower, any of their respective Subsidiaries, or any of their Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as any Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.1, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment). No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by a Borrower, a Lender, or an Issuer, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of each Borrower and the other Obligors. No Agent shall be liable for any action taken or not taken by any such service provider. Neither any Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents.

Section 11.4 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable Issuer, each Agent may presume that such condition is satisfactory to such Lender or such applicable Issuer unless each Agent shall have received written notice to the contrary from such Lender or such applicable Issuer before the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

Section 11.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Documents by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of the preceding Sections shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply, without limiting the foregoing, to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agents shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

Section 11.6 Successor Agent. Each Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the Issuers and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 10 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuers, appoint a successor Agent, which successor shall be (i) a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000, or an Affiliate of any such institution, or (ii) another entity satisfactory to the Required Lenders; provided that if such retiring Agent is unable to find a successor Agent that is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents, and the Required Lenders shall assume and perform all of the duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent. Any such resignation by an Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuer and as Swing Line Lender, in which case such resigning Agent (a) shall not be required to issue any further Letters of Credit or make any additional Swing Line Loans hereunder and (b) shall maintain all of its rights as an Issuer or Swing Line Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swing Line Loans made by it, prior to the date of such resignation.

Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring (or retired) Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Article XI, Section 4.9, Section 12.3, Section 12.4 and Section 12.12 to Section 12.14 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.7 Non-Reliance on Agent and Other Lenders. Each Lender and each Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it has deemed appropriate, conducted its own independent investigation of the financial condition and affairs of the Obligors and their Subsidiaries and made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Confidential Information Memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 11.8 Name Agents. The parties hereto acknowledge that the Arrangers, the Co-Documentation Agents and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender or any Issuer hereunder.

Section 11.9 Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such and each of its Related Parties (to the extent not reimbursed by the Borrowers or the Guarantors and without limiting the obligation of the Borrowers or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 11.9 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately before such date), from and against any and all liabilities, obligations, losses, damages, fines, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent or Related Party in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Party under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PARTY); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct. The agreements in this Section 11.9 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 11.10 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Obligor or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures or cause any of the foregoing (through Affiliates or otherwise), with respect to any Collateral or any other property of any such Obligor, without the prior written consent of the Administrative Agent. Without limiting the foregoing, each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable laws to credit bid or purchase any portion of the Collateral at any sale or foreclosure thereof referred to in Section 11.1.2; provided that nothing contained in this Section shall affect any Lender’s right to credit bid its pro rata share of the Obligations pursuant to Section 363(k) of the Bankruptcy Code of the United States. The provisions of this Section 11.10 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Obligor.

Section 11.11 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 11.12 Lender’s Representations, Warranties and Acknowledgements. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrowers and their Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrowers and their Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender and each Issuer acknowledges that no Agent or Related Party of any Agent has made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by an Agent to the Lenders or any applicable Issuer, no Agent shall have any duty or responsibility (either express or implied) to provide any Lender or such applicable Issuer with any credit or other information concerning any Obligor, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any Affiliate of an Obligor, that may come in to the possession of an Agent or any of its Related Parties.

Each Lender, by delivering its signature page to this Agreement or a lender Assignment Agreement and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

Section 11.13 Security Agreements and Guarantee.

Section 11.13.1 Agents under Security Agreements and Guarantee. Subject to Sections 11.15, 11.17 and 11.18, each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to (i) be the agent for and representative of the Secured Parties with respect to each Guaranty, the Collateral and the Loan Documents, (ii) act as its agent in respect of each Security Agreement governed by Swedish law, and to perform the duties and to exercise the rights, powers and discretions that are specifically given to it under this Agreement or the Security Agreement governed by Swedish law together with any other incidental rights, powers and discretions, and (iii) on their behalf enter into and deliver each Security Agreement governed by Swedish law expressed to be entered into by the Collateral Agent; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any each Secured Cash Management Agreement or any Rate Protection Agreement. Subject to Section 12.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, release any Lien encumbering any item of Collateral owned by a Guarantor that becomes an Immaterial Subsidiary or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 12.1) have otherwise consented or (ii) release any Guarantor from a Guaranty pursuant to a transaction expressly permitted hereunder or to the extent such Guarantor becomes an Immaterial Subsidiary or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 12.1) have otherwise consented.

Section 11.13.2 Right to Realize on Collateral and Enforce Guaranties. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security

Agreements may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the United States Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the United States Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Section 11.13.3 Release of Collateral and Guarantees, Termination of Loan Documents.

(a) Subject to paragraph (d) below and notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent shall (without notice to, or vote or consent of, any Lender or any Affiliate of any Lender that is a party to any Rate Protection Agreement or Secured Cash Management Agreement) take such actions as shall be required to release its security interest in any Collateral subject to any disposition permitted by the Loan Documents, and to release any guarantee obligations under any Loan Document of any person subject to such disposition, to the extent necessary to permit consummation of such disposition in accordance with the Loan Documents, to release any guarantee obligations under any Loan Document of any Guarantor that becomes an Immaterial Subsidiary, and to release its security interest in any Collateral that becomes an Immaterial Subsidiary.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than Obligations in respect of any Cash Management Agreements and Rate Protection Agreements which do not terminate upon the repayment of the Loans and those obligations which by the terms of the Loan Documents are intended to survive the repayment of the Loans) have been paid in full and all Commitments have terminated or expired, upon request of the Borrowers, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any other Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Rate Protection Agreements and Secured Cash Management Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Obligor in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(d) Notwithstanding any other provisions in this Agreement, the release of any Collateral or other security which is the subject of a Security Agreement governed by Swedish law shall always be subject to the prior written consent of the Collateral Agent, such consent to be granted at the Collateral Agent’s sole discretion. Each Lender authorizes the Administrative Agent to release such security at its discretion in accordance with the terms of this Agreement without notification or further reference to the Lenders.

Section 11.14 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Sections 3.3, 12.3 and 12.4) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.15 Special Appointment of Collateral Agent for German Security

(a) For the purposes of German Security (as defined below) in addition to the provision set out above, the specific provisions set out in this Section 11.15 below shall be applicable. In the case of any inconsistency the provisions set out in this Section 11.15 below shall prevail. The provisions set out in this Section 11.15 shall not constitute a trust pursuant to New York law but a fiduciary relationship (Treuhand) within the meaning of German law.

(b) With respect to German Security (where “German Security” means any security interest created under the Security Agreements governed by German law), the Collateral Agent shall in case of German Security constituted by non-accessory (nicht akzessorische) security interests, hold, administer and, as the case may be, enforce or release such German Security in its own name, but for the account and benefit of the Secured Parties.

(c) In the case of German Security constituted by accessory (akzessorische) security interests created by way of pledge or other accessory instruments, the Collateral Agent shall hold (with regard to its own rights under Section 11.16 (Parallel Debt owed to the Collateral Agent)), administer and, as the case may be, enforce or release such German Security in the name of and for and on behalf of the Secured Parties and in its own name on the basis of the abstract acknowledgement of indebtedness pursuant to Section 11.16 (Parallel Debt owed to the Collateral Agent) on the terms and subject to the conditions set out in this Agreement.

(d) With regard to any Security Agreement creating any accessory (akzessorische) German Security and for the purposes of entering into any such Security Agreement, performing the rights and obligations thereunder, amending, enforcing and/or releasing such Security Agreement, each Secured Party hereby instructs and authorizes the Collateral Agent to act as its agent (Stellvertreter), and releases the Collateral Agent from the restrictions imposed by Section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Secured Party. A Secured Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Collateral Agent accordingly.

(e) Each Secured Party which becomes a party to any Loan Document ratifies and approves all acts and declarations previously done by the Collateral Agent on such Secured Party’s behalf (including for the avoidance of doubt the declarations made by the Collateral Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht)) in relation to the creation of any Transaction Security on behalf and for the benefit of any Secured Party.

(f) At the request of the Collateral Agent, each Secured Party shall provide the Collateral Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf. Each Secured Party hereby ratifies and approves all acts previously done by the Collateral Agent on such Secured Party’s behalf.

(g) Each Secured Party (other than the Collateral Agent) hereby instructs the Collateral Agent (with the right of sub-delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Security on behalf of such Secured Party (other than the Collateral Agent). The Collateral Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.

(h) The Collateral Agent accepts its appointment as agent and administrator of the German Security on the terms and subject to the conditions set out in this Agreement and the Secured Parties (other than the Collateral Agent), the Collateral Agent and all other parties to this Agreement agree that, in relation to the German Security, no Secured Party (other than the Collateral Agent) shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.

Section 11.16 Parallel Debt owed to the Collateral Agent.

(a) Subject to clauses (b)(i) and (ii) below, each Borrower hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent as creditor in its own right and not as a representative of the Secured Parties (by way of an abstract acknowledgment of debt (abstraktes Schuldanerkenntnis)) amounts equal to any amounts owing from time to time by that Borrower to each of the Secured Parties under each of the Loan Documents as and when those amounts are due for payment under the relevant Loan Document.

(b) Each Borrower and the Collateral Agent acknowledges that the obligations of each Borrower under clause (a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Borrower to any Secured Party under any Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Borrower is liable under clause (a) above (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:

(i) the Collateral Agent shall not demand payment with regard to the Parallel Debt of each Borrower to the extent that such Borrower’s Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii) a Secured Party shall not demand payment with regard to the Corresponding Debt of each Borrower to the extent that such Borrower’s Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged.

(c) The Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The Security granted under the Security Agreements to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt.

(d) All monies received or recovered by the Collateral Agent pursuant to this Section 11.16, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any Collateral granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

(e) Without limiting or affecting the Collateral Agent’s rights against the Obligors (whether under this Section 11.16 or under any other provision of the Loan Documents), each Borrower acknowledges that:

(i) nothing in this Section 11.16 shall impose any obligation on the Collateral Agent to advance any sum to any Borrower or otherwise under any Loan Document, except in its capacity as Lender; and

(ii) for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

Section 11.17 Special Appointment of Collateral Agent for Swiss Security.

(a) With respect to any Swiss Security of accessory (akzessorisch) nature, the Collateral Agent shall act for the other Secured Parties as direct representative (direkter Stellvertreter) in the name and for the account of each of the other Secured Parties.

(b) With respect to any Swiss Security of non-accessory (nicht akzessorisch) nature, the Collateral Agent shall act for the Secured Parties as indirect representative (indirekter Stellvertreter) in its own name but for the benefit of all such Secured Parties.

Section 11.18 Special Appointment of Collateral Agent for Danish Security.

(a) For the purposes of Danish Security in addition to the provisions set out above, the specific provisions set out in this Section 11.18 shall be applicable. In the case of any inconsistency the provisions set out in this Section 11.18 shall prevail. The provisions set out in this Section 11.18 shall not constitute a trust pursuant to New York law but an agent (fuldmægtig) within the meaning of Danish law.

(b) With respect to Danish Security, if requested by the Collateral Agent, the Danish Security shall be granted by each of the Secured Parties to the Collateral Agent as agent (fuldmægtig) for the Secured Parties in accordance with Sections 4f and 4g of the Danish Securities Trading Act (værdipapirhandelsloven) as amended or supplemented from time to time. Each of the Secured Parties appoints the Collateral Agent as agent (fuldmægtig) to receive and hold the Danish Security under the Danish Security Agreements on behalf of and for the benefit of the Secured Parties and the Collateral Agent agrees to receive and hold the Danish Security accordingly.

(c) In the case of a change of the Collateral Agent the identity and address of the replacement Collateral Agent shall be notified to the relevant security provider under the Danish Security Agreement (and in the case of a share pledge, the company whose shares are pledged with such identity and address being registered in the company’s shareholders’ register) by the replacement Collateral Agent as agent (fuldmægtig) on behalf of the relevant Secured Parties.

(d) Each of the Secured Parties agrees that the Collateral Agent has the right to enforce this Agreement and each of the Danish Security Documents regarding Danish Security and to commence legal and other proceedings against any of the Obligors in its own name as agent (fuldmægtig) for and on behalf of any of the Secured Parties and it shall not be necessary for any of the other Secured Parties to be joined as an additional party in any such proceedings for this purpose.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Waivers, Amendments, etc. The provisions of each Loan Document (other than Cash Management Agreements, Rate Protection Agreements and the Letters of Credit and the Fee Letter, which shall be modified only in accordance with their respective terms) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders and acknowledged by the Administrative Agent; provided that no such amendment, modification or waiver shall:

(a) modify clause (b) of Section 4.7, Section 4.8 (as it relates to sharing of payments) or this Section, in each case, without the consent of all Lenders;

(b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender;

(c) reduce (by way of forgiveness), the principal amount of or reduce the rate of interest on any Lender’s Loan, reduce any fees described in Article III payable to any Lender or extend the date on which interest or fees or any scheduled payment (but not prepayments) of principal are payable in respect of such Lender’s Loans, in each case without the consent of such Lender; provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2; and provided, further that the Stated Maturity Date in respect of all of the Loans and Commitments of any Lender in respect of the Term Loans or the Revolving Loan Commitments may be extended with the consent of such Lender, and such consent shall be sufficient without the consent of the Required Lenders or any other Person;

(d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit (and the consent of such Issuer shall be sufficient without the consent of the Required Lenders or any other Person);

(f) except as otherwise expressly provided in a Loan Document, release (i) any Borrower from its Obligations under the Loan Documents or all or substantially all of the value of the Guaranty or (ii) all or substantially all of the Collateral under the Loan Documents, in each case without the consent of all Lenders;

(g) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as an Administrative Agent), the Swing Line Lender (in its

capacity as the Swing Line Lender) or any Issuer (in its capacity as an Issuer), unless consented to by such Administrative Agent, such Swing Line Lender or such Issuer, as the case may be; or

(h) permit assignments by any Obligor of its rights or obligations under the credit facilities without the written consent of each Lender, the Administrative Agent, the Collateral Agent, the Swing Line Lender and the Issuers.

No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (z) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender. The rights of Sponsor Permitted Assignees are set forth in and subject to Section 12.10.2(f).

Any term or provision of this Section 12.1 to the contrary notwithstanding, if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

Section 12.2 Notices; Time. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrowers or any other Obligor, the Administrative Agent, the Issuers or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule II; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuer pursuant to Article II if such Lender or such Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, any Issuer or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Obligor’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, each Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Issuers and Lenders. The Administrative Agent, the Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Borrowing Requests and Letter of Credit applications) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 12.3 Payment of Costs and Expenses. The Borrowers agree to pay on demand all reasonable expenses of the Agents (including the reasonable fees and out-of-pocket expenses of Jones Day, U.S. counsel to the Agents, Blake, Cassels & Graydon LLP, Canadian counsel to the Agents, and of up to one local counsel in each applicable local jurisdiction who may be retained by or on behalf of the Agents); provided that any fees attributable to (i) the Canadian Loans shall be the primary liability of the Parent, and (ii) the U.S. Loans shall be the primary liability of the U.S. Borrower, in connection with:

(a) (i) transportation, reproduction, printing, distribution, meetings and other reasonable out-of-pocket expenses of the Arrangers associated with the syndication of the Obligations and (ii) due diligence, appraisal, audit, insurance and consultant expenses of the Arrangers and expenses related to the Platform;

(b) the negotiation, preparation, execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated (including in the case of the Administrative Agent and its Related Parties only, the administration of this Agreement and the other Loan Documents);

(c) the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and

(d) the preparation and review of the form of any document or instrument relevant to any Loan Document.

Pursuant to Section 4.6(b) and (d), each Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any Other Taxes which may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes and the Acceptance Notes. Each Borrower also agrees to reimburse the Administrative Agent (in the case of clauses (x) and (y) below) and each other Secured Party (in the case of clause (y) below) upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to the Administrative Agent (and, in the case of clause (y) below, each other Secured Party)) incurred by the Administrative Agent (and, in the case of clause (y) below, each other Secured Party) in connection with (x) the negotiation of any restructuring or “work-out” with the Borrowers, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

Section 12.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrowers hereby indemnify, exonerate and hold each Agent and Secured Party and each of their respective Related Parties (collectively, the “Indemnified Parties”) free and harmless from and against any and all claims, actions, causes of action, suits, litigations, proceedings, losses, costs, liabilities and damages, and expenses incurred in connection therewith, other than in connection with Taxes, which are governed exclusively by Section 4.6 hereof (unless such Taxes represent losses, claims or damages arising from any non-Tax claim), irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought and including any actual or prospective claim, suit, litigation, investigation, cause of action or proceeding and whether based in contract, tort or any other theory, including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a) any Credit Extension or any use or proposed use of the proceeds of any Credit Extension (including any refusal by an Issuer to honor a demand for payment under a Letter of Credit issued by it if the documents presented in connection with such demand do not strictly comply with the term of such Letter of Credit);

(b) the entering into and performance of any Loan Document or any agreement or instrument contemplated by any Loan Document by any of the Indemnified Parties;

(c) any investigation by a Governmental Authority, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;

(d) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or

(e) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);

except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of such Indemnified Party’s gross negligence, willful misconduct or bad faith. The Obligors shall not be required to reimburse the legal fees and expenses of more than one outside U.S. counsel and one outside Canadian counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all Indemnified Parties under this Section 12.4 unless on advice of outside counsel to such Indemnified Parties, representation of all such Indemnified Parties would be inappropriate due to the existence of an actual or potential conflict of interest (in which case the Obligors shall reimburse the reasonable fees and expenses of one additional U.S., Canadian and local counsel in each relevant jurisdiction for each group of Indemnified Parties similarly situated that is subject to such conflict or potential conflict of interest). Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state or provincial equivalent, or any similar law now existing or hereafter enacted in any relevant jurisdiction. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Transaction Document, the Transactions, any Credit Extension or the use of the proceeds thereof.

To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such applicable Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such applicable Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this paragraph are several and not joint.

Section 12.5 Survival. The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 4.7, 12.3 and 12.4 and the obligations of the Lenders under Section 2.6.2, shall in each case survive any assignment from one Lender to another, the consummation of the Transactions and the other transactions contemplated hereby, and the occurrence of the Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.

Section 12.6 Severability. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the prohibited or unenforceable provisions with valid provisions the economic effect of which comes as close as possible.

Section 12.7 Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.

Section 12.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed and delivered on behalf of each Borrower, the Administrative Agent, the Collateral Agent and each Lender, shall have been received by the Administrative Agent.

Section 12.9 Governing Law; Entire Agreement. EACH LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK); provided, however, that (a) the interpretation of the definition of Target Material Adverse Effect (and whether or not a Target Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Purchase Agreement Representations and whether as a result of any inaccuracy of any Specified Purchase Agreement Representations the Parent has the right to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties, and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Documents shall, in each case, be governed by, and construed and interpreted in accordance with the laws of the Province of Ontario without giving effect to any choice or conflict of laws provision or rule (whether the Province of Ontario or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the Province of Ontario. The Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

Section 12.10 Successors and Assigns.

Section 12.10.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.10.2, (ii) by way of participation in accordance with the provisions of Section 12.10.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.10.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.10.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 12.10.2 Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 12.10.2, participations in Letter of Credit Outstandings and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any facility provided in this agreement) any such assignment shall be subject to the following conditions:

(a) Minimum Amounts.

(i) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Commitment and/or the Loans at the time owing to it (in each case with respect to any Commitment) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (a)(ii) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii) in any case not described in clause (a)(i) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date, shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Loan Commitment, or $1,000,000, in the case of any assignment in respect of the Term Loan Commitment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(b) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (b) shall not (i) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (ii) prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility and term loan facilities provided for hereunder on a non-pro rata basis.

(c) Required Consents. No consent shall be required for any assignment except to the extent required by clause (a)(ii) of this Section and, in addition:

(i) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed, provided that the Borrowers shall be deemed to be reasonably withholding their consent in the event that such proposed assignment is to a Disqualified Lender) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless any Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and provided, further, that the Borrowers’ consent shall not be required during the primary syndication of the Commitments and Loans; provided that Disqualified Lenders shall not be included in the primary syndication;

(ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iii) the consent of the Issuers and the Swing Line Lender shall be required for any assignment in respect of the Revolving Loan Commitment.

(d) Lender Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e) No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower (except as provided in Section 12.10.2(j)), the Sponsor (except as provided in Section 12.10.2(f)), any STM Investment Affiliate (except as provided in Section 12.10.2(f)) or any of their respective Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person, or (D) to a Disqualified Lender.

(f) Sponsor Permitted Assignees. (i) Subject to Section 12.10.2(a), (b), (c), (d) and this Section 12.10.2(f), any Lender shall have the right at any time to assign all or a portion of its Term Loans to the Sponsor and its Affiliates and to any STM Investment Affiliate (other than, in each case, Parent and its Subsidiaries (except as provided in Section 12.10.2(j)), any portfolio or operating company and any natural person) (the “Sponsor Permitted Assignees”) to the extent (and only to the extent) that:

(A) the aggregate principal amount of all Term Loans which may be assigned to the Sponsor Permitted Assignees shall in no event exceed, as calculated at the time of the consummation of any aforementioned assignments, 15% of the aggregate principal amount of the Term Loans outstanding at such time (such percentage, the “Affiliated Lender Cap”);

(B) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Loan Commitments or Revolving Loans to a Sponsor Permitted Assignee and any purported assignment of Revolving Loan Commitments or Revolving Loans to a Sponsor Permitted Assignee shall be null and void;

(C) each Sponsor Permitted Assignee shall represent to the Lender assigning such Term Loans and the Administrative Agent, and in the case such Sponsor Permitted Assignee is an assignor, to the prospective Lender assuming such Term Loans, as of the effective date of any assignment that neither it, nor any Person that directly or indirectly Controls it, is in possession of any material non public information regarding the Borrowers and their Subsidiaries, or their respective assets or securities, that has not been disclosed generally to the Lenders which are not “public side” Lenders prior to such date; and

(D) (i) the assigning Lender and the Sponsor Permitted Assignee purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit I-1 hereto (a “Sponsor Permitted Assignee Assignment Agreement”) or such other form as may be provided to by the Administrative Agent to Borrowers and which other form is reasonably acceptable to the Administrative Agent and (ii) the Administrative Agent shall have consented to such assignment (such consent not to be withheld unless the Agent shall believe that Section 12.10.2 would be violated by such assignment).

(ii) Notwithstanding anything to the contrary in this Agreement, no Sponsor Permitted Assignee shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Obligors are not invited, or (B) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Obligor or its representatives.

(iii) Notwithstanding anything in Section 12.1 or the definitions of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders (except as provided in the second proviso to this clause (iii)) have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Obligor therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, a Sponsor Permitted Assignee shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Permitted Assignees; and in furtherance of the foregoing, the Sponsor Permitted Assignee agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 12.10.2(f); provided that if the Sponsor Permitted Assignee fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s or any Lender’s rights under this paragraph; provided, further that a Sponsor Permitted Assignee shall be entitled to vote on any matter referred to in Section 12.1(b) or (c) that proposes to treat any Obligations held by such Sponsor Permitted Assignee in a manner that is less favorable in any material respect to such Sponsor Permitted Assignee than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrowers.

(iv) Each assignment to a Sponsor Permitted Assignee pursuant to this Section 12.10.2(f) shall be subject to the following limitations:

(A) unless otherwise agreed to in writing by the Required Lenders, regardless of whether consented to by the Administrative Agent or otherwise, no assignment which would result in Affiliated Lenders holding in excess of such Affiliated Lender Cap shall be effective with respect to such excess amount of the Loans (and such excess assignment shall be and be deemed null and void); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (iv)(A) or any purported assignment exceeding such 15% limitation or for any assignment being deemed null and void hereunder and (B) in the event of an acquisition pursuant to the last sentence of this clause (iv) which would result in the Affiliated Lender Cap being exceeded, the most recent assignment to an Affiliate of the Sponsor involved in such acquisition shall be unwound and deemed null and void to the extent that the Affiliated Lender Cap would otherwise be exceeded; and

(B) as a condition to each assignment pursuant to this clause (f), the Administrative Agent shall have been provided a notice substantially in the form of Exhibit I-2 in connection with each assignment to a Sponsor Permitted Assignee or a Person that upon effectiveness of such assignment would constitute a Sponsor Permitted Assignee, and (without limitation of the provisions of clause (A) above) shall be under no obligation to record such assignment in the Register until three (3) Business Days after receipt of such notice.

Each Sponsor Permitted Assignee agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it becomes a Sponsor Permitted Assignee. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit I-2.

(v) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Sponsor Permitted Assignee hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against a Borrower or any other Obligor at a time when such Lender is a Sponsor Permitted Assignee, such Sponsor Permitted Assignee irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Sponsor Permitted Assignee with respect to the Loans held by such Sponsor Permitted Assignee in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Sponsor Permitted Assignee to vote, in which case such Sponsor Permitted Assignee shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Sponsor Permitted Assignee shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Sponsor Permitted Assignee in a manner that is less favorable in any material respect to such Sponsor Permitted Assignee than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrowers.

(g) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(h) Tax Forms. The assignee shall (i) provide the Borrowers with administrative detail information, (ii) to the extent the applicable tax forms are required under Section 4.6(f) hereof, provide the Borrowers and the Administrative Agent with the applicable tax forms and (iii) otherwise comply with Section 4.6 hereof.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.10.3, from and after the effective date specified in each Lender Assignment

Agreement or Sponsor Permitted Assignee Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement or Sponsor Permitted Assignee Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement or Sponsor Permitted Assignee Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement or Sponsor Permitted Assignee Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6 and 12.4 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver one or more Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.10.3.

(i) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Lender Assignment Agreement and Sponsor Permitted Assignee Assignment Agreement delivered to it (or the equivalent thereof in electronic form) and the Register pursuant to Section 2.7(a).

(j) Permitted Term Loan Repurchases by the Borrowers. Notwithstanding anything to the contrary contained in this Section 12.10.2(j) or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Borrower may repurchase outstanding Term Loans on the following basis:

(i) The Borrowers may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Loans”) of Lenders, provided that, (A) the Borrowers deliver a notice of the Term Loans that will be subject to such Auction to Administrative Agent (for distribution to the Lenders) no later than noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Auction indicating (1) the date on which the Auction will conclude, (2) the maximum principal amount of Term Loans the applicable Borrower is willing to purchase in the Auction, (3) the range of discounts to par at which the applicable Borrower would be willing to repurchase the Offer Loans, (4) the date by which the Lenders are required to indicate their election to participate in the proposed Auction, and (5) the date on which the repurchase is to take place; (B) the maximum dollar amount of the Auction shall be no less than an aggregate $1,000,000 or an integral multiple of $500,000 in excess thereof; (C) the Borrowers shall hold the Auction open for a minimum period of two Business Days; (D) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (E) the Auction shall be made to Lenders holding the Offer Loans on a pro rata basis in accordance with their Term Loan Percentages; and (F) the Auction shall be conducted pursuant to such procedures as the Administrative Agent may establish which are consistent with this Section 12.10.2(j), that a Lender must follow in order to have its Offer Loans repurchased;

(ii) the purchase consideration for such assignment shall in no event, be funded directly or indirectly with the proceeds of Revolving Loans;

(iii) the Borrowers shall represent that, as of the launch date of the related Auction and the effective date of any Sponsor Permitted Assignment Agreement, it is not in possession of any material non-public information regarding any Borrower, any of their Subsidiaries, or their assets or securities, that (x) has not been disclosed generally to the Lenders which are not “public side” Lenders before such date and (y) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Term Loans to such Person;

(iv) after giving effect to any purchase or assignment of Term Loans pursuant to this Section 12.10.2(j), the sum of (x) all unrestricted cash and Cash Equivalent Investments of the Obligors and (y) the undrawn and available portion of the Revolving Loan Commitments shall not be less than $50,000,000.

(v) at the time of the consummation of each purchase and assignment of Term Loans pursuant to this Section 12.10.2(j), the Borrowers shall have delivered to the Administrative Agent an Officer’s Certificate as to compliance with the terms and conditions of this Section 12.10.2(j).

(vi) With respect to all repurchases made by the Borrowers pursuant to this Section 12.10.2(j), (A) the applicable Borrower shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Term Loans to the date of repurchase of such Term Loans, (B) the repurchase of such Term Loans by such Borrower shall not be taken into account in the calculation of Excess Cash Flow, (C) notwithstanding anything to the contrary contained herein (including in the definitions of “Net Income” and “Consolidated EBITDA”) any noncash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by any Borrower shall be excluded from the determination of Net Income and Consolidated EBITDA, and (D) such repurchases shall not be deemed to be voluntary prepayments or mandatory prepayments pursuant to Section 3.1 except that the amount of the Term Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loan; and

(vii) Following repurchase by the applicable Borrower pursuant to this Section 12.10.2(j), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by such Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document.

In connection with any Term Loans repurchased and cancelled pursuant to this Section 12.10.2(j), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

Section 12.10.3 Participations.

(a) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or a Borrower or any of a Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Outstandings and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.4 without regard to the existence of any participation.

(b) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 12.1(a) through (g) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5 and 4.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.10.2; provided that such Participant (A) agrees to be subject to the provisions of Sections 4.6 (it being understood that the documentation required under Section 4.6(f) shall be delivered to the participating Lender), 4.10 and 4.11 as if it were an assignee under Section 12.10.2 and (B) shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5 or 4.6 with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and such Change in Law would have had a similar impact on the Lender from whom the Participant acquired such participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Sections 4.6 and 4.11 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.8 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of, and stated interest on, each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations, provided, further, that any Participant claiming the benefits of Section 4.6 shall be required to provide the documentation required under Section 4.6. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 12.10.4 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any of its Notes) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to the Bank of Canada; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 12.10.5 Resignation as Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Jefferies, The Toronto-Dominion Bank and/or Toronto Dominion (New York) LLC assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 12.10.2 above, (i) The Toronto-Dominion Bank and/or Toronto Dominion (New York) LLC may, upon 30 days’ notice to the Borrowers and the Lenders, resign as an Issuer and/or (ii) Jefferies may, upon 30 days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as an Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuer or Issuers or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of The Toronto-Dominion Bank and/or Toronto Dominion (New York) LLC, as an Issuer, or Jefferies, as Swing Line Lender, as the case may be. If The Toronto-Dominion Bank and/or Toronto Dominion (New York) LLC resigns as an Issuer, such entity shall retain all the rights, powers, privileges and duties of such applicable Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuer and all Letter of Credit Outstandings with respect thereto (including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.6.3). If Jefferies resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or Canadian Prime Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.3.2. Upon the appointment of any successor Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer or Swing Line Lender, as the case may be, and (b) any successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to The Toronto-Dominion Bank and/or Toronto Dominion (New York) LLC, as applicable, to effectively assume the obligations of The Toronto-Dominion Bank and/or Toronto Dominion (New York) LLC, as applicable, with respect to such Letters of Credit issued by it.

In the event that S&P or Moody’s, shall, after the date that any Person becomes a Revolving Loan Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB- or Baa3, respectively, or the equivalent, then the Borrowers, the Swing Line Lender and the Issuers shall each have the right, but not the obligation, upon notice to such Revolving Loan Lender and the Administrative Agent, to replace such Revolving Loan Lender with an Eligible Assignee or a financial institution (a “Replacement Lender”) acceptable to the Borrowers, the Administrative Agent, the Issuers and the Swing Line Lender (such consents not to be unreasonably withheld or delayed; provided that, no such consent shall be required if the Replacement Lender is an existing Revolving Loan Lender), and upon any such downgrading of any Revolving Loan Lender’s long-term certificate of deposit rating, such Revolving Loan Lender hereby agrees to transfer and assign (in accordance with this Section) all of its Commitments and other rights and obligations under the Loan Documents (including Reimbursement Obligations) to such Replacement Lender; provided that (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Commitments, Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such Revolving Loan Lender’s Loans and its Percentage of outstanding Reimbursement Obligations, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.2 through (and including) 4.6, which shall be paid by the Borrowers), owing to such Revolving Loan Lender hereunder. Upon any such termination or assignment, such Revolving Loan Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations of, any provisions of the Loan Documents which by their terms survive the termination of this Agreement.

Section 12.11 Other Transactions. Nothing contained herein shall preclude the Administrative Agent, any Issuer or any other Lender from engaging in any transaction, in addition to those contemplated by the Loan Documents, with either or both of the Borrowers or any of their respective Affiliates in which such Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

Section 12.12 Forum Selection and Consent to Jurisdiction. EACH BORROWER AND EACH OTHER OBLIGOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT THEREFROM. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 12.2. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST

EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EITHER OR BOTH OF THE BORROWERS HAS OR HAVE OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUER MAY HAVE TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 12.13 Service of Process, Appointment of Process Agent. EACH BORROWER THAT IS NOT ORGANIZED IN THE UNITED STATES (OR A STATE THEREOF) HEREBY IRREVOCABLY APPOINTS CORPORATION SERVICE COMPANY (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 80 STATE STREET, ALBANY, NEW YORK 12207, UNITED STATES, AS ITS AGENT TO RECEIVE, ON ITS BEHALF AND ON BEHALF OF ITS PROPERTY, SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING DESCRIBED IN SECTION 12.12. SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO SUCH OBLIGOR IN CARE OF THE PROCESS AGENT AT THE PROCESS AGENT’S ABOVE ADDRESS, AND SUCH OBLIGOR HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF. AS AN ALTERNATIVE METHOD OF SERVICE, EACH BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 12.2.

Section 12.14 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, EACH ISSUER AND EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH TRANSACTION DOCUMENT, THE TRANSACTIONS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER, SUCH ISSUER OR SUCH BORROWER IN CONNECTION THEREWITH. EACH BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH ISSUER ENTERING INTO THE LOAN DOCUMENTS. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.15 No Immunity. To the extent that any Obligor may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Loan Document, to claim for itself or its property any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Loan Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), each of the Obligors hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and agrees that the foregoing waiver shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and is intended to be irrevocable for purposes of such Act.

Section 12.16 Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder, under any Note or under any other Loan Document in another currency (the “Payment Currency”) into U.S. Dollars or into Canadian Dollars, as the case may be (the “Judgment Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the applicable Secured Party could purchase such other currency with U.S. Dollars in New York City or Canadian Dollars in Toronto, at the close of business on the Business Day immediately preceding the day (the “Judgment Conversion Date”) on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase. If there is a change in the applicable rate of exchange between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrowers shall pay to the applicable Secured Party such additional amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange on the date of payment, will produce the amount of the Payment Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange on the Judgment Conversion Date.

Section 12.17 PATRIOT Act Notification; AML Legislation.

(a) Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(b) The Borrowers acknowledge that, pursuant to AML Legislation, the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Borrowers, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrowers, and the transactions contemplated hereby. The Borrowers shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence. If the Administrative Agent has ascertained the identity of the Borrowers or any authorized signatories of the Borrowers for the purposes of applicable AML Legislation, then the Administrative Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrowers or any such authorized signatory in doing so.

Section 12.18 Defaulting Lenders.

Section 12.18.1 Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.1.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.10.2(g) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize each Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.11; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.11; sixth, to the payment of any amounts owing to the Lenders, the Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Outstandings and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 12.18.1(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 12.18.1(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any fee payable under Section 3.3 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.11.

(iii) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrowers shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Outstandings or Swing Line Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (d) below, (y) pay to the applicable Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such applicable Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d) Reallocation of Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Outstandings and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(e) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in Section 12.18.1(d) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize each applicable Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.11.

Section 12.18.2 Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swing Line Lender and the Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their respective Percentages (without giving effect to Section 12.18.1(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 12.19 Confidentiality. Each of the Administrative Agent, the Lenders the Issuers and the Collateral Agent agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially similar as those of this Section, to (x) any Assignee Lender of or Participant in, or any prospective Assignee Lender of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any of the Borrowers and their obligations, (vii) with the consent of the Parent or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Secured Party or any of their respective Affiliates on a nonconfidential basis from a source other than any of the Borrowers. For purposes of this Section, “Information” means all information received from or on behalf of any Borrower or its Subsidiaries relating to any Borrower or Subsidiary of a Borrower or any of their respective businesses, other than any such information that was available to any Secured Party on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries, provided that, in the case of any such information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Any term or provision hereof to the contrary notwithstanding, the Borrowers hereby acknowledge and agree that the Administrative Agent shall be permitted to disclose to all Lenders, Participants and prospective Lenders and Participants (by electronic means or otherwise) (x) all financial information provided pursuant to clauses (a) and (b) of Section 7.1.1 and (y) unless otherwise notified in writing by the Borrowers, all other financial information provided to the Administrative Agent pursuant to Section 7.1.1 or otherwise, in each case as if such information had been filed by the Borrowers with the SEC on Form 10K or another periodic report (whether or not any Borrower is an issuer of securities pursuant to Section 12 of the Securities Act of 1933, as amended, at such time)

Section 12.20 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any Issuer or any Lender, or the Administrative Agent, any Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each applicable Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and each Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

**The next pages are the signature pages.**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MITEL NETWORKS CORPORATION

By:
Name:
Title:
Address for Notices: 350 Legget Drive Kanata, Ontario, K2K 2W7 Attention: Treasurer Telephone: (613) 592-2122 ext 4451 Fax: (613) 592-7838 Copy to: Attention: Legal Department Fax: (613) 592-7802

[Signature Page to Credit Agreement]

MITEL US HOLDINGS, INC.

By:
Name:
Title:
Address for Notices: 350 Legget Drive Kanata, Ontario, K2K 2W7 Attention: Treasurer Telephone: (613) 592-2122 ext 4451 Fax: (613) 592-7838 Copy to: Attention: Legal Department Fax: (613) 592-7802

[Signature Page to Credit Agreement]

JEFFERIES FINANCE LLC, as Administrative Agent, as Canadian Administrative Agent, as Collateral Agent, as Canadian Collateral Agent, and as Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

TD SECURITIES (USA) LLC,
as Syndication Agent

By:
Name:
Title:

[Signature Page to Credit Agreement]

THE TORONTO-DOMINION BANK,
as an Issuer and a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

TORONTO DOMINION (NEW YORK) LLC,
as an Issuer and a Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

EXHIBIT A-1

FORM OF

CANADIAN REVOLVING NOTE

$	, 20

FOR VALUE RECEIVED, Mitel Networks Corporation, a company organized under the laws of Canada (in its capacity as the borrower of the Canadian Credit Extensions, the “Canadian Borrower”), promises to pay, without setoff or counterclaim, to the order of [NAME OF LENDER], or its registered assigns (the “Canadian Lender”) on the Stated Maturity Date for Revolving Loans the principal amount of                      DOLLARS ($            ) or, if less than such principal amount, the aggregate unpaid principal amount of all Canadian Revolving Loans (other than any Canadian Swing Line Loans) made in Canadian or U.S. Dollars by the Canadian Lender pursuant to the Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Canadian Borrower, Mitel US Holdings, Inc., a Delaware corporation (the “U.S. Borrower”), the various financial institutions from time to time parties thereto, as the Lenders and JEFFERIES FINANCE LLC, as Canadian administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Canadian Administrative Agent”) and as the Collateral Agent for the Secured Parties.

Terms used in this note (this “Canadian Revolving Note”), unless otherwise defined herein, have the meanings provided in the Credit Agreement.

The Canadian Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until the Stated Maturity Date (whether by acceleration or otherwise) and, after the Stated Maturity Date, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made in the Currency in which the relevant Canadian Revolving Loan was made, in same day or immediately available funds to the account designated by the Canadian Administrative Agent pursuant to the Credit Agreement.

This Canadian Revolving Note is one of the Canadian Revolving Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Canadian Revolving Note and for a statement of the terms and conditions on which the Canadian Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Canadian Revolving Note and on which such Indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

Exhibit A-1-1

THIS CANADIAN REVOLVING NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Signature on the Following Page]

Exhibit A-1-2

IN WITNESS WHEREOF, the undersigned has caused this Canadian Revolving Note to be executed and delivered by its duly Authorized Officer on the date first written above.

MITEL NETWORKS CORPORATION

By:
Name:
Title:

Exhibit A-1-3

LOANS AND PRINCIPAL PAYMENTS

	Amount of Loans Made (Currency (U.S.$ or C$))					Amount of Principal Repaid				Unpaid Principal Balance
Date	Alternate Base Rate	LIBO Rate	Canadian Prime Rate	Canadian BA Rate	Interest Period	Alternate Base Rate	LIBO Rate	Canadian Prime Rate	Canadian BA Rate	Alternate Base Rate	LIBO Rate	Canadian Prime Rate	Canadian BA Rate	Total	Notation Made By

Exhibit A-1-4

EXHIBIT A-2

FORM OF

U.S. REVOLVING NOTE

$	, 20

FOR VALUE RECEIVED, Mitel US Holdings, Inc., a Delaware corporation (the “U.S. Revolving Loan Borrower”), promises to pay, without setoff or counterclaim, to the order of [NAME OF LENDER] or its registered assigns (the “U.S. Revolving Loan Lender”) on the Stated Maturity Date for Revolving Loans, the principal sum of                      U.S. DOLLARS ($            ) or, if less, the aggregate unpaid principal amount of all U.S. Revolving Loans (other than any U.S. Swing Line Loans) made by the U.S. Revolving Loan Lender pursuant to the Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel Networks Corporation, a company organized under the laws of Canada, the U.S. Revolving Loan Borrower, the various financial institutions from time to time parties thereto, as the Lenders and JEFFERIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and as the Collateral Agent for the Secured Parties.

Terms used in this note (this “U.S. Revolving Note”), unless otherwise defined herein, have the meanings provided in the Credit Agreement.

The U.S. Revolving Loan Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until the Stated Maturity Date (whether by acceleration or otherwise) and, after the Stated Maturity Date, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made in U.S. Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This U.S. Revolving Note is one of the U.S. Revolving Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this U.S. Revolving Note and for a statement of the terms and conditions on which the U.S. Revolving Loan Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this U.S. Revolving Note and on which such Indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

Exhibit A-2-1

THIS U.S. REVOLVING NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Signature on the Following Page]

Exhibit A-2-2

IN WITNESS WHEREOF, the undersigned has caused this U.S. Revolving Note to be executed and delivered by its duly Authorized Officer on the date first written above.

MITEL US HOLDINGS, INC.

By:
Name:
Title:

Exhibit A-2-3

LOANS AND PRINCIPAL PAYMENTS

	Amount of Loan Made			Amount of Principal Repaid		Unpaid Principal Balance
Date	Alternate Base Rate	LIBO Rate	Interest Period	Alternate Base Rate	LIBO Rate	Alternate Base Rate	LIBO Rate	Total	Notation Made By

Exhibit A-2-4

EXHIBIT A-3

FORM OF

TERM NOTE

$	, 20

FOR VALUE RECEIVED, Mitel US Holdings, Inc., a Delaware corporation (the “Term Loan Borrower”), promises to pay, without set off or counterclaim, to the order of [NAME OF LENDER] or its registered assigns (the “Term Loan Lender”) on the Stated Maturity Date for Term Loans the principal sum of                      U.S. DOLLARS ($            ) or, if less, the aggregate unpaid principal amount of all Term Loans shown on the schedule attached hereto (and any continuation thereof) made (or continued) by the Term Loan Lender pursuant to the Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel Networks Corporation, a company organized under the laws of Canada, the Term Loan Borrower, the various financial institutions from time to time parties thereto, as the Lenders and JEFFERIES FINANCE LLC (in such capacity, together with its successors and assigns, the “Administrative Agent”) and as the Collateral Agent for the Secured Parties. Terms used in this note (this “Term Note”), unless otherwise defined herein, have the meanings provided in the Credit Agreement.

Terms used in this Swing Line Note, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

The Term Loan Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until the Stated Maturity Date (whether by acceleration or otherwise) and, after the Stated Maturity Date, until paid, at the rates per annum and on the dates specified in, and in accordance with, the terms of the Credit Agreement.

Payments of both principal and interest are to be made in U.S. Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Term Note is one of the Term Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Note and for a statement of the terms and conditions on which the Term Loan Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Term Note and on which such Indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

Exhibit A-3-1

THIS TERM NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Signature on the Following Page]

Exhibit A-3-2

IN WITNESS WHEREOF, the undersigned has caused this Term Note to be executed and delivered by its duly Authorized Officer on the date first written above.

MITEL US HOLDINGS, INC.

By:
Name:
Title:

Exhibit A-3-3

TERM LOANS AND PRINCIPAL PAYMENTS

	Amount of Loan Made			Amount of Principal Repaid		Unpaid Principal Balance
Date	Alternate Base Rate	LIBO Rate	Interest Period	Alternate Base Rate	LIBO Rate	Alternate Base Rate	LIBO Rate	Total	Notation Made By

Exhibit A-3-4

EXHIBIT A-4

FORM OF

SWING LINE NOTE

[$/C$]	, 20

FOR VALUE RECEIVED, the undersigned, [MITEL NETWORKS CORPORATION, a company organized under the laws of Canada (the “Canadian Borrower”)] / [MITEL US HOLDINGS, INC., a Delaware corporation (the “U.S. Borrower”)], promises to pay, without setoff or counterclaim, to the order of JEFFERIES FINANCE LLC (the “Swing Line Lender”) on the Stated Maturity Date for Swing Line Loans the principal amount of                      DOLLARS [ $ / C$ ] or, if less than such principal amount, the aggregate unpaid principal amount of all Swing Line Loans made in Canadian or U.S. Dollars by the Swing Line Lender pursuant to the Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among [the Canadian Borrower/Mitel Networks Corporation, a company organized under the laws of Canada (the “Canadian Borrower”),] [the U.S. Borrower/Mitel US Holdings, Inc., a Delaware corporation (the “U.S. Borrower”)], the various financial institutions from time to time parties thereto, as Lenders and JEFFRIES FINANCE LLC, as Canadian administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Canadian Administrative Agent”) and as the Collateral Agent for the Secured Parties.

The [Canadian] / [U.S.] Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until the Stated Maturity Date (whether by acceleration or otherwise) and, after the Stated Maturity Date, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

Payments of both principal and interest are to be made in the Currency in which the relevant Swing Line Loan was made, in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Swing Line Note is one of the Swing Line Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swing Line Note and for a statement of the terms and conditions on which the [Canadian] / [U.S.] Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Swing Line Note and on which such Indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS SWING LINE NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Signature on Following Page]

Exhibit A-4-1

IN WITNESS WHEREOF, the undersigned has caused this Swing Line Note to be executed and delivered by its duly Authorized Officer on the date first written above.

[MITEL NETWORKS CORPORATION

By:
Name:
Title:]

[MITEL US HOLDINGS, INC.

By:
Name:
Title:]

Exhibit A-4-2

SWING LINE LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Swing Line Loan Made [C$] [$]	Canadian Prime Rate	Alternate Base Rate	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

Exhibit A-4-3

EXHIBIT A-5

FORM OF

ACCEPTANCE NOTE

C$	, 20

FOR VALUE RECEIVED, Mitel Networks Corporation, a company organized under the laws of Canada (in its capacity as the borrower of the Canadian Credit Extensions, the “Canadian Borrower”) hereby promises to pay, without setoff or counterclaim, to the order of [NAME OF LENDER] or its registered assigns (the “Canadian Lender”) the principal sum of                      CANADIAN DOLLARS (C$            ). The undiscounted principal amount hereof shall be repaid on              , 20    . The Canadian Borrower further agrees that interest shall be paid herein by the Canadian Lender discounting the face amount of this Acceptance Note in the manner described in Section 2.8.3 of that certain Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Canadian Borrower, Mitel US Holdings, Inc., a Delaware corporation, the various financial institutions from time to time parties thereto, as the Lenders and Jefferies Finance, LLC, as the Administrative Agent and the Collateral Agent. Terms used in this note (this “Acceptance Note”), unless otherwise defined herein, have the meanings provided in the Credit Agreement.

Payments of both principal and interest are to be made in Canadian Dollars in same day or immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.

This Acceptance Note is one of the Acceptance Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Acceptance Note and for a statement of the terms and conditions on which the Canadian Revolving Loan Borrowers are permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Acceptance Note and on which such Indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS ACCEPTANCE NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[Signature on the Following Page]

Exhibit A-5-1

IN WITNESS WHEREOF, the undersigned has caused this Acceptance Note to be executed and delivered, by its duly Authorized Officer on the date first written above.

MITEL NETWORKS CORPORATION

By:
Name:
Title:

Exhibit A-5-2

EXHIBIT B-1

FORM OF

CANADIAN REVOLVING LOAN

BORROWING REQUEST

[            ,         ]

Jefferies Finance LLC,

  as the Administrative Agent

520 Madison Avenue

New York, New York 10022

Attn: Account Manager – Mitel

  Networks Corporation

Fax: 212-284-3444

MITEL NETWORKS CORPORATION

Ladies and Gentlemen:

This Borrowing Request is delivered to you pursuant to Section 2.3 of the Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel Networks Corporation, a company organized under the laws of Canada (the “Canadian Borrower”), Mitel US Holdings, Inc., a Delaware corporation, the various financial institutions and other Persons from time to time parties thereto, as the Lenders and JEFFRIES FINANCE LLC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and as the Collateral Agent. Terms used in this Borrowing Request, unless otherwise defined herein, have the meanings provided in the Credit Agreement for the Secured Parties.

[The undersigned Canadian Borrower hereby requests that a Canadian Revolving Loan be made in the aggregate principal amount of [C][$]             on             ,          as a [LIBO Rate Loan1 having an Interest Period of [1][2][3][6] months2 [Canadian BA3 having an Interest Period of [30][60][90][180] days] [Alternate Base Rate Loan4] [Canadian Prime Rate Loan5.]]

[1]	For Canadian Revolving Loans denominated in U.S. Dollars.
[2]	May select Interest Period of 12 months or less if consented to by all Lenders.
[3]	For Canadian Revolving Loans denominated in Canadian Dollars.
[4]	For Canadian Revolving Loans denominated in U.S. Dollars.
[5]	For Canadian Revolving Loans denominated in Canadian Dollars.

Exhibit B-1-1

[The undersigned Canadian Borrower hereby requests that a Canadian Swing Line Loan be made in the aggregate principal amount of $             on              ,          as [an Alternate Base Rate Loan6] [a Canadian Prime Rate Loan7].

The undersigned Canadian Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the undersigned Canadian Borrower of the proceeds of the Loans requested hereby constitutes a representation and warranty by the undersigned Canadian Borrower that, on the date of the making of such Loans (both immediately before and after giving effect thereto and to the application of the proceeds therefrom) all statements set forth in Section 5.2.1 of the Credit Agreement are true and correct.

The undersigned Canadian Borrower hereby agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Unless the Administrative Agent shall receive prior written notice to the contrary from the undersigned Canadian Borrower, each matter certified to herein shall be deemed certified as true and correct in all material respects on the date of such Borrowing as if then made.

Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Person to be Paid
Amount to be Transferred	Name	Account No.	Name, Address, etc. of Transferee Lender

[C] [$]			Attention:

[C] [$]			Attention:

[C] [$]			Attention:

Balance of such proceeds	The Canadian Borrower		Attention:

[6]	For Canadian Swing Line Loans denominated in U.S. Dollars.
[7]	For Canadian Swing Line Loans denominated in Canadian Dollars.

Exhibit B-1-2

IN WITNESS WHEREOF, the undersigned Canadian Borrower has caused this Borrowing Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly Authorized Officer on the date first written above.

MITEL NETWORKS CORPORATION

By:
Name:
Title:

Exhibit B-1-3

EXHIBIT B-2

FORM OF

TERM LOAN/U.S. REVOLVING LOAN BORROWING REQUEST

[                 ,         ]

Jefferies Finance LLC,

  as the Administrative Agent

520 Madison Avenue

New York, New York 10022

Attn: Account Manager – Mitel

  Networks Corporation

Fax: 212-284-3444

MITEL US HOLDINGS, INC.

Ladies and Gentlemen:

This Borrowing Request is delivered to you pursuant to Section 2.3 of the Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel Networks Corporation, a company organized under the laws of Canada, Mitel US Holdings, Inc., a Delaware corporation (the “U.S. Borrower”), the various financial institutions and other Persons (as defined therein) from time to time parties thereto, as the Lenders and Jefferies Finance LLC as administrative agent, together with its successors and assigns (in such capacity the “Administrative Agent”) and as Collateral Agent for itself and on behalf of the Secured Parties. Terms used in this Borrowing Request, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

[The undersigned U.S. Borrower hereby requests that a Term Loan be made in the aggregate principal amount of $             on                          ,          as a [Base Rate Loan] [LIBO Rate Loan having an Interest Period of [1][2][3][6] months]]1.

[The undersigned U.S. Borrower hereby requests that a U.S. Revolving Loan be made in the aggregate principal amount of $             on                          ,          as an [Alternate Base Rate Loan] [LIBO Rate Loan having an Interest Period of [1][2][3][6] months]]2.

[1]	May select Interest Period of 12 months or less if consented to by all Lenders.
[2]	May select Interest Period of 12 months or less if consented to by all Lenders.

Exhibit B-2-1

[The undersigned U.S. Borrower hereby requests that a U.S. Swing Line Loan be made in the aggregate principal amount of $             on                          ,          as an Alternate Base Rate Loan.

The undersigned U.S. Borrower hereby acknowledges that, pursuant to Section 5.2.2 of the Credit Agreement, each of the delivery of this Borrowing Request and the acceptance by the undersigned U.S. Borrower of the proceeds of the Loans requested hereby constitutes a representation and warranty by the undersigned U.S. Borrower that, on the date of the making of such Loans, and both before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Section 5.2.1 of the Credit Agreement are true and correct.

The undersigned U.S. Borrower agrees that if prior to the time of the Borrowing requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the Borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the undersigned U.S. Borrower, each matter certified to herein shall be deemed to be certified as true and correct in all material respects at the date of such Borrowing as if then made.

Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Person to be Paid
Amount to be Transferred	Name	Account No.	Name, Address, etc. of Transferee Lender

$			Attention:

$			Attention:

$			Attention:

Balance of such proceeds	U.S. Borrower		Attention:

Exhibit B-2-2

IN WITNESS WHEREOF, the undersigned U.S. Borrower has caused this Borrowing Request to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer on the date first written above.

MITEL US HOLDINGS, INC.

By:
Name:
Title:

Exhibit B-2-3

EXHIBIT C-1

FORM OF

CANADIAN REVOLVING LOAN

CONTINUATION/CONVERSION NOTICE

[                 ,         ]

Jefferies Finance LLC,

  as the Administrative Agent

520 Madison Avenue

New York, New York 10022

Attn: Account Manager – Mitel

  Networks Corporation

Fax: 212-284-3444

MITEL NETWORKS CORPORATION

Ladies and Gentlemen:

This Continuation/Conversion Notice is delivered to you pursuant to Section 2.4 of the Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel Networks Corporation, a company organized under the laws of Canada (the “Canadian Borrower”), Mitel US Holdings, Inc., a Delaware corporation, the various financial institutions from time to time parties thereto, as the Lenders and Jefferies Finance LLC, in its capacity as the Administrative Agent together with its successors and assigns and the Collateral Agent for itself and on behalf of the Secured Parties. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

The Canadian Borrower hereby requests that on                          ,          (the “Continuation/Conversion Date”),

(1) [C] [$]             of the presently outstanding principal amount of the Canadian Revolving Loans originally made on                          ,         ,

(2) all presently being maintained as [Alternate Base Rate Loans][Canadian Prime Rate Loans] [LIBO Rate Loans having an Interest Period ending on the Continuation/Conversion Date][Canadian BAs having an Interest Period ending on the Continuation/Conversion Date],

(3) be [converted into] [continued as],

Exhibit C-1-1

(4) [LIBO Rate Loans1 having an Interest Period of [1][2][3][6] months] [Canadian BA having an Interest Period of [30][60][90][180] days]2 [Alternate Base Rate Loans3][Canadian Prime Rate Loans4].5

The Canadian Borrower hereby:

(a) certifies and warrants that no Default has occurred and is continuing; and

(b) agrees that if prior to the time of the [continuation] [conversion] requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent.

Except to the extent, if any, that prior to the time of the [continuation] [conversion] requested hereby the Administrative Agent shall receive written notice to the contrary from the Canadian Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such [continuation] [conversion] as if then made.

[1]	For Canadian Revolving Loans denominated in U.S. Dollars.
[2]	For Canadian Revolving Loans denominated in Canadian Dollars.
[3]	For Canadian Revolving Loans denominated in U.S. Dollars.
[4]	For Canadian Revolving Loans denominated in Canadian Dollars.
[5]	May select Interest Period of 12 months or less if consented to by all Lenders.

Exhibit C-1-2

IN WITNESS WHEREOF, the Canadian Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer on the date first written above.

MITEL NETWORKS CORPORATION

By:
Name:
Title:

Exhibit C-1-3

EXHIBIT C-2

FORM OF

TERM LOAN/U.S. REVOLVING LOAN

CONTINUATION/CONVERSION NOTICE

[                 ,         ]

Jefferies Finance LLC,

  as the Administrative Agent

520 Madison Avenue

New York, New York 10022

Attn: Account Manager – Mitel

  Networks Corporation

Fax: 212-284-3444

MITEL US HOLDINGS, INC.

Ladies and Gentlemen:

This Continuation/Conversion Notice is delivered to you pursuant to Section 2.4 of the Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel Networks Corporation, a company organized under the laws of Canada, Mitel US Holdings, Inc., a Delaware corporation (the “U.S. Borrower”), the various financial institutions from time to time parties thereto, as the Lenders and Jefferies Finance LLC as Administrative Agent, together with its successors and assigns (in such capacity the “Administrative Agent”) and as Collateral Agent for itself and on behalf of the Security Parties. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

The undersigned U.S. Borrower hereby requests that on                          ,         ,

(1) $             of the presently outstanding principal amount of the [U.S. Revolving Loans] [Term Loans] originally made on                          ,         , presently being maintained as [Alternate Base Rate Loans][LIBO Rate Loans],

(2) be [converted into] [continued as],

(3) [LIBO Rate Loans having an Interest Period of [1][2][3][6] months]1 [Alternate Base Rate Loans].

[1]	May select Interest Period of 12 months or less if consented to by all Lenders.

Exhibit C-2-1

The undersigned U.S. Borrower hereby:

(a) certifies and warrants that no Default has occurred and is continuing; and

(b) agrees that if prior to the time of the [continuation] [conversion] requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent.

Except to the extent, if any, that prior to the time of the [continuation] [conversion] requested hereby the Administrative Agent shall receive written notice to the contrary from the undersigned U.S. Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such [continuation] [conversion] as if then made.

Exhibit C-2-2

IN WITNESS WHEREOF, the undersigned U.S. Borrower has caused this Continuation/Conversion Notice to be executed and delivered, and the certifications and warranties contained herein to be made, by its duly Authorized Officer on the date first written above.

MITEL US HOLDINGS, INC.

By:
Name:
Title:

Exhibit C-2-3

EXHIBIT D

FORM OF

LENDER ASSIGNMENT AGREEMENT

This Lender Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent, as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor or the Administrative Agent. Any such sale or assignment to a Disqualified Lender shall be void ab initio, unless such sale or assignment is approved by the Borrower.

1.	Assignor:

2.	Assignee:	[and is an [existing Lender][Affiliate of an existing Lender][Approved Fund]][1]

3.	Administrative Agent:	Jefferies Finance LLC together with its successors and assigns as the Administrative Agent under the Credit Agreement.

4.	Credit Agreement:	The Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel Networks Corporation, a company organized under the laws of Canada (the “Canadian Borrower”), Mitel US Holdings, Inc., a Delaware corporation (the “U.S. Borrower”; the U.S. Borrower together with the Canadian Borrower, collectively, the “Borrowers” and each a “Borrower”), the various financial institutions from time to time parties thereto, as the Lenders and Jefferies Finance LLC, as the Administrative Agent and the Collateral Agent.

5.	Assigned Interest:

[1]	Select as applicable.

Exhibit D-1

REVOLVING LOAN:

Aggregate Amount of Commitment for all Revolving Loan Lenders	Amount of Commitment Assigned	Percentage Assigned of Commitment[2]

$	$		%

TERM LOAN:

Aggregate Amount of Loans for all Term Loan Lenders	Amount of Term Loans Assigned	Percentage Assigned of Term Loans[3]

$	$		%

Effective Date:                          , 20     (the “Effective Date”) [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE ASSIGNMENT REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Revolving Loan Lenders thereunder.
[3]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Term Loan Lenders thereunder.

Exhibit D-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted and Acknowledged this day of , :

[JEFFERIES FINANCE LLC as Administrative Agent [and as Swing Line Lender]][4]

By:
Name:
Title:

[TORONTO DOMINION (NEW YORK) LLC, as an Issuer

By:
Name:
Title:

THE TORONTO DOMINION BANK, as an Issuer

By:
Name:
Title:][5]

[4]	If required.
[5]	If required.

Exhibit D-3

[Accepted and Acknowledged this day of , :

MITEL NETWORKS CORPORATION

By:
Name:
Title:]

MITEL U.S. HOLDINGS, INC.

By:
Name:
Title:][6]

[6]	If required.

Exhibit D-4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any collateral thereunder, (iii) the financial condition of the applicable Borrower, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the applicable Borrower, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (other than any requirement that it be approved by the Administrative Agent, an Issuer, the Swing Line Lender or the applicable Borrower), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to the Section 7.1.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, (v) if necessary, attached hereto is any documentation required to be delivered by it pursuant to Section 4.6 of the Credit Agreement, duly completed and executed by the Assignee, and (vi) after reviewing the entire Item 1.01 of the Disclosure Schedule to the Credit Agreement, it is not a Disqualified Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender (and, specifically, as a Lender of the Loans for which it is taking an assignment hereunder). [The Assignee confirms that                     will be acting as the Canadian Lender and that                     will be acting as the U.S. Lender.]7

[7]	To be used in connection with assignments of the Revolving Loan Facility.

Exhibit D-5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. Consent. Notwithstanding any other provisions hereof, to the extent the approvals or consents of or notice to the applicable Borrower, the Administrative Agent, the Swing Line Lender and/or any Issuer are required for the Assignee to be an “Eligible Assignee” or under Section 12.10.2 of the Credit Agreement, the assignment and delegation contemplated in this Assignment shall not be effective unless such approvals, consents or notices shall have been obtained and in any event no such assignment and delegation shall be effective unless and until such assignment has been recorded in the Assignment Register by the Administrative Agent.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D-6

EXHIBIT E

FORM OF

COMPLIANCE CERTIFICATE

MITEL NETWORKS CORPORATION

[            ], 20

This Compliance Certificate (this “Certificate”) is delivered by Mitel Networks Corporation (the “Parent”), a company organized under the laws of Canada, pursuant to clause (c) of Section 7.1.1 of that certain Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Parent, as the Canadian Borrower, Mitel US Holdings, Inc., a Delaware corporation, as the U.S. Borrower, the various financial institutions and other Persons (as defined therein) from time to time parties thereto, as the Lenders, and Jefferies Finance LLC, as the Administrative Agent and the Collateral Agent. Terms used herein, unless otherwise defined herein, have the meanings provided in the Credit Agreement.

This Certificate relates to the                      [Fiscal Quarter] [Fiscal Year], commencing on                     ,              and ending on             ,          (such latter date being the “Computation Date”).

The undersigned is duly authorized to execute and deliver this Certificate on behalf of the Parent. By executing this Certificate, the undersigned hereby certifies to the Administrative Agent and Lenders that as of the Computation Date:

(a) Attached hereto as Annex I

[are the unaudited consolidated balance sheets of the Parent and its Subsidiaries as at the Fiscal Quarter ended [                    ] and the consolidated statements of income and cash flow of the Parent and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, including (in each case, commencing with the Fiscal Quarter ending March 31, 2015) in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Parent (subject to normal year-end audit adjustments)]1

[are copies of the consolidated balance sheets of the Parent and its Subsidiaries, and the related consolidated statements of income and cash flow of the Parent and its Subsidiaries, for

[1]	INCLUDE FOR QUARTERLY FINANCIAL DELIVERABLES.

Exhibit E-1

the Fiscal Year ended [                    ], setting forth in comparative form (commencing with the Fiscal Year ending December 31, 2015) the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by [                    ], an independent public accountant acceptable to the Administrative Agent, stating that, in performing the examination necessary to deliver the audited consolidated financial statements of the Parent, no knowledge was obtained of any Event of Default (such certificate may be limited to accounting matters and disclaim responsibility for legal interpretation).]2

(b) [Attached hereto as Annex II is a copy of management’s discussion and analysis of the financial condition and results of operations for the Fiscal Year ended [                    ], as compared to the previous Fiscal Year].

(c) The financial statements delivered with this Certificate in accordance with clauses (a) or (b) of Section 7.1.1 of the Credit Agreement fairly present in all material respects the financial condition of the Parent and its Subsidiaries (subject to the absence of footnotes and to normal year-end adjustments in the case of unaudited financial statements).

(d) Any other information presented in connection with this Certificate (including the Attachments hereto) is correct and complete in all material respects.

(e) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on the Computation Date was [$            ], as computed on Attachment 1 hereto.

(f) The Leverage Ratio on the Computation Date was [        :1], as computed on Attachment 2 hereto.

(g) No Default or Event of Default has occurred and is continuing, except as set forth on Attachment 3 hereto, which includes a description of the nature and period of existence of such Default or Event of Default and what action the Parent, the Borrower or any other Obligor has taken, is taking and proposes to take with respect thereto.

(h) [Excess Cash Flow, as demonstrated by the calculation on Attachment 4 hereto, for the Fiscal Year ending                      equals $            .]3

(i) Except as set forth on Attachment 5 hereto, subsequent to the date of the most recent Compliance Certificate submitted by the undersigned pursuant to clause (c) of Section 7.1.1 of the Credit Agreement, [no Subsidiary has been formed or acquired]/[each Material Subsidiary that has been formed or acquired since such date has complied with Section 7.1.8 of the Credit Agreement].

[2]	INCLUDE FOR ANNUAL FINANCIAL DELIVERABLES.
[3]	INCLUDE FOR ANNUAL FINANCIAL DELIVERABLES.

Exhibit E-2

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed and delivered, and the certification and warranties contained herein to be made, by its chief financial or accounting Authorized Officer as of the date first above written.

MITEL NETWORKS CORPORATION

By:
Name:
Title:

Exhibit E-3

Attachment 1

(to     /    /     Compliance

Certificate)

CONSOLIDATED EBITDA4

1. Consolidated EBITDA for the four consecutive Fiscal Quarters ending on the Computation Date (the “Computation Period”):

(a) Net Income for the Computation Period:

(i) the aggregate of all amounts which would be included as net income on the consolidated financial statements of the Parent and its Subsidiaries for the Computation Period in accordance with GAAP:	$

(ii) Extraordinary gains otherwise included in such Net Income during the Computation Period:	$

(iii) Extraordinary losses otherwise included in such Net Income during the Computation Period:	$

(iv) Net Income: Item 1(a)(i) minus the sum of Item 1(a)(ii) and Item 1(a)(iii):	$

Plus:

(b) In each case (except pursuant to clause (xiii) below) to the extent deducted in the calculation of Net Income set forth above, but without duplication (and all determined in accordance with GAAP):

(i) income tax expense:	$

(ii) interest expense:	$

(iii) amounts attributable to the depreciation and amortization of assets:	$

(iv) foreign exchange gains and losses:	$

[4]	For all purposes hereunder, “Consolidated EBITDA” for the three-month fiscal periods ending: (a) June 30, 2013 shall be deemed to be $32,600,000; (b) September 30, 2013 shall be deemed to be $35,100,000; (c) December 31, 2013 shall be deemed to be $39,300,000; and (d) March 31, 2014 shall be deemed to be $25,000,000.

Exhibit E-4

(v) (a) extraordinary cash charges or (b) Non-Recurring cash charges or (c) cash charges related to the headcount reductions (including associated severance), operation improvements or efficiencies, and similar restructuring initiatives, in an aggregate amount not to exceed during any period of four consecutive Fiscal Quarters 15% of Consolidated EBITDA for such period (as calculated before giving effect to any addbacks pursuant to this clause (c)) for the Computation Period (as calculated before giving effect to any addbacks pursuant to this clause (v) for the applicable period):

$

(vi) (a) extraordinary non-cash charges or (b) Non-Recurring non-cash charges or (c) non-cash charges related to headcount reductions (including associated severance), operational improvements or efficiencies, and similar restructuring initiatives, which do not represent a cash item in the applicable period or any future period (including without limitation non-cash charges from the application of purchase accounting adjustments):

$

(vii) fees, costs and expenses related to headcount reductions (including associated severance), operational improvements or efficiencies, and similar restructuring initiatives, in each case, that are (a) in connection with the Acquisition, (b) described in the Confidential Information Memorandum, (c) reasonably anticipated by the Borrowers in good faith as of any date of determination, and (d) reasonably expected to be realized within twenty four (24) months of the reduction, improvement, efficiency, or initiative giving rise to such fee, cost or expense:

$

(viii) costs and expenses directly incurred, within 120 days following the Closing Date, in connection with the Transactions during such period.	$

(ix) costs and expenses as and when incurred in connection with (a) to the extent not included in clause (viii) above, the credit facilities under the Credit Agreement, (b) any Permitted Acquisition, and (c) any other acquisition (whether or not consummated); provided that, the amount of costs and expenses relating to any Permitted Acquisition that may be added back to Net Income pursuant to clause (b) above of shall not exceed an amount equal to 10% of the purchase price for such Permitted Acquisition; and further provided that, the amount of costs and expenses relating to any other acquisition (whether or not consummated) that may be added back to Net Income pursuant to this clause (c) above shall not exceed $5,000,000 for the applicable period:

$

Exhibit E-5

(x) non-cash charges and losses attributable to stock-based compensation expense:	$

(xi) non-cash charges with respect to the write-down or impairment of goodwill and other intangibles; minus to the extent (and only to the extent) included in determining Net Income, income attributable to the cancellation of Indebtedness issued by an Obligor (including as a result of a debt exchange):

$

(xii) any reduction in net income resulting from a change in the carrying value of any assets or liabilities acquired in connection with the Transaction or with an acquisition, resulting from recording such asset or liability at fair value as required under GAAP for business combinations:

$

(xiii) cost savings, synergies and operating expense reductions, in each case, that are (a) in connection with the Acquisition, (b) described in the Confidential Information Memorandum, (c) reasonably anticipated by the Borrowers in good faith as of any date of determination, and (d) reasonably expected to be realized within twenty four (24) months of the action giving rise to such cost savings, synergy or operating expense reduction; provided that such cost savings, synergies and operating expense reductions (1) are reasonably identifiable and factually supportable, and (2) do not exceed the lesser of (A) the actual amount thereof, and (2) the amount set forth in the Confidential Information Memorandum:

$

(xiv) the sum of Item 1(b)(i) through Item 1(b)(xiii).	$

2. Consolidated EBITDA (Item 1(a)(iv) plus Item 1(b)(xiv):	$

Exhibit E-6

Attachment 2

(to     /    /     Compliance

Certificate)

LEVERAGE RATIO

for the Fiscal Quarter

ending on                     ,

1. The Leverage Ratio for the Parent and its Subsidiaries as of the Computation Date equals:

(a) Consolidated Total Debt outstanding as of the Computation Date determined without duplication as of the Computation Date:

(i) the outstanding principal amount of all obligations for borrowed money or advances and all obligations evidenced by bonds, debentures, notes or similar instruments:	$

(ii) the outstanding principal amount of all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of Parent or any of its Subsidiaries (which in the case of Letter of Credit Outstandings shall exclude the aggregate amount which is undrawn and available under all issued and outstanding Canadian Letters of Credit and U.S. Letters of Credit):

$

(iii) the outstanding principal amount of all Capitalized Lease Liabilities:	$

(iv) all Contingent Liabilities in respect of Item 1(a)(i) through Item 1(a)(iii).	$

(b) The sum of Item 1(a)(i) through Item 1(a)(iv).	$

(c) To the extent (but only to the extent) in excess of the amount permitted in clause (m) of Section 7.2.2, the amount of all such Indebtedness of the type described in such clause (m).	$

(d) The sum (without duplication) of Item (b) plus Item (c)	$

(e) Unrestricted cash of the Parent and its Subsidiaries as of such date up to a maximum of $50,000,000 (provided that	$

Exhibit E-7

such cash shall not be subject to any Lien other than a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and other than Liens permitted under Section 7.2.3(f) of the Credit Agreement):

(f) Consolidated Total Debt (Item (d) minus Item (e)).	$

(g) Consolidated EBITDA (as calculated in Attachment 1 hereto)	$

2. Leverage Ratio (the ratio of Item 1(f) to Item 1(g))	$

Exhibit E-8

Attachment 3

(to     /    /     Compliance

Certificate)

CONDITIONS OR EVENTS WHICH CONSTITUTE A DEFAULT OR EVENT OF DEFAULT

[If any condition or event exists that constitutes a Default or Event of Default, specify nature and period of existence and what action the Parent, the Borrowers or any other Obligor has taken, is taking or proposes to take with respect thereto; if no condition or event exists, state “None.”]

Exhibit E-9

Attachment 4

(to     /    /     Compliance

Certificate)

EXCESS CASH FLOW

1. Excess Cash Flow is calculated for the Parent and its Subsidiaries for the Fiscal Year ended [ ][5], and is defined as follows:

(a) Consolidated EBITDA (as calculated in Attachment 1 hereto (for the period ended [ ])):	$

(b) the sum, without duplication, of:

(i) Interest Expense actually paid in cash:	$

(ii) scheduled principal repayments, to the extent actually made, of capitalized leases and of Term Loans pursuant to clause (c) of Section 3.1.1 (exclusive of repayments made from a refinancing of any portion of such Indebtedness, or pursuant to Section 3.1.1, or made, directly or indirectly, in connection with a cancellation of such Indebtedness of any Obligor, including as a result of any exchange or cancellation of such Indebtedness by such Obligor or any of its Affiliates):

$

(iii) income Taxes actually paid in cash:	$

(iv) Capital Expenditures made in cash (exclusive of Capital Expenditures financed with the proceeds of Indebtedness, equity issuances, casualty proceeds or other proceeds which are not included in Consolidated EBITDA):

$

(v) without limiting clause (ii) above, other voluntary prepayments of Indebtedness (exclusive of any prepayments of revolving Indebtedness unless a corresponding reduction is made to the commitments with respect thereto):

$

(vi) permitted Investments made during such period:	$

(vii) the cash portion of any consideration and related fees and expenses actually paid in connection with the Acquisition and any other Permitted Acquisition:	$

[5]	For 2014, to be calculated for the period from April 1, 2014 to December 31, 2014

Exhibit E-10

(viii) the Consolidated Working Capital Adjustment for such period:	$

(ix) all cash charges to the extent added back to Net Income pursuant to clauses (iv), (v), (vii), (viii), (ix) and (x) of part (b) of Attachment 1:	$

(x) the sum of Items 1(b)(i) through (ix):	$

2. Excess Cash Flow (Item (1)(a) minus Item (1)(b)(x)):	$

Exhibit E-11

Attachment 5

(to     /    /     Compliance

Certificate)

ORGANIZATION/LOCATION CHANGES

[If any Obligor has formed or acquired any new Subsidiary, such change shall be specified below; if no such change has been made, state “None.”]

Exhibit E-12

ANNEX I

FINANCIAL INFORMATION

Exhibit E-13

ANNEX II

MANAGEMENT DISCUSSION

Exhibit E-14

EXHIBIT F

FORM OF

SUBSIDIARY GUARANTY

See attached.

Exhibit F-1

EXHIBIT G-1

FORM OF

U.S. PLEDGE AND SECURITY AGREEMENT

See attached.

Exhibit G-1-1

EXHIBIT G-2

FORM OF

CANADIAN PLEDGE AND SECURITY AGREEMENT

See attached.

Exhibit G-2-2

EXHIBIT H

FORM OF

INTERCOMPANY SUBORDINATION AGREEMENT

SEE ATTACHED.

Exhibit H-1

EXHIBIT I-1

FORM OF

SPONSOR PERMITTED

ASSIGNEE ASSIGNMENT AGREEMENT

Reference is made to the Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel Networks Corporation, a company organized under the laws of Canada (the “Canadian Borrower”), Mitel US Holdings, Inc., a Delaware corporation (the “U.S. Borrower”), the various financial institutions from time to time parties thereto, as the Lenders and Jefferies Finance LLC, as the Administrative Agent and the Collateral Agent (“Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

1.                      (“Assignor”) hereby irrevocably sells and assigns, without recourse, to                      (“Assignee”), and Assignee and hereby irrevocably purchases and assumes, from Assignor, without recourse to Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Assignment Register), the interests set forth below (the “Assigned Interest”) in Assignor’s rights and obligations with respect to the Term Loan Commitment and the Term Loans under the Credit Agreement and the other Loan Documents, which are outstanding immediately before the Effective Date. Assignee shall be a Sponsor Permitted Assignee. From and after the Effective Date (i) Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Sponsor Permitted Assignee Assignment Agreement (the “Assignment Agreement”), have the rights and obligations of a Sponsor Permitted Assignee thereunder and under the Loan Documents and (ii) Assignor shall, to the extent of the interests assigned by this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

2. Assignor (i) represents and warrants that as of the Effective Date, it is the legal and beneficial owner of the interests assigned hereunder free and clear of any lien, encumbrance or other adverse claim created by Assignor and that its Term Loan Commitment and the outstanding balance of its Term Loans without giving effect to assignments thereof which have not become effective, are as set forth in this Assignment Agreement; (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; and (iii) except as set forth above, makes no other representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of any Borrower or any of its Subsidiaries or the performance or observance by any Borrower or any other Obligor of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

Exhibit I-1-1

3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and become a Lender under the Credit Agreement and the other Loan Documents (iii) confirms that it has received a copy of the Credit Agreement, the other Loan Documents, together with copies of the most recent financial statements referred to in delivered pursuant to Section 7.1.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iv) agrees that it will, independently and without reliance upon Administrative Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (v) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will be bound by the provisions of the Credit Agreement and the other Loan Documents and will perform in accordance with their terms all obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Sponsor Permitted Assignee including, for the avoidance of doubt, the requirements of Section 4.6 of the Credit Agreement as if it were a Lender; (vii) represents to Assignor and the Administrative Agent that as of the Effective Date, neither it nor any person that directly or indirectly controls it, is in possession of any material non-public information regarding Parent, any Borrower and its Subsidiaries, or their respective assets or securities, that has not been disclosed generally to the Lenders which are not “public side” Lenders prior to such date; (viii) after giving effect to the transactions contemplated by this Assignment Agreement, the aggregate principal amount of all Term Loans held by all Sponsor Permitted Assignees shall not exceed the amount permitted pursuant to Section 12.10.2(f)(i)(A) of the Credit Agreement and (ix) confirms that if a proceeding under any Debtor Relief Law shall be commenced by or against a Borrower or any other Obligor at a time when it is a Sponsor Permitted Assignee, it irrevocably authorizes and empowers the Administrative Agent to vote on its behalf with respect to the Loans held by it in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Assignee to vote, in which case such Assignee shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Assignee shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Assignee in a manner that is less favorable in any material respect to such Assignee than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

4. The effective date of this Assignment Agreement shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment Agreement, it will be delivered to the Administrative Agent for acceptance by it

Exhibit I-1-2

and recording by the Administrative Agent pursuant to the Credit Agreement. This Assignment Agreement will be delivered to the Administrative Agent together with (i) to the extent applicable, the forms specified in Section 4.6 of the Credit Agreement, duly completed and executed by such Assignee; (ii) if Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire; and (iii) a processing and recordation fee of $3,500, if required under Section 12.10.2 of the Credit Agreement.

5. Upon such acceptance and recording, from and after the Effective Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Sponsor Permitted Assignee thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Credit Agreement and the other Loan Documents.

6. Upon such acceptance and recording, from and after the Effective Date, Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

7. Assignee hereby grants during the term of this Assignment Agreement to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) with full authority in the place and stead of Assignee and in the name of Assignee, from time to time in the Administrative Agent’s discretion, to take any action and to execute any document, agreement, certificate and other instrument that the Administrative Agent may deem reasonably necessary or desirable to carry out the provisions of, or purpose of, Section 12.10.2(f) of the Credit Agreement. This Assignment Agreement shall not be amended, modified, waived or supplemented without the prior written consent of Assignor, Assignee and the Administrative Agent.

8. THIS ASSIGNMENT AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

9. This Assignment Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment Agreement. Receipt by telecopy or other electronic transmission of any executed signature page to this Assignment Agreement shall constitute effective delivery of such signature page.

Exhibit I-1-3

SCHEDULE 1

to

Sponsor Permitted Assignment Agreement

Effective Date of Assignment:	(the “Effective Date”)

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Percentage Assigned of Term Loan/Commitment:

Term Loan	Principal Amount Assigned	Percentage Assigned of Term Loan/ (set forth, to at least 15 decimals, as a percentage of the Term Loans and the aggregate Term Loan Commitments of all Lenders thereunder)

Term Loans	$		%

[Signature Page Follows]

Exhibit I-1-4

The terms set forth above are hereby agreed to:

as ASSIGNOR

By:
Name:
Title:

as ASSIGNEE

By:
Name:
Title:

Consented to and accepted:

JEFFERIES FINANCE LLC,
as Administrative Agent

By:
Name:
Title:

Exhibit I-1-5

EXHIBIT I-2

FORM OF

AFFILIATE ASSIGNMENT NOTICE

Jefferies Finance LLC,

  as the Administrative Agent

520 Madison Avenue

New York, New York 10022

Attn: Account Manager – Mitel

 Networks Corporation

Fax: 212-284-3444

Re: Credit Agreement, dated as of January 31, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Mitel Networks Corporation, a company organized under the laws of Canada (the “Canadian Borrower”), Mitel US Holdings, Inc., a Delaware corporation (the “U.S. Borrower”), the various financial institutions and other Persons (as defined therein) from time to time parties thereto, as the Lenders and Jefferies Finance LLC, as the Administrative Agent and the Collateral Agent (“Administrative Agent”)

Dear Sir:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 12.10.2(f)(iv) of the Credit Agreement, that

(a) it has entered into an agreement to purchase via assignment a portion of the Term Loans under the Credit Agreement,

(b) the assignor in the proposed assignment is [                    ],

(c) immediately after giving effect to such assignment of the Loans (if accepted), the Proposed Affiliate Assignee will be a Sponsor Permitted Assignee because it is an Affiliate of [insert name of applicable Sponsor],

(d) the principal amount of Term Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is: $            ,

(e) the aggregate amount of all Loans held by such Proposed Affiliate Assignee and each other Sponsor Permitted Assignee which is an Affiliate of [insert name of Applicable Sponsor] after giving effect to the assignment hereunder (if accepted) is $[            ], and

(f) the proposed effective date of the assignment contemplated hereby is [                    , 20    ].

Exhibit I-2-1

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name:
Title:
Phone Number:
Fax:
Email:

Date:

Exhibit I-2-2

EXHIBIT J

FORM OF

MASTER INTERCOMPANY NOTE

See attached.

Exhibit J-1

EXHIBIT K

PERMITTED REORGANIZATION STEPS

[to be provided by Borrowers]

Exhibit K-1